As filed with the U.S. Securities and Exchange Commission on September 30, 2025.

Registration No. 333-285116

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

Amendment No. 5
to
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

______________________

DCR Tech Group Ltd
(Exact name of registrant as specified in its charter)

______________________

Cayman Islands	7819	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 5002, 5th Floor, Building 1,
Shunmei Industrial Park, Shunyi District, Beijing
People’s Republic of China, 100000
+86-010-53676837
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________

Cogency Global Inc.
122 East 42nd Street, 8th Floor
New York, New York 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022	Mitchell Nussbaum Henry Yin Alex Weniger-Araujo Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990

______________________

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby files this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED [ ], 2025

DCR Tech Group Ltd

5,000,000 Class A Ordinary Shares

This is the initial public offering of 5,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of DCR Tech Group Ltd, a Cayman Islands exempted company with limited liability. We expect the offering price of our Class A Ordinary Shares in this offering to be in the range of $4.00 to $6.00 per share. Prior to this offering, there has been no public market for our Class A Ordinary Shares or Class B Ordinary Shares.

DCR Tech Group Ltd ’s issued share capital is a dual class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting right, conversion right, the right to requisite a general meeting and conversion upon transfer pursuant to the provisions of our amended and restated memorandum and articles of association. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 20 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders who (together) hold at least one-tenth of issued Class B Ordinary Shares in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition.

We plan to list our Class A Ordinary Shares on the Nasdaq Capital Market, or Nasdaq, under the symbol “DCR”. Nasdaq might not approve such application, and if our application is not approved, we will not proceed with this offering.

Following this Offering, Fortune Sage Investment Advisors Limited (“Fortune Sage”), which in turn is owned 100% by Mr. Jianru Yang (our Chief Executive Officer, Director, Chairman of the Board), will continue to own more than a majority of the voting power of our outstanding Class A Ordinary Shares and Class B Ordinary Shares. As a result, Fortune Sage can control the outcome of matters submitted to the shareholders for approval. Additionally, we may be deemed a “controlled company” within the meaning of the Nasdaq listing rules and follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. For a more detailed discussion of the risk of the Company being a controlled company, see “Risk Factors — Risks Related to Our Corporate Structure — Our corporate actions will be substantially controlled by our Controlling Shareholder, Fortune Sage Investment Advisors Limited, which will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Class A Ordinary Shares and materially reduce the value of your investment. Additionally, we may be deemed to be a “controlled company” and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders” on page 22 and “Prospectus Summary — Implication of Being a Controlled Company” on page 17 of this prospectus.

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a Cayman Islands holding company with operations conducted by our subsidiaries based in China and that this structure involves unique risks to investors.

This is an offering of the ordinary shares of the Cayman Islands holding company. We conduct our business through our People’s Republic of China (PRC) subsidiaries. You will not and may never have direct ownership or hold equity interests in the PRC subsidiary.

Unless otherwise stated, as used in this prospectus, the terms “DCR Cayman,” “we,” “us,” “our Company,” and the “Company” refer to DCR Tech Group Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands; the terms the “PRC subsidiary” and the “operating subsidiary” refer to Shuzhi Yunku (Beijing) Technology Co., Ltd., or DCR Beijing, an entity organized under the laws of the PRC; the term “PRC subsidiaries” refers to DCR Beijing and its subsidiary, namely Zhidong Guangxun (Qingdao) Technology Co., Ltd, or DCR Qingdao.

DCR Cayman is a Cayman Islands holding company and is not a Chinese operating company. As a holding company with no material operations of its own, it conducts all of its operations and operates its business in China through its PRC subsidiary, DCR Beijing. Because of our corporate structure as a Cayman Islands holding company with operations conducted by our PRC subsidiaries, it involves unique risks to investors. Furthermore, Chinese regulatory authorities could change the rules and regulations regarding foreign ownership in the industry in which the Company operates, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. Investors in our Class A Ordinary Shares should be aware that they do not directly hold equity interests in the Chinese operating subsidiary, but rather are purchasing equity solely in DCR Cayman, our Cayman Islands holding company, which indirectly owns 100% equity interests in the PRC subsidiary. Our Class A Ordinary Shares offered in this offering are shares of our Cayman Islands holding company instead of shares of our subsidiaries in China. Investors may never hold equity interests in the PRC subsidiary. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing, or other procedures of the PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” on page 23.

It is the opinion of our PRC counsel, Jingtian & Gongcheng, that the PRC law do not prohibit any direct foreign investment in the operating subsidiary. The PRC law has a series of administrative provisions governing foreign investment in Chinese subsidiaries. It is the opinion of our PRC counsel, Jingtian & Gongcheng, that as of the date of this prospectus, our PRC subsidiaries have obtained all permissions and approvals required to operate our business in compliance with the relevant laws and regulations in the PRC.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which has come into effect on January 1, 2020. According to the Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The Foreign Investment Law grants national treatment to foreign-invested entities, or FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list.” The Foreign Investment Law provides that FIEs operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list,” such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list,” the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access. On June 30, 2019, MOFCOM and NDRC jointly issued the Negative List (Edition 2019). On June 23, 2020, MOFCOM and NDRC jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List), or the Negative List (Edition 2020), which replaced the Negative List (Edition 2019). On December 27, 2021, MOFCOM and NDRC jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List), or the Negative List (Edition 2021), which replaced the Negative List (Edition 2020). The latest version of the Negative List (Edition 2024) was issued on September 6, 2024, which took effect on November 1, 2024 and superseded the previous lists. Foreign-invested enterprises investing in China shall comply with relevant requirements outlined in the Negative List.

Our PRC subsidiaries are visual content creators in China, dedicated to transforming creative concepts into high-quality visual content for their clients. Given by none of the PRC subsidiaries engaged in any field of activities prohibited from foreign investment under the Negative List, it is the opinion of our PRC counsel, Jingtian & Gongcheng, that any direct foreign investment in our PRC subsidiaries are not prohibited by PRC law. It is the opinion of our PRC counsel, Jingtian & Gongcheng, that as of the date of this prospectus, our PRC subsidiaries have obtained all permissions and approvals required to operate our business in compliance with the relevant laws and regulations in the PRC.

Investing in our Class A Ordinary Shares involves a high degree of risk. Before buying any Class A Ordinary Shares, you should carefully read the discussion of material risks of investing in our Class A Ordinary Shares in “Risk Factors” beginning on page 22 of this prospectus.

In particular, as substantially all of our operations are conducted through the PRC subsidiary, we are subject to certain legal and operational risks associated with our operations in China, including that changes in the legal and economic policies of the PRC government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition and results of operations. PRC laws and regulations governing our current business operations may be changed, and therefore, these risks could result in a material change in our operations and/or the value of our Class A Ordinary Shares or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

On December 28, 2021, the Cyberspace Administration of China, or the “CAC” jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021 version) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020 version). Measures for Cybersecurity Review (2021 version) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” on page 23.

On September 24, 2024, the State Council issued the Regulations on Network Data Security Management which took effect on January 1, 2025, which provides that Network data processors conducting any data processing activities that affect or may affect national security shall undergo national security review in accordance with relevant national regulations. Network data refers to all types of electronic data processed and generated through networks. Network data processing activities refer to such activities as the collection, storage, use, processing, transmission, provision, disclosure, and deletion of network data. Network data processors refer to individuals or organizations that independently determine the purpose and method of processing in network data processing activities.

It is the opinion of our PRC counsel, Jingtian & Gongcheng, that we are also not subject to network data security review by the CAC after the Regulations on Network Data Security Management became effective on January 1, 2025, since we currently do not conduct activities as the collection, storage, use, processing, transmission, provision, disclosure, and deletion of network data or may affect national security and we do not anticipate that we will conduct activities as the collection, storage, use, processing, transmission, provision, disclosure, and deletion of network data or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Regulations on Network Data Security Management. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” on page 23.

On June 24, 2022, the Standing Committee of the 10th National People’s Congress issued the Anti-Monopoly Law of the People’s Republic of China (Amended in 2022) which took effect on August 1, 2022, together with the Provisions of the State Council on Notification Thresholds for Concentrations Between Undertakings (2024 revision), requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB 12 billion and at least two of these operators each had a turnover of more than RMB 800 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB 4 billion, and at least two of these operators each had a turnover of more than RMB 800 million within China) must be cleared by MOFCOM before they can be completed.

It is the opinion of our PRC counsel, Jingtian & Gongcheng, that although the regulation or law of anti-monopoly applies to us, we are not subject to any enforcement, since we currently do not engage in monopolistic behaviors, which we understand might otherwise subject us to the anti-monopoly enforcement., if we expand our business by means of any monopolistic behaviors stipulated in this PRC Anti-Monopoly Law, such as reaches a monopoly agreement, abuse of market dominance, or concentration of operators that has or may have the effect of excluding or restricting competition, we will be subject to the anti-monopoly enforcement.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities

Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing. According to the Circular, we shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures.

It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that we are subject to the permission requirements from the CSRC and are required to file with the CSRC within three business days after submitting the application documents for offering and listing in the United States, and this offering is contingent upon the completion of our filing with the CSRC.

We submitted the filing with the CSRC under the Trial Measures on October 22, 2024 as required by the Trial Measures and we received the feedback from the CSRC on January 16, 2025, which required us to further supplement this matter, including the establishment of our corporate structure and the content of our business. We have not yet received CSRC’s approval, as of the date of this prospectus. However, if we do not maintain the permissions and approvals of the filing procedure in a timely manner under PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” on page 23.

It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, as of the date of this prospectus, other than the feedback we received from the CSRC on January 16, 2025, neither the Company nor any of its subsidiaries has received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange. It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that as of the date of this prospectus, although we are required to complete the filing procedure in connection with our offering

(including this offering and any subsequent offering) and listing under the Trial Measures, which should be completed before our offering and listing in the United States, no other relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors or list on a U.S. or other foreign exchange.

The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the United States. In other words, although the Company has not received any denial to list on the U.S. exchange, such regulatory actions and statements by the PRC government may impact our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange, and our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC government authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any restrictions by PRC government. See “Risk Factors — Risks Related to Doing Business in China” beginning on page 23 and “— Risks Related to this Offering,” beginning on page 42 of this prospectus for a discussion of these legal and operational risks and information that should be considered before making a decision to purchase our Class A Ordinary Shares.

In addition, since 2021, the PRC government has strengthened its anti-monopoly supervision, mainly in three aspects: (1) establishing the National Anti-Monopoly Bureau; (2) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law (draft Amendment published on October 23, 2021 for public opinions), the anti-monopoly guidelines for various industries, and the detailed Rules for the Implementation of the Fair Competition Review System; and (3) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

As of the date of the prospectus, HTL International, LLC, our current auditor, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. The Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection. As of the date of the prospectus, TPS Thayer, LLC, the independent registered public account firm that issued the audit report for the fiscal years ended June 30, 2024 included elsewhere in this prospectus, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. TPS Thayer, LLC is based in the United States and is registered with PCAOB and subject to PCAOB inspection. See “Risk Factors — Risks Related to Doing Business in China — The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 33.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our PRC subsidiary, DCR Beijing. DCR Cayman is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of Hong Kong to provide funding to DCR Cayman through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividends transfers from Hong Kong to the Cayman Islands. Current PRC regulations permit our WFOE to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. To the extent cash in the business is in the PRC, such funds may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of our Company and DCR Beijing by the PRC government to transfer cash. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets of our business, or of DCR Beijing, is in the PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.” PRC regulations currently permit DCR Beijing to pay dividends only out of its accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, if DCR Beijing distributes its after-tax profits for the current financial year, it is required to set aside, at a minimum, 10% of its net income, if any, to fund a statutory surplus reserve until the cumulative amount of such reserve reaches 50% of its registered capital, and such reserve may not be distributed as cash dividends. PRC laws and regulations allow us to provide funding to DCR Beijing only through loans or capital contributions, subject to the filing or approval of government authorities and limits on the amount of capital contributions and loans. As a result, in the event that DCR Beijing incurs debt on its own behalf in the future, the instruments governing the debt may restrict any such entity’s ability to pay dividends or make other distributions to us. See “Risk Factors — Risks Related to Doing Business in China — PRC regulations of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to DCR Beijing which could materially and adversely affect our liquidity and our ability to fund and expand our business.” For more detailed discussion of how cash and other assets are transferred among our Company and our subsidiaries, see “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries,” our condensed consolidating schedules under “Prospectus Summary — Summary of Financial Position and Cash Flows of DCR Tech Group Ltd,” and our audited consolidated financial statements for the fiscal years ended June 30, 2025 and 2024.

Our finance department supervises cash management in accordance with the instructions of our management, establishing the cash operation plan and coordinating cash management matters across subsidiaries and departments. Each subsidiary and department submits a cash demand plan, detailing the requested amount and timing, which is reviewed by the finance department and summarized for management. Management then approves the allocation of cash based on available sources and priority needs. We do not currently have additional policies or procedures governing the transfer of funds, and as of the date of this prospectus, no cash or asset transfers, including dividends or distributions, have occurred between our Company and our subsidiaries. See “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” on page 10. Management regularly monitors the cash position of each entity and prepares monthly budgets to ensure sufficient funds for obligations and adequate liquidity. In the event of a cash shortfall or liquidity issue, the Chief Financial Officer is notified, and with board approval, an intercompany loan may be arranged in accordance with applicable PRC laws and regulations. However, due to oversight or restrictions imposed by the PRC government on the ability to transfer cash or assets, funds may not be available for operations or other uses outside of the PRC or Hong Kong. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to oversight on or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets.”

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. Cayman Islands law prescribes that a company may only pay dividends out of its profits or share premium, and that a company may only pay dividends if, immediately following the date on which the dividend is paid, the company remains able to pay its debts as they fall due in the ordinary course of business. Other than that, there is no restrictions on DCR Cayman’s ability to pay dividends to its shareholders. See “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries,” “Prospectus Summary — Summary of Risk Factors,” and “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to oversight on or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets,” “Risk Factors — Risks Related to Doing Business in China — We are a holding company and we rely on our subsidiaries for funding dividend payments, which are subject to restrictions under PRC laws,” and “Risk Factors — Risks Related to Doing Business in China — Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.”

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. DCR Cayman is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of Hong Kong to provide funding to DCR Cayman through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividend transfers from Hong Kong to the Cayman Islands. Current PRC regulations permit Shuzhi Yunchuang (Beijing) Technology Co., Ltd. (“DCR WFOE” or “WFOE”) to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between PRC subsidiaries. As of the date of this prospectus, no dividends, distributions or transfers has been made between DCR Cayman and any of its subsidiaries. The Company has never made any transfers, dividends, or distributions to its investors. We do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. See “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries,” on page 10, “Prospectus Summary — Summary of Financial Position and Cash Flows of DCR Cayman” on page 19, and “Consolidated Financial Statements” starting from page F-1.

We are an “emerging growth company” as defined under federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” on page 17 for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(5)
Initial public offering price(1)	$5.00	$25,000,000
Underwriting discounts(2)	$0.25	$1,250,000
Non-accountable expense allowance(3)	$0.05	$250,000
Proceeds, before expenses, to us(4)	$4.70	$23,500,000

____________

(1)      Initial public offering price per share is assumed as $5.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)      We have agreed to pay the Representative a discount equal to five percent (5.0%) of the gross proceeds of this offering and each closing of the over-allotment option (if any) sourced by the Representative. For investors not introduced or sourced by the Representative, a fee of four percent (4.0%) of the gross proceeds of this offering will apply. For a description of other terms of the compensation to be received by the Representative, see “Underwriting” beginning on page 121.

(3)      We also agreed to pay the Representative a non-accountable expense allowance in the amount equal to one percent (1%) of the gross proceeds of this offering.

(4)      Excludes underwriting discounts payable to the Representative. The total amount of Representative’s expenses related to this offering is set forth in the section entitled “Underwriting.”

(5)      Assumes that the Representative does not exercise any portion of their over-allotment option.

We expect our total cash expenses for this offering (including cash expenses payable to our Representative for its out-of-pocket expenses) to be approximately $1,242,692, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting” beginning on page 121.

This offering is being conducted on a firm commitment basis by the underwriters (the “Underwriters”), of which D. Boral Capital LLC is acting as the Representative. The Underwriters are obligated to take and pay for all of the Class A Ordinary Shares if any such Class A Ordinary Shares are taken. We have granted the Representative an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts. If the Representative exercises its option in full, the total underwriting discounts payable will be $1,437,500 based on an assumed offering price of $5.00 per ordinary share, and the total gross proceeds to us, after underwriting discounts and before other offering expenses, will be $27,025,000. If we complete this offering, net proceeds will be delivered to us on the applicable closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures that require prior approval from each of the respective local counterparts of China’s Ministry of Commerce, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange. See remittance procedures in the section titled “Use of Proceeds” beginning on page 52.

The Representative expects to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting”, on or about, [    ] 2025.

D. Boral Capital

Prospectus dated            , 2025.

i

ABOUT THIS PROSPECTUS

We and the Underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you and which we have filed with the U.S. Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for our Class A Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Commonly Used Defined Terms

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “Class A Ordinary Shares” refers to the Class A ordinary shares of the Company, par value US$0.0001 per share;

•        “Class B Ordinary Shares” refers to the Class B ordinary shares of the Company, par value US$0.0001 per share;

•        “Controlling Shareholder” refers to Fortune Sage Investment Advisors Limited, a company incorporated under the laws of British Virgin Islands;

•        “DCR Beijing” refers to Shuzhi Yunku (Beijing) Technology Co., Ltd., previously known as Moxing Shangxing (Beijing) Technology Co., Ltd. prior to March 2024 a limited liability company organized under the laws of PRC, which is wholly-owned by DCR WFOE;

•        “DCR Cayman” refers to DCR Tech Group Ltd, an exempted company incorporated under the laws of the Cayman Islands;

•        “DCR HK” refers to DCR Tech Hongkong Limited, a limited liability company organized under the laws of Hong Kong, which is wholly-owned by DCR Cayman;

•        “DCR Qingdao” refers to Zhidong Guangxun (Qingdao) Technology Co., Ltd, a limited liability company organized under the laws of the PRC, which is wholly-owned by DCR Beijing;

•        “DCR WFOE” refers to Shuzhi Yunchuang (Beijing) Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly-owned by DCR HK;

•        “RMB” refers to the legal currency of China;

•        “U.S. dollars,” “$,” “US$,” and “dollars” refer to the legal currency of the United States;

•        “we,” “us,” “our Company,” “the Company,” “our,” “DCR Cayman” refer to DCR Tech Group Ltd;

DCR Beijing and its subsidiaries conduct business in the PRC, using Renminbi, or RMB, the official currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not directly or indirectly sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

We have 22,900,000 issued and outstanding Class A Ordinary Shares and 17,100,000 issued and outstanding Class B Ordinary shares as of the date of this prospectus.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Class A Ordinary Shares.

Overview

The PRC subsidiaries are visual content creators in China, dedicated to transforming creative concepts into high-quality visual content for their clients. The PRC subsidiaries specialize in visual effects production for various sectors, such as film and television, over-the-top (“OTT”) video, games, animations, digital cultural tourism, advertising and extended reality (“XR”). Based on a summary of the “Global Visual Effects Market Report” published by Expert Market Research1 (the “EMR Report”), the global VFX market size was approximately $35.59 billion in 2023. The market is estimated to grow at a CAGR of 12.9% during 2024-2032 to reach a value of $106.04 billion by 2032. According to the “2023-2027 Global Entertainment and Media Outlook: China Summary” published by PwC2 (the “PwC China Outlook”), the market size OTT streaming video in China is expected to grow at a CAGR of 7.41% from 2022 to 2027, while the total box office in China reached $4.54 billion in 2022 and is projected to grow to $13.20 billion in 2027 with a CAGR of 23.77%. As a driving force in the demand of VFX production, China’s internet advertising reached a size of $94.75 billion in 2022 and is estimated to grow at a CAGR of 9% from 2022 to 2027. The management considers the increasing market size of the abovementioned sectors has fueled the growth of the PRC subsidiaries in recent years. The PRC subsidiaries’ comprehensive service offerings span the entire visual content production pipeline, from storyboard design, previsualization to final production. The PRC subsidiaries also strategically outsource selected workloads to third-party visual effect producers to streamline the production process and improve overall project efficiency. This integrated approach ensures seamless project execution, meeting the stringent demands of clients. The PRC subsidiaries’ client base includes high-profile companies across various sectors, reflecting our ability to cater to diverse and complex requirements. The PRC subsidiaries have successfully executed numerous projects for renowned clients in the industry, including Nova Film and Xixi Pictures. The agreements are typically project-based and outline the following material terms: (i) scope of work: each project involves visual effects production for specific content, such as TV series; (ii) technical specifications: the format, resolution, framerate, and other technical requirements for deliverables; (iii) project duration: the duration of projects typically ranging from three months to six months; (iv) production costs and payment schedule: the payment schedule is divided into four installments: (a) the first installment is due within five days of signing the agreement; (b) the second installment is due within five days after the customer approves the sample deliverable when the project is 50% complete; (c) the third installment is due within five days after the customer approves the sample deliverable when the project is 80% complete; and (d) the final installment is due within five days after the customer approves the sample deliverable when the project is 100% complete; (v) bank and payment information: the details related to the payment method and bank account information; (vi) rights and obligations: customary clauses outline the rights and obligations of both parties; (vii) intellectual property and confidentiality: standard clauses regarding intellectual property, confidentiality, representations, and warranties, such as stipulating that all project deliverables belong to the customer, all project-related information must remain confidential, and any party in breach of the agreement must remedy the situation appropriately.

The PRC subsidiaries leverage the proprietary DCR Hub system, which is the self-developed production management ecosystem. As components of the DCR Hub, the PRC subsidiaries have developed a robust portfolio of proprietary tools, software, and plug-ins that enhance production capabilities and workflow management, allowing the PRC subsidiaries to deliver visually stunning and technically sophisticated content from a robust operational workflow. In addition to traditional visual content production, the PRC subsidiaries have expanded into virtual reality content, capitalizing on the growing demand for immersive experiences.

____________

1        https://www.expertmarketresearch.com/reports/visual-effects-market (last visited June 2, 2024)

2        PwC, https://www.pwccn.com/zh/industries/telecommunications-media-and-technology/publications/entertainment-and-media-outlook-2023-2027.html (last visited June 2, 2024)

The PRC subsidiaries generate revenue primarily by providing visual content production service, mainly through fixed-price contracts and milestone-based payments. Clients that the PRC subsidiaries serve include producers, production managers, and visual effect producers from various sectors. The PRC subsidiaries strategically outsource selected workloads to third-party visual effect producers to streamline the production process and improve overall project efficiency. Since DCR Beijing’s inception in 2021, the PRC subsidiaries have served approximately 68 clients. During the fiscal years ended June 30, 2025 and 2024, they served 48 and 17 clients, respectively. For the fiscal years ended June 30, 2025 and 2024, we had revenue of $28.74 million and $15.86 million, respectively, and net income of $1.42 million and $1.19 million, respectively.

Competitive Advantages

We believe that the following competitive strengths are essential for the PRC subsidiaries’ success and differentiate us from our competitors:

Proprietary Production Management Ecosystem — The DCR Hub System

The PRC subsidiaries’ DCR Hub integrates software, tools, and plugins to streamline and enhance stages of the visual effects production process, enhancing production capabilities and workflow efficiency. Key features of the DCR Hub include rapid concept generation, precise recognition, correction and edge optimization, high-performance rendering, and workflow management. By integrating these features, the DCR Hub system significantly enhances the PRC subsidiaries’ production capabilities, allowing the PRC subsidiaries to deliver visually sophisticated content.

Highly Experience Management and Team

Our senior management team, led by Chief Executive Officer (“CEO”), Director and Chairman of the Board, Jianru Yang and Chief Financial Officer (“CFO”) and Director, Yang Li, brings their experience in business management, finance, and the Entertainment and Media (“E&M”) industry, driving growth and innovation. The PRC subsidiaries’ team of skilled professionals, including artists, animators, and technical experts, excels in visual content creation across 3D animation, motion graphics, and virtual reality. This expertise enables them to execute complex projects for high-profile clients like Nova Film and Xixi Pictures. The management believes their track record of past projects results have established long-term relationships and a strong reputation for reliability and innovation.

Comprehensive Production Management Workflow

The PRC subsidiaries manage the entire visual content production process, from storyboard creation to final production, aiming to ensure high quality and timely delivery. By outsourcing selected tasks to third-party creators, the PRC subsidiaries seek to optimize efficiency and control costs. Their in-house team focuses on handling complex visual effects, which the management considers critical to maintaining a high standard of output. This combination of in-house expertise and strategic outsourcing reflects the PRC subsidiaries’ approach to delivering visually sophisticated content.

Our Growth Strategy

We intend to implement the following growth strategies to further develop our business:

Expanding Our Business into Immersive Application Scenarios for Digital Cultural Tourism

We aim to capitalize on the growing demand for immersive experiences, particularly in extended reality (XR) applications for digital cultural tourism. Leveraging the DCR Hub system, we will focus on developing high-quality visual content for XR, concentrating on content creation rather than accompanying services. By expanding into this area, we seek to boost our business exposure and reputation. Our Research and Development (“R&D”) will enhance the DCR Hub’s capabilities, focusing on faster, higher-quality rendering and improved handling of complex interactive elements, aligning with increasing demand for XR technology.

Continuing Our Investment in R&D of Proprietary Technologies

Continuous innovation of the DCR Hub is essential to maintaining our competitive edge. We will invest in research and development to enhance its features and functionalities, focusing on new tools that streamline the visual content creation process. We aim to automate repetitive tasks, optimize resource allocation, and improve overall efficiency. A key focus will be on enhancing the DCR Hub’s capabilities for immersive content creation, supporting our expansion in this area. We plan to allocate 30% of the net proceeds from this offering to R&D for the DCR Hub system.

Talent Acquisition and Continuous Training

Skilled professionals are crucial to our business growth. We will recruit experts in visual effects, 3D animation, and XR content creation to handle increasingly complex projects and drive innovation. We plan to invest in continuous training programs, including workshops, certifications, and seminars, to keep our team updated on the latest industry trends. To retain top talent, we will offer competitive compensation, career advancement opportunities, and a supportive work environment. We intend to allocate 20% from the offering proceeds for talent acquisition and employee training.

Our Corporate History and Structure

DCR Tech Group Ltd, or DCR Cayman, is a holding company incorporated in the Cayman Islands with no material operations of our own and not a Chinese operating company. DCR Cayman conducts its operations in China through its PRC subsidiaries, including DCR Beijing and DCR Qingdao. This is an offering of securities of the offshore holding company in the Cayman Islands, instead of securities of the operating entity in China. Therefore, you will not directly hold any equity interests in the operating entity. Further, DCR Cayman controls and receives the economic benefits of its PRC subsidiaries’ business operation, if any, through equity ownership. We do not use a Variable Interest Entity (VIE) structure.

DCR Cayman’s issued share capital is a dual class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting right, conversion right, the right to requisite a general meeting and conversion upon transfer pursuant to the provisions of our amended and restated memorandum and articles of association. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 20 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders who (together) hold at least one-tenth of issued Class B Ordinary Shares in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition.

In connection with this offering, we have undertaken a reorganization of our corporate structure (the “Reorganization”) in the following steps:

•        on May 31, 2024, DCR Cayman was incorporated as an exempted company limited by shares in the Cayman Islands;

•        on June 21, 2024, DCR Cayman incorporated its wholly owned subsidiary, DCR HK, in Hong Kong SAR;

•        on August 2, 2024, DCR HK incorporated its wholly owned subsidiary, DCR WFOE, in the PRC, and

•        on August 6, 2024, DCR WFOE acquired 100% equity interest of DCR Beijing. As a result, DCR Beijing became a wholly-owned subsidiary of DCR WFOE.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering based on a proposed number of 5,000,000 Class A Ordinary Shares being offered, assuming the Representative does not exercise its over-allotment option. For more detail on our corporate history, please refer to “Business — Corporate History and Structure” beginning on page 67 of this prospectus.

Shimmering Consulting Limited (British Virgin Islands)
Luxuary Advisors Limited (British Virgin Islands)
Grandeur Consulting Limited (British Virgin Islands)
Brilliance Investment Advisory Limited (British Virgin Islands)
Fortune Sage Investment Advisors Limited (British Virgin Islands)
Superb Investment Advisory Limited (British Virgin Islands)
Grandness Advisory Limited (British Virgin Islands)
Oceanflow Advisory Limited (British Virgin Islands)
Sparkling Advisory Limited (British Virgin Islands)
Public Shareholders
93.72%/92.46%
1.07%/1.05%
0.99%/0.97%
0.90%/0.89%
0.53%/0.52%
0.49%/0.49%
0.49%/0.49%
0.33%/0.32%
1.48%/1.46%
0.00%/1.35%
Pre-IPO Voting Power % / Post-IPO Voting Power %
*Post-IPO Voting Power percentages do not account for Representative's over-allotment option
DCR TECH GROUP LTD**
"DCR Cayman"
Cayman Islands, 2024
100%
Outside the PRC
Inside the PRC
DCR TECH HONGKONG LIMITED
"DCR HK"
Hong Kong, 2024
100%
SHUZHI YUNCHUANG (BEIJING) TECHNOLOGY CO., LIMITED
"DCR WFOE"
China, 2024
100%
SHUZHI YUNKU (BEIJING) TECHNOLOGY CO., LTD
"DCR Beijing"
China, 2021
100%
ZHIDONG GUANGXUN (QINGDAO) TECHNOLOGY CO., LTD
"DCR Qingdao"
China, 2024

____________

**      DCR TECH GROUP LTD is a holding company with no operation of its own. The Class A Ordinary Shares offered in this prospectus are those of DCR TECH GROUP LTD.

DCR Cayman is a Cayman Islands exempted company incorporated on May 31, 2024. As a holding company with no significant assets or operation, it conducts business in China through its PRC subsidiaries, including DCR Beijing and its subsidiary.

DCR HK was incorporated on June 21, 2024 under the law of Hong Kong SAR. DCR HK is the wholly-owned subsidiary of DCR Cayman and is currently not engaging in any active business and merely acting as a holding company.

DCR WFOE was incorporated on August 2, 2024, under the laws of the PRC. It is a wholly-owned subsidiary of DCR HK and a wholly foreign-owned entity under the PRC laws. The registered principal activity of the company is technical services, technical development, technical consulting, technical exchange, technology transfer, technology promotion; consulting and planning services; business management consulting; information consulting services (excluding licensed information consulting services); information technology consulting services; advertising production; advertising publication; advertising design and agency services; graphic design; professional design services; conference and exhibition services; copyright agency. DCR WOFE is currently not engaging in any active business and merely acting as a holding company.

DCR Beijing previously known as Moxing Shangxing (Beijing) Technology Co., Ltd. prior to March 2024 was incorporated on December 7, 2021 under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of DCR WFOE. The registered principal activity of the company is technical services, technical development, technical consulting, technical exchange, technology transfer, technology promotion; advertising design and agency services; advertising publication; advertising production; conference and exhibition services; copyright agency; software development; marketing planning; corporate image planning; video and photography production services; graphic design; professional design services. DCR Beijing is one of our operating entities.

DCR Qingdao was incorporated on May 16, 2024 under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of DCR WFOE. The registered principal activity of the company is technical services, technical development, technical consulting, technical exchange, technology transfer, technology promotion; advertising design and agency services; advertising publication; advertising production; conference and exhibition services; copyright agency; software development; marketing planning; corporate image planning; video and photography production services; graphic design; professional design services. DCR Qingdao currently has no operation as of the date of this prospectus.

Coronavirus (COVID-19) Update

The ongoing outbreak of a novel strain of coronavirus (COVID-19) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past years. In March 2020, the World Health Organization declared the COVID-19 to be a pandemic. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, we have taken precautionary measures intended to minimize the risk of the virus to our employees and the communities in which we operate, including temporarily closing our offices and virtualizing, postponing, or canceling user, developer, creator, employee, or industry events, which may negatively impact our business.

From 2020 to 2022, China implemented various restrictive measures in response to the COVID-19 pandemic, including imposing lockdowns and other restrictions from time to time. Since January 8, 2023, China government has loosened its restrictions. However, there are still uncertainties of the COVID-19 pandemic’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the COVID-19 variations; and the macroeconomic impact of government measures to contain the spread of COVID-19 variations and related government stimulus measures. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The full extent to which the COVID-19 pandemic and the various responses to it impact our business, operations, and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including:

•        the duration and scope of the pandemic, including any potential future waves of the pandemic;

•        governmental, business, and individuals’ actions that have been and continue to be taken in response to the pandemic;

•        the availability of and cost to access the capital markets;

•        the effect of the pandemic on our developers;

•        disruptions or restrictions on our employees’ ability to work and travel; and

•        interruptions related to our infrastructure and partners.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves a high degree of risk. Below is a summary of material factors that make an investment in our Class A Ordinary Shares speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page 22 of this prospectus.

Risks Related to Our Corporate Structure

Risks related to our corporate structure, beginning on page 22 of this prospectus, include but are not limited to the following:

•        Our corporate actions will be substantially controlled by our Controlling Shareholder, Fortune Sage Investment Advisors Limited, which will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Class A Ordinary Shares and materially reduce the value of your investment. Additionally, we may be deemed to be a “controlled company” and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. See “Risk Factors — Risks Related to Our Corporate Structure — Our corporate actions will be substantially controlled by our Controlling Shareholder, Fortune Sage Investment Advisors Limited, which will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Class A Ordinary Shares and materially reduce the value of your investment. Additionally, we may be deemed to be a “controlled company” and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.” on page 22.

•        We are a holding company and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A Ordinary Shares. See “Risk Factors — Risks Related to Our Corporate Structure — We are a holding company and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A Ordinary Shares.” on page 23.

Risks Related to Doing Business in China

Risks related to doing business in China, beginning on page 23 of this prospectus, include but are not limited to the following:

•        The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” on page 23.

•        The Chinese government has significant oversight and discretion over our operating subsidiaries’ business operations and may intervene or influence our operating subsidiaries’ operations at any time. Actions by the PRC government to exert control over offerings conducted overseas by, and foreign investment in, China-based issuers could result in a material change in our operating subsidiaries’ operations, and our Ordinary Shares could decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The Chinese government has significant oversight and discretion over our operating subsidiaries’ business operations and may intervene or influence our operating subsidiaries’ operations at any time. Actions by the PRC government to exert control over offerings conducted overseas by, and foreign investment in, China-based issuers could result in a material change in our operating subsidiaries’ operations, and our Ordinary Shares could decline in value or become worthless.” on page 25.

•        Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. Any future action or control by the PRC government over offerings conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. Any future action or control by the PRC regulatory authorities over offerings conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.” on page 26.

•        We may be influenced by changes in the economic policies of the PRC government. See “Risk Factors — Risks Related to Doing Business in China — We may be influenced by changes in the economic policies of the PRC government.” on page 26.

•        There may be changes from time to time in the interpretation and application of the laws of mainland China, and any failure to comply with laws and regulations could have a material adverse effect on our business, results of operations, financial condition and the value of our securities. See “Risk Factors — Risks Related to Doing Business in China — There may be changes from time to time in the interpretation and application of the laws of mainland China, and any failure to comply with laws and regulations could have a material adverse effect on our business, results of operations, financial condition and the value of our securities.” on page 26.

•        PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to the WFOE and its subsidiaries and thereby prevent us from funding our business. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from funding loans or additional capital contributions to the WFOE and its subsidiaries and thereby prevent us from funding our business.” on page 27.

•        It may be difficult for overseas regulators to directly and independently conduct investigations or collect evidence within the PRC. See “Risk Factors — Risks Related to Doing Business in China — It may be difficult for overseas regulators to directly and independently conduct investigations or collect evidence within the PRC.” on page 27.

•        Conversion of RMB to and from other currencies may be subject to governmental oversight in China. See “Risk Factors — Risks Related to Doing Business in China — Conversion of RMB to and from other currencies may be subject to governmental oversight in China.” on page 28.

•        PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or WFOE to liability or penalties, limit our ability to inject capital into WFOE, limit WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us. See “Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or WFOE to liability or penalties, limit our ability to inject capital into WFOE, limit WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.” on page 28.

•        The M&A Rules and certain other PRC regulations establish procedures for some acquisitions of Chinese companies by foreign investors, which may affect our pursuit of growth through acquisitions in China. See “Risk Factors — Risks Related to Doing Business in China — The M&A Rules and certain other PRC regulations establish procedures for some acquisitions of Chinese companies by foreign investors, which may affect our pursuit of growth through acquisitions in China.” on page 29.

•        Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction. See “Risk Factors — Risks Related to Doing Business in China — Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction.” on page 35.

•        The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering. See “Risk Factors — Risks Related to Doing Business in China — The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 33.

•        To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets.” on page 31.

Risks Related to Our Business and Industry

Risks related to our business and industry, beginning on page 35 of this prospectus, include but are not limited to the following:

•        The limited operating history of the PRC subsidiaries the in rapidly evolving industry makes it difficult to accurately forecast its future operating results and evaluate its business prospects. See “Risk Factors — Risks Related to Our Business and Industry — The limited operating history of the PRC subsidiaries the in rapidly evolving industry makes it difficult to accurately forecast its future operating results and evaluate its business prospects.” on page 35.

•        We enter service agreements with our customers. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or cannot receive final payments, which would lower our revenue and harm our business, financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — We enter service agreements with our customers. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or cannot receive final payments, which would lower our revenue and harm our business, financial condition and results of operations.” on page 36.

•        Our efforts and investments in technology development may not always produce the expected results. See “Risk Factors — Risks Related to Our Business and Industry — Our efforts and investments in technology development may not always produce the expected results.” on page 37.

•        Our business is dependent on certain major customers and suppliers and changes or difficulties in our relationships with them may harm our business and financial results. See “Risk Factors — Risks Related to Our Business and Industry — Our business is dependent on certain major customers and suppliers and changes or difficulties in our relationships with them may harm our business and financial results.” on page 36.

•        We are expanding fast. If we are unable to recruit, train and retain talents, our business may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — We are expanding fast. If we are unable to recruit, train and retain talents, our business may be materially and adversely affected.” on page 37.

•        Our business is highly dependent on our brand strength and reputation, and if we fail to maintain and enhance our brand and reputation, consumer recognition of and trust in our services could be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — Our business is highly dependent on our brand strength and reputation, and if we fail to maintain and enhance our brand and reputation, consumer recognition of and trust in our services could be materially and adversely affected.” on page 38.

•        We may fail to protect our intellectual properties. See “Risk Factors — Risks Related to Our Business and Industry — We may fail to protect our intellectual properties.” on page 39.

Risks Related to the Offering and Our Class A Ordinary Shares

Risks related to the offering and our Class A Ordinary Shares, beginning on page 42 of this prospectus, include but are not limited to the following:

•        The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chief Executing Officer, and his interests may not be aligned with the interests of our other shareholders. See “Risk Factors — Risks Related to the Offering and Our Class A Ordinary Shares — The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chief Executing Officer, and his interests may not be aligned with the interests of our other shareholders.” on page 42.

•        We face risks related to Nasdaq’s proposed rule on minimum offering size for companies with principal operations in China, including the Special Administrative Regions of Hong Kong and Macau. See “Risk Factors — Risks Related to the Offering and Our Class A Ordinary Shares — We face risks related to Nasdaq’s proposed rule on minimum offering size for companies with principal operations in China, including the Special Administrative Regions of Hong Kong and Macau.” on page 42.

•        The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors. See “Risk Factors — Risks Related to the Offering and Our Class A Ordinary Shares — The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.” on page 43.

•        We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. See “Risk Factors — Risks Related to the Offering and Our Class A Ordinary Shares — We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.” on page 44.

•        We have not paid dividends to our shareholders. And we do not expect to pay cash dividends in the foreseeable future. See “Risk Factors — Risks Related to the Offering and Our Class A Ordinary Shares — We have not paid dividends to our shareholders. And we do not expect to pay cash dividends in the foreseeable future.” on page 44.

•        For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements. See “Risk Factors — Risks Related to the Offering and Our Class A Ordinary Shares — For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements.” on page 44.

•        As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders. See “Risk Factors — Risks Related to the Offering and Our Class A Ordinary Shares — As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.” on page 45.

Implication of Holding Foreign Companies Accountable Act

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, or HFCAA, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

On March 24, 2021, the Securities and Exchange Commission (SEC) adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

As of the date of the prospectus, HTL International, LLC, our current auditor, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. HTL International, LLC, is headquartered in Houston, Texas, and as a firm registered with the PCAOB, is subject to PCAOB inspection on regular basis. As of the date of the prospectus, TPS Thayer, LLC, the independent registered public account firm that issued the audit report for the fiscal years ended June 30, 2024 included elsewhere in this prospectus, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. TPS Thayer, LLC is based in the United States and is registered with PCAOB and subject to PCAOB inspection. Our previous auditor, TPS Thayer, LLC, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess TPS Thayer, LLC’s compliance with applicable professional standards. TPS Thayer, LLC is headquartered in Sugar Land, Texas with no branches or offices outside the United States and has been inspected by the PCAOB on a regular basis. Therefore, we believe that, as of the date of this prospectus, neither our current auditor nor our previous auditor is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021.

However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in China — The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 33.

Transfers of Cash to and from Our Subsidiaries

DCR Tech Group Ltd, or DCR Cayman, is a holding company incorporated in the Cayman Islands with no material operations of our own and not a Chinese operating company. DCR Cayman conducts its operations in China through its PRC subsidiaries, including DCR Beijing and DCR Qingdao. As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. For more detailed discussion of how cash and other assets are transferred among our Company and our subsidiaries, see our condensed consolidating schedules under “Prospectus Summary — Summary of Financial Position and Cash Flows of DCR Tech Group Ltd,” and our audited consolidated financial statements for the fiscal years ended June 30, 2025 and 2024.

Our finance department supervises cash management in accordance with the instructions of our management, establishing the cash operation plan and coordinating cash management matters across subsidiaries and departments. Each subsidiary and department submits a cash demand plan, detailing the requested amount and timing, which is reviewed by the finance department and summarized for management. Management then approves the allocation of cash based on available sources and priority needs. We do not currently have additional policies or procedures governing the transfer of funds, and as of the date of this prospectus, no cash or asset transfers, including dividends or distributions, have occurred between our Company and our subsidiaries. Management regularly monitors the cash position of each entity and prepares monthly budgets to ensure sufficient funds for obligations and adequate liquidity. In the event of a cash shortfall or liquidity issue, the Chief Financial Officer is notified, and with board approval, an intercompany loan may be arranged in accordance with applicable PRC laws and regulations. However, due to oversight or restrictions imposed by the PRC government on the ability to transfer cash or assets, funds may not be available for operations or other uses outside of the PRC or Hong Kong.

Our equity structure is a direct holding structure. DCR Cayman is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiary in Hong Kong SAR, DCR HK, is permitted under Hong Kong laws to provide funding to our subsidiaries in the PRC.

Subject to the Cayman Islands Companies Act and our amended and restated memorandum and articles of association, our Board of Directors may authorize and declare a distribution to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the distribution the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. Withholding tax regarding dividends is exempted in Hong Kong.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiary through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary, through the way of current lending. The transfer of funds among companies are subject to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between PRC subsidiaries. The Company’s subsidiaries in the PRC have not transferred any earnings or cash to the Company to date. As of the date of this prospectus, there has not been any assets or cash transfer between the holding company and its subsidiaries. As of the date of this prospectus, no subsidiaries have paid dividends or made other distributions to the holding company and there has not been any dividends or distributions made to US investors. The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company, and its material assets consist solely of the ownership interests held in its PRC subsidiary. The Company relies on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations and (iii) to pay operating expenses. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the Company’s PRC subsidiaries are restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to the Company as a dividend.

With respect to transferring cash from the Company to its subsidiaries, increasing the Company’s registered capital in a PRC subsidiary requires the filing of the local commerce department, while a shareholder loan requires a filing with the State Administration of Foreign Exchange or its local bureau. Aside from the declaration to the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution.

With respect to the payment of dividends, we note the following:

1.      PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.      Our PRC subsidiaries are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.      Such reserves may not be distributed as cash dividends;

4.      Our PRC subsidiaries may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; the Company does not participate in a Common Welfare Fund; and

5.        The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

Under the PRC Company Law, each of our PRC subsidiary is required to set aside at least 10% of its after-tax profit each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds, staff bonus and welfare funds at their discretion, and their subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. DCR HK is permitted under the laws of Hong Kong to provide funding to DCR Cayman through dividend distribution out of profits available for distributions. Cayman Islands law prescribes that a company may only pay dividends out of its profits or share premium, and that a company may only pay dividends if, immediately following the date on which the dividend is paid, the company remains able to pay its debts as they fall due in the ordinary course of business. Other than that, there is no restrictions on DCR Cayman’s ability to pay dividends to its shareholders.

If, for the reasons noted above, our subsidiaries are unable to pay shareholder dividends and/or make other cash payments to the Company when needed, the Company’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our subsidiaries within China, will not be affected as long as the capital is not transferred in or out of the PRC.

As of the date of this prospectus, no dividends, distributions or transfers has been made between DCR Cayman and any of its subsidiaries. The Company has never made any transfers, dividends, or distributions to its investors.

For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries.

For more detailed discussion of how cash and other assets are transferred among our Company and our subsidiaries, see “Prospectus Summary — Summary of Financial Position and Cash Flows of DCR Tech Group Ltd,” and our audited consolidated financial statements for the fiscal years ended June 30, 2025 and 2024 and “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to oversight on or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets.” See also “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to oversight on or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets,” “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business,” and “Risk Factors — Risks Related to Doing Business in China — Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.”

Regulatory Permissions

It is the opinion of our PRC counsel, Jingtian & Gongcheng, that as of the date of this prospectus, our subsidiaries have obtained all permissions and approvals required for our operations in compliance with the relevant laws and regulations in the PRC. As of the date of this prospectus, the only permission required for operations are the business licenses of the PRC subsidiary. The business license in PRC is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Approval	Recipient	Issuing body	Issuing Date	Regions	The Scope of Conduct Allowed
Business License	DCR WFOE	Beijing Shunyi District Market Supervision and Administration	August 2, 2024	Beijing, China

Technical services, technical development, technical consulting, technical exchange, technology transfer, technology promotion; consulting and planning services; business management consulting; information consulting services (excluding licensed information consulting services); information technology consulting services; advertising production; advertising publication; advertising design and agency services; graphic design; professional design services; conference and exhibition services; copyright agency

Business License	DCR Beijing	Beijing Shunyi District Market Supervision and Administration	December 7, 2021	Beijing, China

Technical services, technical development, technical consulting, technical exchange, technology transfer, technology promotion; advertising design and agency services; advertising publication; advertising production; conference and exhibition services; copyright agency; software development; marketing planning; corporate image planning; video and photography production services; graphic design; professional design services

Business License	DCR Qingdao	Laixi Administrative examination and approval Service Bureau	May 16, 2024	Laixi City, Qingdao, Shandong Province, China

Technical services, technical development, technical consulting, technical exchange, technology transfer, technology promotion; advertising design and agency services; advertising publication; advertising production; conference and exhibition services; copyright agency; software development; marketing planning; corporate image planning; video and photography production services; graphic design; professional design services

It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, as of the date of this prospectus, other than the feedback we received from the CSRC on January 16, 2025, neither the Company nor any of its subsidiaries has received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange. It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that as of the date of this prospectus, although we are required to complete the filing procedure in connection with our offering

(including this offering and any subsequent offering) and listing under the Trial Measures, which should be completed before our offering and listing in the United States, no other relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors or list on a U.S. or other foreign exchange. It is the opinion of our PRC counsel, Jingtian & Gongcheng, that as of the date of this prospectus, our PRC subsidiaries have obtained all permissions and approvals required to operate our business in compliance with the relevant laws and regulations in the PRC.

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of our Class A Ordinary Shares on the Nasdaq under the M&A Rules. However, how the M&A Rules will be interpreted or implemented is still subject to change, and the opinions of our PRC legal counsel summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-based overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. It is still uncertain how PRC government authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On December 28, 2021, the Cyberspace Administration of China jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Since we are not an Operator, nor do we control more than one million users’ personal information, we would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021).

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that we are subject to the permission requirements from the CSRC and are required to file with the CSRC within three business days after submitting the application documents for offering and listing in the United States, and this offering is contingent upon the completion of our filing with the CSRC.

We submitted the filing with the CSRC under the Trial Measures on October 22, 2024 as required by the Trial Measures and we received the feedback from the CSRC on January 16, 2025, which required us to further supplement this matter, including the establishment of our corporate structure and the content of our business. We have not yet received CSRC’s approval, as of the date of this prospectus. However, if we do not maintain the permissions and approvals of the filing procedure in a timely manner under PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” on page 23.

It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, as of the date of this prospectus, other than the feedback we received from the CSRC on January 16, 2025, neither the Company nor any of its subsidiaries has received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange. It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that as of the date of this prospectus, although we are required to complete the filing procedure in connection with our offering (including this offering and any subsequent offering) and listing under the Trial Measures, which should be completed before our offering and listing in the United States, no other relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors or list on a U.S. or other foreign exchange, given that: (i) our PRC subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, how the M&A Rules will be interpreted or implemented in the context of an overseas offering is still subject to change and the opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit the payments or remittance of dividends by our PRC subsidiaries or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the shares. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded.

The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding any industry that could adversely affect the business, financial condition and results of operations of our company. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As confirmed by our PRC legal counsel, we currently are not subject to cybersecurity review with the CAC, to conduct business operations in China, given that: (i) we do not possess a large amount of personal information in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. In addition, as confirmed by our PRC legal counsel, we are not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues which provided from us and audited by our current auditor HTL International, LLC, and our previous auditor TPS Thayer, LLC, and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB 400 million.

Although we have not received any denial to list on the U.S. exchange or conduct our daily business operation, it is subject to the relevant laws and regulations in force at that time that how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list our securities on an U.S. or other foreign exchange. In other words, such regulatory actions and statements by the PRC government may impact our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange, and our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC government authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any restrictions by PRC government. For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” on page 23.

Corporate Information

Our principal executive office is located at Room 5002, 5th Floor, Building 1, Shunmei Industrial Park, Shunyi District, Beijing, People’s Republic of China. The telephone number of our principal executive offices is +86-010-53676837. Our registered office in the Cayman Islands is located at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 E 42nd Street, 18th Floor, New York, NY 10168.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A Ordinary Shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on Nasdaq.

Implications of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market, or Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholder, Fortune Sage Investment Advisors Limited, which in turn is owned 100% by Mr. Jianru Yang (our Chief Executive Officer, Director, and Chairman of the Board), will beneficially own 38.00% of our total issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, representing 92.46% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 37.38% of our total issued and outstanding ordinary shares, representing 92.27% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rules because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors.

As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing standards even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market.

Summary of Financial Position and Cash Flows of DCR Tech Group Ltd

The consolidated financial statements included in this prospectus reflect financial position, operations and cash flows of DCR Cayman and its subsidiaries on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position and cash flows of DCR Cayman (“The Company” in the tables below), DCR HK, DCR WFOE and PRC subsidiaries (“The Company’s subsidiaries” in the tables below). Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Condensed Consolidating Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Consolidated Statement of Operations Information

	Year Ended June 30, 2025
	The Company	The Company’s subsidiaries	Eliminations	Consolidated Total
Revenue	$—	$28,739,274	$—	$28,739,274
Income from equity method investment	$1,418,706	$—	$(1,418,706)	$—
Cost of revenue	$—	$(24,228,355)	$—	$(24,228,355)
Gross profit	$—	$4,510,919	$—	$4,510,919
Total operating expenses	$—	$(3,269,640)	$—	$(3,269,640)
Total other income, net	$—	$7,508	$—	$7,508
Net income	$—	$1,418,706	$—	$1,418,706
Comprehensive income	$—	$1,405,847	$—	$1,405,847
	Year Ended June 30, 2024
	The Company	The Company’s subsidiaries	Eliminations	Consolidated Total
Revenue	$—	$15,863,372	$—	$15,863,372
Income from equity method investment	$1,193,099	$—	$(1,193,099)	$—
Cost of revenue	$—	$(13,299,011)	$—	$(13,299,011)
Gross profit	$—	$2,564,361	$—	$2,564,361
Total operating expenses	$—	$(1,144,308)	$—	$(1,144,308)
Total other expenses, net	$—	$(528)	$—	$(528)
Net income	$—	$1,193,099	$—	$1,193,099
Comprehensive income	$—	$1,200,939	$—	$1,200,939

Selected Consolidated Balance Sheets Information

	As of June 30, 2025
	The Company	The Company’s subsidiaries	Eliminations	Consolidated Total
Total current assets	$—	$7,093,727	$—		$7,093,727
Investments in subsidiaries	$—	$—	$—	$
Total non-current assets	$—	$459,497	$—		$459,497
Total assets	$—	$7,553,224	$—		$7,553,224
Total current liabilities	$—	$3,183,703	$—		$3,183,703
Total non-current liabilities	$—	$11,594	$—		$11,594
Total liabilities	$—	$3,195,297	$—		$3,195,297
Total shareholder’s equity	$—	$4,357,927	$—		$4,357,927
Total liabilities and shareholder’s equity	$—	$7,553,224	$—		$7,553,224

	As of June 30, 2024
	The Company	The Company’s subsidiaries	Eliminations	Consolidated Total
Total current assets	$—	$7,231,635	$—	$7,231,635
Investments in subsidiaries	$—	$—	$—	$—
Total non-current assets	$—	$131,882	$—	$131,882
Total assets	$—	$7,363,517	$—	$7,363,517
Total current liabilities	$—	$4,361,569	$—	$4,361,569
Total non-current liabilities	$—	$49,868	$—	$49,868
Total liabilities	$—	$4,411,437	$—	$4,411,437
Total shareholder’s equity	$—	$2,952,080	$—	$2,952,080
Total liabilities and shareholder’s equity	$—	$7,363,517	$—	$7,363,517

Selected Consolidated Statement of Cash Flows Information

	Year Ended June 30, 2025
	The Company	The Company’s subsidiaries	Eliminations	Consolidated Total
Net cash used in operating activities	$—	$(964,307)	$—	$(964,307)
Net cash used in investing activities	$—	$(3,620)	$—	$(3,620)
Net cash provided by financing activities	$—	$—	$—	$—
	Year Ended June 30, 2024
	The Company	The Company’s subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities operating activities	$—	$617,933	$—	$617,933
Net cash provided by investing activities	$—	$175,550	$—	$175,550
Net cash provided by financing activities	$—	$1,004,122	$—	$1,004,122

THE OFFERING

Shares Offered	5,000,000 Class A Ordinary Shares (or 5,750,000 Class A Ordinary Shares assuming that the Representative exercises its over-allotment option in full)
Over-allotment Option

We have granted the Representative an option exercisable up to 45 days after the closing of this offering to purchase up to an additional 15% of the Class A Ordinary Shares sold in this offering on the same terms as the other Class A Ordinary Shares being purchased by the Representative from us.

Ordinary Shares outstanding prior to completion of this offering	22,900,000 Class A Ordinary Shares and 17,100,000 Class B Ordinary Shares
Ordinary Shares outstanding immediately after this offering	27,900,000 Class A Ordinary Shares (or 28,650,000 Class A Ordinary Shares assuming that the Representative exercises its over-allotment option in full) and 17,100,000 Class B Ordinary Shares
Use of Proceeds

We estimate that our net proceeds from this offering will be approximately $22.51 million, based on an initial public offering price of $5.00 per Class A Ordinary Share which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and advisory fee and estimated offering expenses and assuming no exercise of the over-allotment option granted to the Representative. See “Use of Proceeds” on page 52 of this prospectus for more information.

Representative	D. Boral Capital LLC
Nasdaq Trading symbol

We intend to list our Class A Ordinary Shares on Nasdaq Capital Market under the symbol “DCR”. Our application could be rejected by Nasdaq, and this offering may not close until we have received Nasdaq’s approval for our application.

Transfer Agent	Transhare Corporation.
Risk Factors

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of, and elsewhere in, this prospectus before deciding to invest in our Class A Ordinary Shares.

Lock-Up

We, our directors and executive officers, and holders of 5% and more than 5% of our total outstanding shares have agreed with the Representative, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Class A Ordinary Shares for a period ending 180 days after the closing of this offering. See “Underwriting” beginning on page 121 for more information.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and, in the documents, referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Corporate Structure

Our corporate actions will be substantially controlled by our Controlling Shareholder, Fortune Sage Investment Advisors Limited, which will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Class A Ordinary Shares and materially reduce the value of your investment. Additionally, we may be deemed to be a “controlled company” and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Upon the completion of this offering, our Controlling Shareholder, Fortune Sage Investment Advisors Limited, which in turn is owned 100% by Mr. Jianru Yang (our Chief Executive Officer, Director, and Chairman of the Board), will beneficially own 38.00% of our total issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, representing 92.46% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 37.38% of our total issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, representing 92.27% of the total voting power, assuming that the over-allotment option is exercised in full. Accordingly, Fortune Sage Investment Advisors Limited will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, election of directors and other significant corporate actions.

The interests of our Controlling Shareholder may differ from the interests of our other shareholders. The concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Class A Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Class A Ordinary Shares in this Offering. Without the consent of our Controlling Shareholder, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed to be a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We are a holding company and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A Ordinary Shares.

We are a holding company and conduct substantially all of our business through our PRC subsidiaries, which are limited liability companies established in China. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our PRC subsidiaries generate primarily all of their revenue in Renminbi, and any restriction on currency exchange may limit the ability of our PRC subsidiaries to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital oversight, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange (the “SAFE”) for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Doing Business in China

The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.

On July 6, 2021, the General Office of the State Council, together with another regulatory authority, jointly promulgated the Opinions, which include, among other things, a requirement for enhanced administration and supervision of overseas-listed China-based companies, a proposal to revise the relevant regulation governing the overseas issuance and listing of shares by such companies, and clarification of the responsibilities of competent domestic industry regulators and government authorities.

On December 28, 2021, the Cyberspace Administration of China, or the “CAC” jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021 version) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020 version). Measures for Cybersecurity Review (2021 version) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

We are not subject to cybersecurity review with the CAC, after the Measures for Cybersecurity Review (2021 version) became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Measures for Cybersecurity Review (2021 version);

On September 24, 2024, the State Council issued the Regulations on Network Data Security Management which took effect on January 1, 2025, which provides that Network data processors conducting any data processing activities that affect or may affect national security shall undergo national security review in accordance with relevant national regulations. Network data refers to all types of electronic data processed and generated through networks. Network data processing activities refer to such activities as the collection, storage, use, processing, transmission, provision, disclosure, and deletion of network data. Network data processors refer to individuals or organizations that independently determine the purpose and method of processing in network data processing activities.

We are also not subject to national security review by the Regulations on Network Data Security Management, since we currently do not conduct activities as the collection, storage, use, processing, transmission, provision, disclosure, and deletion of network data or may affect national security and we do not anticipate that we will conduct activities as the collection, storage, use, processing, transmission, provision, disclosure, and deletion of network data or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Regulations on Network Data Security Management.

On June 24, 2022, the Standing Committee of the 10th National People’s Congress issued the Anti-Monopoly Law of the People’s Republic of China (Amended in 2022) which took effect on August 1, 2022, together with the Provisions of the State Council on Notification Thresholds for Concentrations Between Undertakings (2024 revision), requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB 12 billion and at least two of these operators each had a turnover of more than RMB 800 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB 4 billion, and at least two of these operators each had a turnover of more than RMB 800 million within China) must be cleared by MOFCOM before they can be completed.

It is the opinion of our PRC counsel, Jingtian & Gongcheng, that although the regulation or law of anti-monopoly are apply to us, we are not subject to any enforcement since we currently do not engage in monopolistic behaviors, which we understand might otherwise subject us to the anti-monopoly enforcement. Therefore, we are not aware of any emerging impact to our business. However, if we expand our business by means of any monopolistic behaviors stipulated in this Anti-Monopoly Law, such as reaches a monopoly agreement, abuse of market dominance, or concentration of operators that has or may have the effect of excluding or restricting competition, we will be subject to the anti-monopoly enforcement.

On February 17, 2023, the CSRC released the Trial Measures, and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to list overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC. Where a domestic company seeks to conduct indirect overseas offerings and listings, the issuer shall designate a major domestic operating entity. This entity shall act as the domestic responsible entity and be responsible for filing with the CSRC. If a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge, and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Regulations — PRC Laws and Regulations Relating to Oversea Listing.”

It is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that according to the relevant PRC laws and regulations as of the date of this prospectus, our offering will be deemed by the CSRC as an indirect overseas listing by a domestic company. We shall fulfill the filing procedure with the CSRC in accordance with the Trial Measures.

If the filing procedure with the CSRC under the Trial Measures is required for any future offerings or any other capital raising activities, whether it would be possible for us to complete the filing, or how long it will take us to do so shall be determined based on the effective relevant laws and regulations at that time. Failure to complete the required filing may result in an investigation by the relevant authorities, as well as fines or penalties, and could lead to an order prohibiting us from conducting an offering. These risks have the potential to cause a material adverse change in the PRC subsidiaries’ operations and the value of our Shares. Moreover, they could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 24, 2023, the CSRC jointly with other relevant governmental authorities, promulgated the Archives Rules, which took effect on March 31, 2023. According to the Archives Rules, domestic companies, whether offering and listing securities overseas directly or indirectly, must strictly abide the applicable laws and regulations when providing or publicly disclosing, either directly or through their overseas listed entities, documents and materials to securities services providers such as securities companies and accounting firms or overseas regulators in the process of their overseas offering and listing. If such documents or materials contain any state secrets or government authorities work secrets, domestic companies must obtain the approval from competent governmental authorities according to the applicable laws, and file with the secrecy administrative department at the same level with the approving governmental authority. Furthermore, the Archives Rules provide that securities companies and securities service providers shall fulfill the applicable legal procedures when providing overseas regulatory institutions and other relevant institutions and individuals with documents or materials containing any state secrets or government authorities work secrets or other documents or materials that, if divulged, will jeopardize national security or public interest. Since the Archives Rules were promulgated recently, it shall be determined based on the effective relevant laws and regulations at that time with respect to the interpretation and implementation of such provisions and how they will affect us.

If it is determined we are subject to the approval of the CSRC for this Offering, we may fail to obtain such approval, filing or meet such requirements in a timely manner or at all, or completion could be rescinded. Any failure to obtain or delay in obtaining such approval, filing or completing such procedures for this Offering, or a rescission of any such approval or filing obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose fines and penalties on the PRC subsidiaries’ operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the Offering or future capital raising activities into China, or take other actions that could materially and adversely affect our business, financial condition, results of operations and prospects, as well as this offering and the listing of the Shares.

The CSRC or other PRC regulatory authorities may also take actions requiring us, or making it advisable for us, to halt this Offering or future capital-raising activities before settlement and delivery of the Shares we are offering hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other PRC regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for this Offering or future capital-raising activities, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Such procedures for obtaining the waiver remain unclear. Any risks or negative publicity regarding such approval, filing or other requirements could materially and adversely affect our business, prospects, financial condition, reputation, and this offering and the listing of the Shares.

The Chinese government has significant oversight and discretion over our operating subsidiaries’ business operations and may intervene or influence our operating subsidiaries’ operations at any time. Actions by the PRC government to exert control over offerings conducted overseas by, and foreign investment in, China-based issuers could result in a material change in our operating subsidiaries’ operations, and our Ordinary Shares could decline in value or become worthless.

Our business is subject to supervision and regulation by the relevant PRC government authorities, including but not limited to Ministry of Industry and Information Technology of the People’s Republic of China and the State Administration for Market Regulation. Together, these government authorities promulgate and enforce regulations that cover many aspects of our day-to-day operations. The PRC government has significant oversight and discretion over the conduct of our operating subsidiaries’ business operations and may intervene or influence our operating subsidiaries’ operations at any time. If we are deemed to be not in compliance with these requirements, we may be subject to fines and other administrative penalties from the relevant PRC government authorities. In case of our failure to rectify our noncompliance within the required period by the relevant PRC government authorities, we may be forced to suspend our operation.

Existing and new laws and regulations may be enforced from time to time and the interpretation and implementation of current and any future PRC laws and regulations applicable to us are subject to evolving. If the PRC government promulgates new laws and regulations that impose additional restrictions on our operating subsidiaries’ operations, or tightens enforcements of existing or new laws or regulations, it has the authority, among other things, to levy fines, confiscate income, revoke business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations. As a result, our business, reputation, value of our ordinary shares, financial condition and results of operations may be materially and adversely affected.

The Chinese government has exerted more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. Such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. Any future action or control by the PRC government over offerings conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. Our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry, and we do not believe we are among the “operator of critical information infrastructure,” “data processor,” “online platform operators,” or “data handler” as mentioned above. However, since the Measures for Cybersecurity Review (2021 version) and Regulations on Network Data Security Management were newly adopted, it is unclear how it will be interpreted, amended, and implemented by the relevant PRC governmental authorities. Thus, we cannot assure you that we will not be deemed as the “operator of critical information infrastructure,” “data processor,” “online platform operators,” or “data handler” as mentioned above.

Uncertainties still exist due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CRSC or the CAC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

We may be influenced by changes in the economic policies of the PRC government.

All of our assets and operations are currently located in mainland China. Accordingly, we may be influenced to a significant degree by social conditions in China generally. The PRC government continues to play a significant role in regulating industry development by imposing industrial policies. While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the PRC government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could materially and adversely affect our business and results of operations, lead to a reduction in demand for our current or future products and materially and adversely affect our competitive position.

There may be changes from time to time in the interpretation and application of the laws of mainland China, and any failure to comply with laws and regulations could have a material adverse effect on our business, results of operations, financial condition and the value of our securities.

The PRC subsidiaries operations in mainland China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but do not have binding authority. Many laws, regulations and legal requirements are relatively new and may change from time to time. The PRC legal system is evolving quickly. The rule and regulations in China can change quickly with little advance notice. The interpretation and enforcement of relevant laws and regulations are subject to change. New laws and regulations may be promulgated and existing laws and regulations, as well as the interpretation and enforcement thereof, may change quickly. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be materially and adversely affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. While this may also apply to other jurisdictions, administrative and court proceedings in mainland China may take a long time, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities retain discretion in interpreting and implementing statutory provisions and contractual terms like other jurisdictions do, it may be difficult to predict the outcome of administrative and court proceedings that we are involved in. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to the WFOE and its subsidiaries and thereby prevent us form funding our business.

As an offshore holding company, we may transfer funds to the WFOE and its subsidiaries by means of loans or capital contributions. Any loans to us and the WFOE and its subsidiaries cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiary, and shall be registered with SAFE, or its local counterparts. Furthermore, at this stage, any capital increase contributions we make to the WFOE and its subsidiaries, which are FIEs, shall be registered with the SAMR or its local counterparts, and reported to the Ministry of Commerce or its local counterparts. In addition, the PRC government also restricts the convertibility of foreign currencies into RMB and the use of the proceeds. Furthermore, SAFE promulgated a series of rules and regulations, including Notice on Reforming the Management Method for the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, the Circular on Reforming and Regulating Policies on the Management of Foreign Exchange Settlement of Capital Accounts, to further regulate FIEs use of RMB converted from foreign currency-denominated capital for equity investments in China.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we may not be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future loans or capital contributions to the WFOE and its subsidiaries. If we fail to receive such registrations or approvals, our ability to provide loans or capital to increase contributions to the WFOE and its subsidiaries may be materially and adversely affected, which could materially and adversely affect their liquidity and our ability to fund and expand their business.

It may be difficult for overseas regulators to directly and independently conduct investigations or collect evidence within the PRC.

In China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside of China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly and independently conduct investigation or evidence collection activities within the territory of the PRC. No organization or individual is allowed to provide documents and information related to securities business activities to overseas securities regulators without the consent of the securities regulatory authority under the State Council and the relevant competent department under the State Council. According to the Data Security Law of the PRC, no organization or individual within the territory of the PRC may provide foreign judicial or law enforcement authorities with data stored within the territory of the PRC without the approval of the competent authorities of the PRC. While detailed interpretation of or implementation rules under these regulations have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Conversion of RMB to and from other currencies may be subject to governmental oversight in China.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, for most capital account items, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange system prevent us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Shares.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or WFOE to liability or penalties, limit our ability to inject capital into WFOE, limit WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. If our shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, WFOE may be prohibited from distributing its profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to WFOE.

We requested PRC residents who we know hold a direct or indirect interest in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37, and we have confirmed that all of these shareholders have completed the initial foreign exchange registrations with relevant banks. We cannot assure you, however, that all of these individuals will continue to make the required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding a direct or indirect interest in our Company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, restrict our cross-border investment activities, and limit WFOE’s ability to distribute dividends to us. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

In addition, on February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

The M&A Rules and certain other PRC regulations establish procedures for some acquisitions of Chinese companies by foreign investors, which may affect our pursuit of growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements, including requirements in some instances that the Ministry of Commerce of the People’s Republic of China (“MOFCOM “)be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion (approximately $1.5 billion). and at least two of these operators each had a turnover of more than RMB400 million (approximately $60.0 million) within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion (approximately $0.3 billion), and at least two of these operators each had a turnover of more than RMB400 million (approximately $60.0 million) must be cleared by MOFCOM before they can be completed.

Moreover, the Anti-Monopoly Law requires that MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Our PRC counsel, Jingtian & Gongcheng, advised us based on its understanding of current PRC laws, rules and regulations, that the CSRC’s prior approval is not required for the listing and trading of our Shares on Nasdaq in the context of this offering under the M&A Rules, given that: (i) our PRC subsidiaries were incorporated by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, Jingtian & Gongcheng further advised us that how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failing to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC operating entities, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Shares. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

Under the PRC Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed the PRC Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008, and as amended in December 2018. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and shareholder minutes are kept in China; and (iv) all of its directors with voting rights or senior management reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. Because substantially all of our operations and senior management are located within the PRC and are expected to remain so for the foreseeable future, we may be considered a PRC resident enterprise for enterprise income tax purposes and therefore subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by a Chinese natural person. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we conduct our sales in China. However, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to clause 26 of the EIT Law. Second, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our Class A Ordinary Shares, or the gain our non-PRC shareholders may realize from the transfer of our Class A Ordinary Shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC shareholders, or if non-PRC shareholders are required to pay PRC income tax on gains on the transfer of their Class A Ordinary Shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments.

Although we believe, to date, we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to oversight on or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets.

The transfer of funds and assets among DCR Cayman, its Hong Kong and PRC subsidiaries is subject to restrictions. The PRC government oversights on the conversion of the RMB into foreign currencies and the remittance of currencies out of the PRC. See “Risk Factors — Governmental oversight on currency conversion may affect the value of your investment.” In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. See “Risk Factors — Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.”

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future.

As a result of the above, to the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to oversight on or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

We plan to remit the proceeds of this offering back to China, and the process for sending funds of such scale to China may take several months after the closing of this offering. We may make advances or additional capital contributions to the DCR WFOE and the operating subsidiary while the remittance of the offering proceeds is in process. For example, loans by us or additional capital contribution to our subsidiaries in China, cannot exceed the PRC statutory limits, while the shareholder loan must be also registered with the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by MOFCOM or its local counterpart and the amount of registered capital of such foreign-invested company. The PRC regulatory clearance on the transfer of the offering proceeds to the PRC may delay our deployment of such capital and therefore may negatively affect our business growth strategy as planned.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of their respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. These limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If our PRC subsidiaries undergo a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The currently effective PRC Labor Contract Law, or the Labor Contract Law was first adopted on June 29, 2007 and later amended on December 28, 2012. The PRC Labor Contract Law has reinforced the protection of employees who, under the Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. To the extent that we need to significantly reduce our workforce, the Labor Contract Law could adversely affect our ability to do so in a timely and cost-effective manner, and our results of operations could be adversely affected. In addition, for employees whose employment contracts include noncompetition terms, the Labor Contract Law requires us to pay monthly compensation after such employment is terminated, which will increase our operating expenses.

We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our buyers by increasing the prices of our products and services, our financial condition and results of operations would be materially and adversely affected.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Pursuant to the Social Security Law of the PRC, or the Social Security Law, which was promulgated by the Standing Committee of the National People’s Congress (“SCNPC”) on October 28, 2010 and amended on December 29, 2018, employers shall pay the basic pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance for all eligible employees. Our PRC subsidiaries have been making social security premium payments at least at the minimum wage level for all eligible employees.

In accordance with the Regulations on Management of Housing Provident Fund (the “Regulations of HPF”), which were promulgated by the PRC State Council on April 3, 1999, and last amended on March 24, 2002, employers must register at the designated administrative centers and open bank accounts for employees’ housing funds deposits. Employers and employees are also required to pay and deposit housing funds, in an amount no less than 5% of the monthly average salary of each of the employees in the preceding year in full and on time. Our PRC subsidiaries have opened bank accounts for its employees’ housing funds deposits, and deposited housing funds at least at the minimum wage level for all eligible employees.

The applicable PRC laws and regulations on employee benefits stipulate that employers shall be responsible for making social security premium payments and housing provident funds contributions based on the actual wage paid to employees. In practice, given the different economic development levels in different regions, the relevant employment benefit regulations have not been implemented consistently by local governments in China, and each provincial or municipal governing Social Security Bureau (“SSB”) has its own discretion to enforce the compliance of these regulations by employers. The Company did not fully follow the stipulation and the contribution provision basis was lower than the actual wage. The Company estimated that under-provided contributions of social security premium and housing funds based on the actual wages of eligible employees to be approximately $93,783 and $39,321 for the years ended June 30, 2025 and 2024, respectively.

In respect of the social insurance, it is the opinion of our PRC legal counsel, Jingtian & Gongcheng, that if an enterprise fails to pay the full amount of the social insurance contributions as legally required, the social insurance authority may order it to pay the outstanding amount of the social insurance contributions within a prescribed time limit and may impose a late fee at a daily rate of 0.05% of the outstanding amount, accruing from the date when the social insurance contributions were due. If the enterprise still fails to make such payment within the prescribed time, the social insurance authority may further impose an additional fine ranging from one to three times of the total outstanding balance. In respect of the housing provident fund, it is the opinion of our PRC legal counsel, Jingtian & Gongcheng, if an enterprise fails to pay the full amount of the housing provident fund contributions as legally required, the housing provident fund authority may order it to pay the outstanding amount of the housing provident fund within a prescribed time limit. If the enterprise still fails to make such payment within the prescribed time, the housing provident fund authority may apply for an order from the relevant people’s courts to make such payment. As of the date of this prospectus, our PRC subsidiaries have not received any notification from the PRC government authorities requiring us to pay any outstanding amount of the social insurance and housing provident fund contributions. The management believes that the likelihood the Company may be required to make these additional contributions is very low. In the event that our PRC subsidiaries are notified to make sufficient contributions, we have to pay the outstanding amount plus late fee or fines in relation to the underpaid employee benefits. The financial condition and results of operations of us and our PRC subsidiaries may be adversely affected.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the United States. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

As of the date of the prospectus, HTL International, LLC, our current auditor, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. HTL International, LLC, is headquartered in Houston, Texas and as a firm registered with the PCAOB, is subject to PCAOB inspection on regular basis. As of the date of the prospectus, TPS Thayer, LLC, the independent registered public account firm that issued the audit report for the fiscal years ended June 30, 2024 included elsewhere in this prospectus, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. TPS Thayer, LLC is based in the United States and is registered with PCAOB and subject to PCAOB inspection. Our previous auditor, TPS Thayer, LLC, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess TPS Thayer, LLC’s compliance with applicable professional standards. TPS

Thayer, LLC is headquartered in Sugar Land, Texas with no branches or offices outside the United States and has been inspected by the PCAOB on a regular basis. Therefore, we believe that, as of the date of this prospectus, neither our current auditor nor our previous auditor is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021.

However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction.

The HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above.

Despite that we have a U.S.-based auditor that is registered with the PCAOB and subject to PCAOB inspection, there are still risks to the company and investors if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction. Such risks include, but are not limited to that trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities.

Risks Related to Our Business and Industry

The limited operating history of the PRC subsidiaries the in rapidly evolving industry makes it difficult to accurately forecast its future operating results and evaluate its business prospects.

DCR Beijing launched its business in 2021 and has since seen the growth of its business. We expect the PRC subsidiaries will continue to grow as it seeks to expand its customer bases and explore new opportunities. However, due to its limited operating history, its historical growth rate may not be indicative of its future performance. The media and entertainment industry and the visual effects sector in China are rapidly evolving. The PRC subsidiaries’ future performance may be more susceptible to certain risks than a company with a longer operating history or in a different industry. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

•        the PRC subsidiaries’ ability to maintain, expand, and further develop its relationships with customers to meet their increasing demands;

•        the continued growth and development of the media and entertainment industry, as well as the visual effects sector;

•        the PRC subsidiaries’ ability to keep up with the technological developments of the rapidly evolving industry;

•        the PRC subsidiaries’ ability to attract and retain qualified and skilled employees;

•        the PRC subsidiaries’ ability to effectively manage growth; and

•        The PRC subsidiaries’ ability to compete effectively with its competitors in the industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect the PRC subsidiaries’ business, results of operations, financial condition, and future prospects.

We have a history of negative cash flows from operating activities, which may continue in the future.

We had negative cash flow from operating activities of $0.96 million for the fiscal year ended June 30, 2025. We may not be able to achieve or maintain profitability or positive cash flow in the future.

We anticipate that our operating costs and expenses will increase in the foreseeable future as we continue to grow our business, acquire new customers, invest and innovate in our technology infrastructure and further develop our product and service offering and increase brand recognition. Any of these efforts may incur significant capital investment and recurring costs, have different revenue and cost structures and take time to achieve profitability. We may have to finance ourselves with equity or debt financing, which may not be available at price term favorable to us or at all.

We enter service agreements with our customers. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or cannot receive final payments, which would lower our revenue and harm our business, financial condition and results of operations.

We enter service agreements with our customers. If we are unable to meet the stated service-level commitments, including failure to meet the delivered time requirements under our customers’ agreements, or the quality of our productions not reaching customers’ expectations, we could face terminations with refunds of prepaid amounts or may not be able to receive final payments, which could significantly affect both our current and future revenue. Any service-level failures could also damage our reputation, which could also adversely affect our business, financial condition and results of operations.

Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

DCR Beijing had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows: For the fiscal year ended June 30, 2025, three customers accounted for approximately 49% of total revenues. For the fiscal year ended June 30, 2024, five customers accounted for approximately 67% of total revenues. As of June 30, 2025, the balance due from four customer accounted for approximately 95% of the Company’s total accounts receivable. As of June 30, 2024, the balance of accounts receivable is nil.

If DCR Beijing cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

Our business is dependent on our collaboration with our suppliers and changes or difficulties in our relationships with our suppliers may harm our business and financial results.

Our business is substantially dependent on our collaboration with our suppliers. We consider major suppliers in each period to be those suppliers that accounted for more than 10% of overall purchases in such period. For the fiscal year ended June 30, 2025, four suppliers accounted for approximately 52% of the total purchases. For the fiscal year ended June 30, 2024, five suppliers accounted for approximately 60% of the total purchases. As of June 30, 2025 and 2024, the Company’s accounts payable is nil.

Our suppliers may fail to meet timelines or contractual obligations, which may adversely affect our business. DCR Beijing generally enters into agreements with them without imposing any contractual obligations requiring them to maintain their relationships with us beyond the contractual term. Accordingly, there is no guarantee for future cooperation and there is no assurance that DCR Beijing can maintain stable and long-term business relationships with any suppliers. If a significant number of our industry suppliers terminate or do not renew their agreements with DCR Beijing and DCR Beijing is not able to replace these business partners on commercially reasonable terms in a timely manner or at all, our business, results of operations and financial condition would be materially and adversely affected.

Our efforts and investments in technology development may not always produce the expected results.

We are continually developing and seeking to develop technologies that are closely related to virtual technology that will be used in our services. As of the date of this prospectus, our core research and development team consisted of a total of 26 employees. Currently, our R&D team has been working on the improvement and continuous development of the DCR Hub system. However, we cannot assure you that our future efforts to develop related technologies will be successful, in which case our products may lose their competitive edge.

In addition, we cannot assure you that the technologies we develop will produce results as expected, in which case our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our success depends on the continuing efforts of our senior management and key employees.

Our future success is significantly dependent upon the continued service of our senior management and other key employees. If we lose their service, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. Our founder and chief executive officer, Mr. Jianru Yang, and other management members are critical to our vision, strategic direction, culture and overall business success. If there is any internal organizational structure change or change in responsibilities for our management or key personnel, or if one or more of our senior management members were unable or unwilling to continue in their present positions, the operation of our business and our business prospects may be adversely affected. Our employees, including members of our management, may choose to pursue other opportunities. If we are unable to motivate or retain key employees, our business may be severely disrupted, and our prospects could suffer. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that our management members would not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may not be able to enforce them at all.

We are expanding fast. If we are unable to recruit, train and retain talents, our business may be materially and adversely affected.

We are expanding fast. Although the Company mainly employs professionals in visual content production and the work content of employees can be replaced, it still faces the risk of losing key talents in the future. We believe our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for personnel with expertise in media and entertainment, visual effects, and visual content creation is extremely intense in China. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and resources in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training new employees, and our ability to serve users and business partners could diminish, resulting in a material adverse effect to our business.

We expect fluctuations in our financial results, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our share price and the value of your investment could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        our ability to successfully expand internationally and penetrate key demographics;

•        our ability to maintain operating margins, cash used in operating activities, and free cash flow;

•        adverse litigation judgments, settlements, or other litigation and dispute-related costs;

•        changes in the legislative or regulatory environment, including with respect to privacy and data protection, consumer protection, and user-uploaded content, or enforcement by government regulators, including fines, orders, or consent decrees;

•        fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•        fluctuations in the market values of our portfolio investments and interest rates or impairments of any assets on our balance sheet;

•        changes in our effective tax rate;

•        changes in accounting standards, policies, guidance, interpretations, or principles; and

•        changes in domestic and global business or macroeconomic conditions.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our results of operations fall below the expectations of investors and securities analysts who follow our securities, the price of our Class A Ordinary Shares could decline substantially, and we could face costly lawsuits, including securities class action suits.

Our business is highly dependent on our brand strength and reputation, and if we fail to maintain and enhance our brand and reputation, consumer recognition of and trust in our services could be materially and adversely affected.

The brand recognition and reputation of our DCR Tech Group brand and the successful maintenance and enhancement of our brand and reputation have contributed and will continue to contribute significantly to our success and growth.

We rely heavily on our brand strength and reputation in the promotion and sale of our services. We believe that our corporate brand and our product brands are recognized by consumers for their quality and reliability. However, customer complaints, accidents in relation to quality of services, including inappropriate behavior, intellectual property infringement or negative publicity or media coverage may damage our brand and reputation. Any negative claims against us, even if unethical or unsuccessful, could distract our management’s attention and other resources from our day-to-day business operations, which could adversely affect our business, results of operations, and financial condition. Negative media coverage and resulting negative publicity of our services could result in a material adverse effect on customer’s acceptance of and trust in us and our services.

Further, our competitors may fabricate complaints or negative publicity about us for the purpose of vicious competition. With the increased use of social network, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to respond and mitigate effectively. In addition, adverse publicity regarding any regulatory or legal action against us could damage our reputation and brand image, undermine customers’ confidence in us and reduce long-term demand for our services, even if such regulatory or legal action is unfounded or insignificant to our business.

If our business becomes constrained by changing legal and regulatory requirements, our operating results will suffer.

Our future success will depend in part on market acceptance and widespread adoption across demographics and geographies of visual content products. If the PRC government issue relevant regulations against the visual content production industry that are not conducive to our development, we will have to change our main development direction in the future. If we are obligated to fundamentally change our business activities and practices, we may be unable to make these required changes and modifications in a commercially reasonable manner, or at all, and our ability to further develop and enhance our platform may be limited. The costs of compliance with, and other burdens imposed by, these laws, regulations, standards and obligations, or any inability to adequately address these, may limit the use of our platform or reduce overall demand for our platform, which could harm our business, financial condition and results of operations.

Regulatory actions, legal proceedings and customer complaints against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.

Along with growth and expansion of our business, we may be involved in litigations, regulatory proceedings and other disputes arising outside the ordinary course of our business. Such litigations and disputes may result in claims for actual damages, freezing of our assets, diversion of our management’s attention and reputational damage in to us and our management, as well as legal proceedings against our directors, officers or employees, and the probability and amount of liability, if any, may remain unknown for long periods of time. Given the uncertainty, complexity and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. Therefore, our reserves for such matters may be inadequate. Moreover, even if we eventually prevail in these matters, we could incur significant legal fees or suffer significant reputational harm.

We may fail to protect our intellectual properties.

We regard our software registrations, trademarks, patents, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. See “Business — Intellectual Property.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can also provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors.

We may be subject to intellectual property infringement claims.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our services, products, or other aspects of our business without our awareness. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Our business is subject to risks generally associated with the media and entertainment industry, and visual effects sector.

For the fiscal years ended June 30, 2025 and 2024, all of our revenue was derived from customers in the media and entertainment industry, and we rely to a significant extent on the health of the industry to maintain and increase our revenue. Accordingly, we are especially susceptible to market conditions and risks associated with the media and entertainment industry, including the popularity, customers’ preferences, and potential regulations, all of which are difficult to predict and are beyond our control.

According to the PwC Global Outlook, the media and entertainment market, while growing, is experiencing a projected deceleration in its growth rate compared to prior years. The global E&M market reached a total revenue of $2.32 trillion in 2022, marking a 5.4% increase from the previous year. This growth represents a deceleration compared to the 10.6% growth rate observed in 2021, as economies and industries worldwide rebounded from the upheaval caused by the COVID-19 pandemic. From 2022 to 2027, the market is projected to grow at a CAGR of 3.6%. These trends could impact demand for visual effects services and related content production. If the slower growth in the E&M market reduces production budgets or delays projects, our business and results of operations could be adversely affected.

In addition, economic conditions that negatively impact discretionary consumer spending, including inflation, slower growth, unemployment levels, tax rates, interest rates, energy prices, declining consumer confidence, recession and other macroeconomic conditions, including those resulting from COVID-19 and from geopolitical issues and uncertainty, could have a material adverse impact on our business and results of operations.

We may fail to make necessary or desirable strategic alliance, acquisition or investment, and we may not be able to achieve the benefits we expect from the alliances, acquisition or investments we make.

We may pursue selected strategic alliances and potential strategic acquisitions that are supplemental to our business and operations, including opportunities that can help us further expand our product and service offerings and improve our technology system. However, strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. In addition, we may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

The costs of identifying and consummating strategic acquisitions may be significant and subsequent integrations of newly acquired companies, businesses, assets and technologies would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. The acquired businesses or assets may not generate the financial results we expect and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. If our portfolio does not perform as we expect, our results of operation and profitability may be adversely affected.

We may not be able to raise additional capital when desired, on favorable terms or at all.

We need to make continued investments in facilities, hardware, software, technological systems and to retain talents to remain competitive. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges on par with or senior to those of existing shareholders.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of the U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements and (ii) our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

Following the identification of the material weaknesses and other deficiencies, we have taken measures and plan to continue to take measures to remediate these control deficiencies. However, the implementation of these measures may not fully address the material weaknesses and other deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct the material weaknesses and other deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We will be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as well as rules and regulations of Nasdaq Stock Exchange after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We are required by Section 404 of the Sarbanes-Oxley Act to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F beginning with our annual report in our second annual report after becoming a public company. Prior to this offering, we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to produce timely and accurate financial statements and may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If that were to happen, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which could lead to a decline in the market price of our Class A Ordinary Shares, and we could be subject to sanctions or investigations by SEC or other regulatory authorities. We may also be required to restate our financial statements for prior periods.

We are exposed to risks associated with outbreaks of epidemics, infectious diseases and other disease outbreaks, including the recent COVID-19 outbreak. Our business could be materially and adversely affected by outbreaks of infectious diseases (such as SARS, H5N1 avian influenza, human swine flu or, most recently, COVID-19) or other outbreaks of epidemics or diseases.

The COVID-19 outbreak in early 2020 has already had an adverse and long-term impact on economic and social conditions worldwide and will likely continue, and the worsening, continuation or recurrence of the COVID-19 outbreak could have a negative impact on our business operations.

In addition, while we have closely monitored the health status of our employees, we cannot assure you that there will be no confirmed cases of COVID-19 among our employees and that, in the event of an infection, affected facilities may need to suspend operations and our employees may need to be quarantined.

In addition, an infectious disease outbreak on a global scale could affect the investment climate and lead to intermittent volatility in global capital markets, which could also adversely affect global economies. With the rapid rise in infections, many countries have issued travel advisories restricting travel to affected areas. These policies have severely damaged local and cross-border business activities worldwide. The impact has included a significant reduction in tourist arrivals, business exchanges and social functions in the affected countries and regions, as well as economic slowdowns. Global financial markets have become highly volatile, and the risk of a global recession has increased significantly. Even if the COVID-19 outbreak is contained and the policies and recommendations implemented by the relevant governments to combat the virus are withdrawn, there is no assurance that the overall economic performance of the affected countries and regions will improve in a short period of time. The outbreak, worsening, continuation, recurrence, or variant of pandemic COVID-19 or any other infectious disease could have a continuing adverse effect on the global economy, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

A severe or prolonged downturn in the global economy could materially and adversely affect our business and financial condition.

COVID-19 had a severe and negative impact on the global economy commencing in the first quarter of 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the global economy had already been slowing since 2020. The long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies are still evolving, including the United States and China, even before 2020. Unrest, terrorist threats, and the potential for war in the Middle East and elsewhere may increase market volatility across the globe.

Risks Related to the Offering and Our Class A Ordinary Shares

The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chief Executing Officer, and his interests may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to 20 votes per one Class B Ordinary Share, which may cause the holders of Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Mr. Jianru Yang, our Chief Executive Officer, beneficially owns 17,100,000 Class B Ordinary Shares and 5,400,000 Class A Ordinary Shares, together representing approximately 95.20% of the voting rights in our Company. After this offering, Mr. Jianru Yang will hold 17,100,000 Class B Ordinary Shares and 5,400,000 Class A Ordinary Shares, representing approximately 93.92% of the voting rights in our Company, assuming no exercise of the over-allotment option by the Representative, or approximately 93.73% assuming full exercise of the over-allotment option by the Representative. As a result, until such time as Mr. Jianru Yang’s voting power is below 50%, Mr. Jianru Yang as the controlling shareholder has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. The percentage of outstanding Class B Ordinary Shares out of our total outstanding shares that the Class B shareholders must retain to maintain control over the outcome of matters submitted to shareholders for approval is 4.77%. He may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

We face risks related to Nasdaq’s proposed rule on minimum offering size for companies with principal operations in China, including the Special Administrative Regions of Hong Kong and Macau.

We note Nasdaq recently filed a proposed rule change with the SEC that would require companies principally operating in China, including Hong Kong and Macau, to raise at least US$25 million in an initial public offering to list on Nasdaq.

We are a company with substantially all of our operations conducted in China and, as such, may be subject to this proposed rule. Based on our plan to offer 5 million Class A ordinary shares at an expected price range of US$4.00 to US$6.00 per share, the total gross offering proceeds would be between US$20 million and US$30 million. These expected proceed will be below the proposed minimum threshold of US$25 million if the offering price of our Class A Ordinary Shares is below US$5.00 per share.

While the proposed rule has not yet been approved by the SEC, there is no assurance that it will not be adopted. The proposal includes a grace period of 30 days for listing applicants to complete the process under the prior standards. If this proposal is approved and we fail to meet the minimum offering size requirement, our securities will not be approved for listing on Nasdaq. Furthermore, even if we are able to successfully list, this rule change may be part of a broader trend of heightened regulatory scrutiny and stricter listing requirements for companies with principal operations in China, Hong Kong, and Macau. Our ability to conduct future offerings or maintain our listing could be adversely affected if Nasdaq or the SEC implements additional stringent criteria. We may be required to expend significant resources to address any future regulatory changes or concerns, which could divert our management’s attention and resources from our business operations. Any such events could have a material adverse effect on our business, financial condition, and results of operations, and could cause a significant decline in the value of our securities.

The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalized company with relatively small public float after this offering, we may experience greater stock price volatility, lower trading volume and less liquidity than large-capitalized companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices due to factors beyond our control. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Class A Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

•        variations in our revenues, earnings, cash flow;

•        fluctuations in operating metrics;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements of new solutions and services and expansions by us or our competitors;

•        termination of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

•        changes in financial estimates by securities analysts;

•        detrimental negative publicity about us, our competitors or our industry;

•        additions or departures of key personnel;

•        release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•        regulatory developments affecting us or our industry; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Class A Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A Ordinary Shares. Volatility or a lack of positive performance in our Class A Ordinary Shares price may also adversely affect our ability to retain key employees, most of whom have been granted share incentives.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Class A Ordinary Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition to the risks addressed above in “The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors,” our Class A Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we will have relatively small public floats after this offering. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of our Class A Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares and understand the value thereof.

We have not paid dividends to our shareholders. And we do not expect to pay cash dividends in the foreseeable future.

We have never declared or paid any cash dividends on our stock. We have been retaining funds for our business operation and expansion. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Our ability to pay dividends will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if we are successfully listed and the market price of our Class A Ordinary Shares increases.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, which apply to other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of which this prospectus forms a part. We are currently utilizing or intend to utilize both of these exemptions. We have not made a decision whether to take advantage of any other exemptions available to emerging growth companies. We do not know if some investors will find our Class A Ordinary Shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We prepare our consolidated financial statements as of and for the year ended September 30, 2021 in accordance with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to accounting principles generally accepted in the United States of America (“U.S. GAAP”) while we are still an “emerging growth company”, we may be able to take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period or (d) the last day of our fiscal year containing the fifth anniversary of the date on which our shares become publicly traded in the United States.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Class A Ordinary Shares could decline, and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Class A Ordinary Shares may not be able to remain listed on Nasdaq.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by Cayman Islands’ requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Class A Ordinary Shares.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

The Nasdaq Listed Company Manual requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq Listed Company Manual also requires U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, may not be subject to all these requirements. The Nasdaq Listed Company Manual may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of the Nasdaq Listed Company Manual in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under the Nasdaq Listed Company Manual with respect to certain corporate governance standards which may afford less protection to investors.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and we will not be required to disclose in our periodic reports all of the information that U.S. domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

There can be no assurance we will not be a passive foreign investment company (“PFIC”), for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our Class A Ordinary Shares or Warrants.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock.

Based upon the manner in which we currently operate our business, the expected composition of our income and assets and the value of our assets, we do not expect to be a PFIC for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our Class A Ordinary Shares, which could fluctuate significantly. In addition, our PFIC status will depend on the manner we operate our workspace business (and the extent to which our income from workspace membership continues to qualify as active for PFIC purposes). Because of these uncertainties, there can be no assurance we will not be a PFIC for the current taxable year, or will not be a PFIC in the future.

If we were a PFIC for any taxable year during which a U.S. investor owns our Class A Ordinary Shares or Warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company” on page 119 of this prospectus.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” on page 52 of this prospectus or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

The price of the Class A Ordinary Shares and other terms of this offering have been determined by us along with our Underwriters.

If you purchase our Class A Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our Underwriters. The offering price for our Class A Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Class A Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Class A Ordinary Shares.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares if the shares are successfully listed on the Nasdaq or other stock markets, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. An aggregate of 22,900,000 Class A Ordinary Shares will be outstanding before the consummation of this offering all of which, except those held by management, are or will be freely tradable immediately upon effectiveness of the registration statement which this prospectus form part of. All of the Class A Ordinary Shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Class A Ordinary Shares will be “restricted securities” as defined in Rule 144. These Class A Ordinary Shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale” on page 113 of this prospectus.

If you purchase our Class A Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our Class A Ordinary Shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. As a result, investors purchasing Class A Ordinary Shares in this offering will incur immediate dilution of $4.403 per share (or $4.336) per share if the over-allotment option is exercised in full), representing the difference between our assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus and our pro forma as adjusted net tangible book value per share as of June 30, 2025. For more information on the dilution, you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”

A sale or perceived sale of a substantial number of our Class A Ordinary Shares may cause the price of our Class A Ordinary Shares to decline.

We, our directors and executive officers, and most of our existing beneficial owners of our outstanding Class A Ordinary Shares have agreed with the Representative, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Class A Ordinary Shares for a period ending 180 days from the closing date of this offering. See “Underwriting — Lock-Up Agreements” on page 123 of this prospectus. Class A Ordinary Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our Class A Ordinary Shares in the public market, the market price of our Class A Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their Class A Ordinary Shares and investors to short our Class A Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Cayman Islands Companies Act and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our one or more shareholder(s) who together hold shares at least one-tenth of issued Class B Ordinary Shares, to requisition a general meeting of our shareholders in writing, in which case our directors are obliged to call such meeting. Our articles of association provide no other right to put any proposals before annual general meetings. As a Cayman Islands exempted company, we are not obligated by law to call annual general meetings. Advance notice of at least five clear days is required for the convening of any general meeting of our shareholders. A quorum required for a meeting of shareholders consists of (i) if the Company has only one shareholder: that shareholder; and (ii) if the Company has more than one shareholder: one or more shareholders holding shares that represent not less than one-third of the total issued shares carrying the right to vote at a general meeting of the Company.

You may be unable to vote for directors if you hold insufficient shares to requisition a general meeting and no general meetings are otherwise convened by the board of directors.

Our directors serve until their successor is duly elected and qualified, or until their earlier death, resignation or removal. Shareholders may remove and appoint directors at any time by ordinary resolution and directors may remove and appoint directors by director resolutions. However, as a Cayman Islands exempted company, we are not required to hold any annual general meetings and, under our articles of association, shareholders are not able to requisition a meeting unless the requisitionists, between them, hold at least one-tenth of issued Class B Ordinary Shares. As a result, shareholders who hold less than 10% of issued Class B Ordinary Shares may not have opportunity to vote on directors if no general meetings are convened by the board of directors.

Based on the Economic Substance Legislation of the Cayman Islands, it is anticipated that the Company will be subject to limited substance requirements applicable to a holding company.

Pursuant to the International Tax Cooperation (Economic Substance) Act, 2018 of the Cayman Islands, or the ES Act, that came into force on January 1, 2019, a “relevant entity” conducting a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. There are nine designated “relevant activities” under the ES Act, and for so long as our Company is carrying on activities which falls within any of the designated relevant activites, it shall comply with all applicable requirements under the ES Act. If the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, our Company is a “pure equity holding company” and will therefore only be subject to the minimum substance requirements, which require us to (i) comply with all applicable requirements under the Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, and expansion, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our ability to compete in an industry with low barriers to entry;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to attract customers, win primary agency sale bids, and further enhance our brand recognition; and

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        our ability to retain the services of our directors, officers and key employees;

•        trends and competition in the advertising industry; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability on May 31, 2024. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel with respect to the laws of the Cayman Islands, and Jingtian & Gongcheng, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Cayman Islands counsel has further advised us that there is currently no statutory enforcement in the Cayman Islands of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; (v) was not obtained by fraud; and (vi) is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Jingtian & Gongcheng has advised us further that there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of Class A Ordinary Shares in this offering will be approximately $22.51 million, after deducting the underwriting discounts, estimated offering expenses payable by us and advising fees, based on the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus. If the Representative exercises its over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $26.03 million, after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Estimated Amount of Net Proceeds	Percentage
Working capital and general corporate purposes	$11,253,654	50%
Research and development of our proprietary technologies	$6,752,192	30%
Talent acquisition and training	$4,501,462	20%
Total	$22,507,308

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” beginning on page 31 for further information.

DIVIDEND POLICY

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends again in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, and future prospects, and other factors the board of directors may deem relevant.

We are a holding company incorporated in the Cayman Islands. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us.

Current PRC regulations permit our indirect PRC subsidiary to pay dividends to DCR HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiary in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations in China, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. DCR HK may be considered a non-resident enterprise for tax purposes, so that any dividends DCR WFOE pays to DCR HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation — People’s Republic of China Enterprise Taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025.

•        on an actual basis; and

•        on an as adjusted basis to reflect the issuance and sale of the Class A Ordinary Shares by us in this offering at the initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated discounts and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2025
	Actual	Pro Forma as Adjusted(1)
Shareholder’s Equity:
Class A ordinary shares (US$0.0001 par value, 440,000,000 shares authorized, 22,900,000 shares issued and outstanding; 27,900,000 shares issued and outstanding pro forma(2))	2,290	2,790
Class B ordinary shares (US$0.0001 par value, 60,000,000 shares authorized, and 17,100,000 shares issued and outstanding)	1,710	1,710
Additional paid-in capital	1,407,290	23,914,098
Statutory reserves	301,079	301,079
Retained earnings	2,672,453	2,672,453
Accumulated other comprehensive loss	(26,895)	(26,895)
Total equity	$4,357,927	26,865,235

____________

(1)      Reflects the sale of Class A Ordinary Shares in this offering (excluding any Class A Ordinary Shares that may be sold as a result of the Representative exercising its over-allotment option) at an assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts of $1,250,000, Representative’s non-accountable expense allowance of $250,000, Representative’s out-of-pocket expenses of $239,500 and estimated offering expenses of $753,192 payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, Representative’s non-accountable expense allowance, Representative’s out-of-pocket expenses, and estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $22.51 million.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus would increase (decrease) the pro forma as adjusted amount of total capitalization by $4.7 million, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of one million in the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase the pro forma as the adjusted amount of total capitalization by $4.7 million or decrease the pro forma as the adjusted amount of total capitalization by $4.7 million, assuming no change in the assumed initial public offering price per Class A Ordinary Share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the offering price per Class A Ordinary Share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. Our net tangible book value attributable to shareholders on June 30, 2025, was $4,357,927 or approximately $0.104 per ordinary share. Net tangible book value per ordinary share as of June 30, 2025, represents the amount of total assets, less intangible assets, total liabilities and deferred offering cost, divided by the number of Ordinary Shares outstanding.

We will have Class A Ordinary Shares issued and outstanding upon completion of the offering or Class A Ordinary Shares assuming the full exercise of the over-allotment option. Our post offering pro forma as adjusted net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2025, will be $26,865,235 or approximately $0.597 per ordinary share. This would result in dilution to investors in this offering of approximately $4.403 per ordinary share or approximately 88.06% from the assumed offering price of $5.00 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.493 per share attributable to the purchase of the Class A Ordinary Shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing firm commitment offering assumptions. The number of our Class A Ordinary Shares had been adjusted retrospectively to reflect the increase of share capital. See “Description of Share Capital” for more details.

	Offering Without Over-Allotment	Offering With Over-Allotment
Assumed offering price per Class A Ordinary Share	$5.000	5.000
Net tangible book value per ordinary share as of June 30, 2025	$0.104	0.104
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing shares in this offering	$0.493	0.560
Pro forma as adjusted net tangible book value per ordinary share after the offering	$0.597	0.664
Dilution per ordinary share to new investors	$4.403	4.336

Each $1.00 increase in the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus would increase our pro forma as adjusted net tangible book value as of June 30, 2025, after this offering by approximately $0.104 per ordinary share, and would increase dilution to new investors by $0.896 per ordinary share, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts, non-accountable expense allowance, Representative’s out-of-pocket expense and estimated offering expenses payable by us. An increase of 1 million in the number of Class A Ordinary Shares we are offering would increase our pro forma as adjusted net tangible book value as of June 30, 2025, after this offering by approximately $0.089 per ordinary share, and would decrease dilution to new investors by approximately $0.089 per ordinary share, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2025, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated discounts to the Representative, non-accountable expense allowance and the estimated offering expenses payable by us.

	Class A Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	22,900,000	82.08%	$2,290	0.01%	$0.0001
New investors(2)	5,000,000	17.92%	$25,000,000	99.99%	$5.0000
Total	27,900,000	100.0%	$25,002,290	100.0%	$0.8961

____________

(2)      Not including over-allotment shares of up to 750,000 shares.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section headed “Summary Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

The PRC subsidiaries are visual content creators in China, dedicated to transforming creative concepts into high-quality visual content for their clients. The PRC subsidiaries specialize in visual effects production for various sectors, such as film and television, over-the-top (“OTT”) video, games, animations, digital cultural tourism, advertising and extended reality (“XR”). Based on the EMR Report, the global VFX market size was approximately $35.59 billion in 2023. The market is estimated to grow at a CAGR of 12.9% during 2024-2032 to reach a value of $106.04 billion by 2032. According to the PwC China Outlook, the market size OTT streaming video in China is expected to grow at a CAGR of 7.41% from 2022 to 2027, while the total box office in China reached $4.54 billion in 2022 and is projected to grow to $13.20 billion in 2027 with a CAGR of 23.77%. As a driving force in the demand of VFX production, China’s internet advertising reached a size of $94.75 billion in 2022 and is estimated to grow at a CAGR of 9% from 2022 to 2027. The management considers the increasing market size of the abovementioned sectors has fueled the growth of the PRC subsidiaries in recent years. The PRC subsidiaries’ comprehensive service offerings span the entire visual content production pipeline, from storyboard design, previsualization to final production. The PRC subsidiaries also strategically outsource selected workloads to third-party visual effect producers to streamline the production process and improve overall project efficiency. This integrated approach ensures seamless project execution, meeting the stringent demands of clients. The PRC subsidiaries’ client base includes high-profile companies across various sectors, reflecting our ability to cater to diverse and complex requirements. The PRC subsidiaries have successfully executed numerous projects for renowned clients in the industry, including Nova Film and Xixi Pictures. The agreements are typically project-based and outline the following material terms: (i) scope of work: each project involves visual effects production for specific content, such as TV series; (ii) technical specifications: the format, resolution, framerate, and other technical requirements for deliverables; (iii) project duration: the duration of projects typically ranging from three months to six months; (iv) production costs and payment schedule: the payment schedule is divided into four installments: (a) the first installment is due within five days of signing the agreement; (b) the second installment is due within five days after the customer approves the sample deliverable when the project is 50% complete; (c) the third installment is due within five days after the customer approves the sample deliverable when the project is 80% complete; and (d) the final installment is due within five days after the customer approves the sample deliverable when the project is 100% complete; (v) bank and payment information: the details related to the payment method and bank account information; (vi) rights and obligations: customary clauses outline the rights and obligations of both parties; (vii) intellectual property and confidentiality: standard clauses regarding intellectual property, confidentiality, representations, and warranties, such as stipulating that all project deliverables belong to the customer, all project-related information must remain confidential, and any party in breach of the agreement must remedy the situation appropriately.

The PRC subsidiaries leverage the proprietary DCR Hub system, which is the self-developed production management ecosystem. As components of the DCR Hub, the PRC subsidiaries have developed a robust portfolio of proprietary tools, software, and plug-ins that enhance the production capabilities and workflow management, allowing the PRC subsidiaries to deliver visually stunning and technically sophisticated content from a robust operational workflow. In addition to traditional visual content production, the PRC subsidiaries have expanded into virtual reality content, capitalizing on the growing demand for immersive experiences.

The PRC subsidiaries generate revenue primarily by providing visual content production service, mainly through fixed-price contracts and milestone-based payments. Clients that the PRC subsidiaries serve include producers, production managers, and visual effect producers from various sectors. The PRC subsidiaries strategically outsource selected workloads to third-party visual effect producers to streamline the production process and improve overall project efficiency. For the fiscal years ended June 30, 2025 and 2024, we had revenue of $28.74 million and $15.86 million, respectively, and net income of $1.42 million and $1.19 million, respectively.

Factors Affecting Results of Operations

Market Demand and Industry Growth

Our business and results of operations are significantly influenced by the demand for visual effects (VFX) and digital content within the entertainment and media industry. The growth and expansion of this industry directly impact our revenue streams, as higher demand for high-quality visual content in films, TV series, animations, advertisements, and virtual reality leads to increased project volumes. Conversely, any slowdown in the industry could result in reduced project opportunities and increased pressure on pricing. Furthermore, staying ahead of technological advancements, such as augmented reality (AR), virtual reality (VR), is critical for maintaining our competitive edge and continuing to attract high-profile clients.

Client Base and Project Pipeline

Our financial performance heavily relies on our ability to maintain long-term relationships with key clients and attract new business opportunities. A diversified client base across various sectors provides stability and reduces dependency on any single client or industry. The size and complexity of the projects we undertake also play a crucial role in our results of operations. Larger and more complex projects typically offer higher margins but come with increased risks, such as potential project delays or cost overruns, which could impact our profitability.

Cost Management and Efficiency

Cost management is essential to maintaining our profitability, especially in an industry where production costs are significant. The costs associated with producing high-quality visual effects, including outsourcing and labor, technology, are critical factors that influence our results of operations. Our ability to manage these costs effectively, particularly in the face of rising labor expenses or increased competition for skilled professionals, directly affects our financial outcomes. Additionally, our reliance on third-party visual content creators for certain aspects of production necessitates careful selection and stringent quality control to ensure that outsourced work meets our standards without inflating costs.

Regulatory Environment

Our business operations are subject to compliance with various local and international regulations, particularly in China, where our PRC subsidiaries are based. Changes in regulations, especially those related to data security, intellectual property, or labor laws, could substantially impact our operational costs and our ability to conduct business smoothly. Protecting our proprietary technologies, such as the DCR Hub system, from potential legal disputes or intellectual property challenges is also crucial to safeguarding our competitive advantage and avoiding disruptions to our business.

Results of Operations

Comparison of Results of Operations for the Years Ended June 30, 2025 and 2024

The following table summarizes our results of operations for the years ended June 30, 2025 and 2024, respectively, and provides information regarding the amount and percentage increase or (decrease) during such years.

	For the Year Ended June 30,
	2025		2024		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%
Revenues	$28,739,274	100.0%	$15,863,372	100.0%	$12,875,902	81.2%
Cost of revenues	(24,228,355)	(84.3)%	(13,299,011)	(83.8)%	10,929,344	82.2%
Gross profit	4,510,919	15.7%	2,564,361	16.2%	1,946,558	75.9%

Operating expenses:
Selling expenses	(69,305)	(0.2)%	(135,752)	(0.9)%	(66,447)	(48.9)%
General and administrative expenses	(889,909)	(3.1)%	(412,769)	(2.6)%	477,140	115.6%
Research and development expenses	(2,310,426)	(8.0)%	(595,787)	(3.8)%	1,714,639	287.8%
Total operating expenses	(3,269,640)	(11.4)%	(1,144,308)	(7.2)%	2,125,332	185.7%

	For the Year Ended June 30,
	2025		2024		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%
Income from operations	1,241,279	4.3%	1,420,053	9.0%	(178,774)	(12.6)%

Other income (expenses):
Other income (expenses), net	7,508	0.0%	(528)	0.0%	8,036	1522.0%
Total other income (expenses), net	7,508	0.0%	(528)	0.0%	8,036	1522.0%
Income before income taxes	1,248,787	4.3%	1,419,525	8.9%	(170,738)	(12.0)%
Income tax benefit (expense)	169,919	0.6%	(226,426)	(1.4)%	396,345	175.0%
Net income	1,418,706	4.9%	1,193,099	7.5%	225,607	18.9%

Revenue

Total revenues increased by $12.88 million or 81.2%, from $15.86 million for the year ended June 30, 2024, to $28.74 million for the year ended June 30, 2025. The following table sets forth a breakdown of our revenues:

	For the Year Ended June 30,
	2025		2024		Variance
	Amount	%	Amount	%	Amount	%
Visual content production service	$28,739,274	100.0%	$15,863,372	100.0%	$12,875,902	81.2%

Revenues from virtual content production service

This significant increase was primarily driven by the robust growth in the demand of visual effects production in China. The expansion of the overall market and the strengthening of our relationships with existing clients contributed to this growth. Additionally, a substantial portion of new business was generated through referrals from our current clients, further increasing our revenue for the year ended June 30, 2025.

Cost of Revenues

Cost of revenues primarily consists of outsourcing content production costs and payroll expenses. Total cost of revenues increased by $10.93 million, or 82.2%, from $13.30 million for the year ended June 30, 2024, to $24.23 million for the year ended June 30, 2025. The following table sets forth a breakdown of our cost of revenues for the years ended June 30, 2025 and 2024:

	For the Year Ended June 30,
	2025		2024		Variance
	Amount	%	Amount	%	Amount	%
Visual content production service	$24,228,355	100.0%	$13,299,011	100.0%	$10,929,344	82.2%

Cost of revenues for visual content production services increased by $10.93 million, or 82.2%, from $13.30 million for the year ended June 30, 2024, to $24.23 million for the year ended June 30, 2025. Our cost of revenues for visual content production services primarily consists of outsourcing costs and production payroll expenses. The increase in the cost of revenues was primarily driven by the business expansion, which led to a corresponding increase in these costs, in line with the growth in revenue. As the demand for our services grew, we had to scale up both our in-house production team and our use of third-party visual content creators, contributing to the overall rise in costs.

Gross Profit and Gross Margin

As a result of the changes in revenue and cost of revenues, gross profit increased by $1.95 million, or 75.9%, from $2.56 million for the year ended June 30, 2024, to $4.51 million for the year ended June 30, 2025. The gross margin slightly decreased from 16.2% for the year ended June 30, 2024, to 15.7% for the year ended June 30, 2025. The slight decrease in gross margin was attributable to the significant increase in the number of projects undertaken by the Company. To ensure the on-time delivery of projects, the Company increased its outsourcing production costs. Thereby causing the gross margin to decrease.

Operating Expenses

Operating expenses increased by $2.13million, or 185.7%, from $1.14 million for the year ended June 30, 2024, to $3.27 million for the year ended June 30, 2025.

Selling Expenses

Selling expenses primarily included payroll expenses incurred by sales and marketing personnel and related office expenses. Selling expenses decreased by $0.07 million, or 48.9%, from $0.14 million for the year ended June 30, 2024 to $0.07 million for the year ended June 30, 2025.This was mainly due to a $0.05 million decrease in employee bonus expenses and a $0.04 million decrease in travel and entertainment expenses, primarily attributable to: (i) The Company’s sales expansion efforts were mainly led by the CEO, and the company relied heavily on project resources accumulated in previous periods and customer referral from existing clients to generate revenue in the current period.; (ii) With the high-quality delivery of projects, the company has gained client recognition, and its business in the current period is mainly generated through referrals from existing clients, which lowers the cost of acquiring new customers.

General and Administrative Expenses

General and administrative expenses primarily consist of payroll expenses incurred by administration department as well as management, professional service fees, operating lease expenses for office rentals, deprecation, travelling expenses and provision for doubtful accounts. General and administrative expenses increased by $0.48 million, or 115.6%, from $0.41 million for the year ended June 30, 2024, to $0.89 million for the year ended June 30, 2025. The increase was mainly due to: (i) an increase of provision for doubtful accounts of $0.36 million; (ii) an increase in professional service fees of $0.07 million.

Research and Development Expenses

Research and development expenses primarily consist of payroll expenses for research and development personnel and outsourced research and development expenses. For the year ended June 30, 2025, research and development expenses amounted to $2.31 million, an increase of $1.71 million, or 287.8%, compared to $0.60 million for the same period in 2024. This increase is mainly due to a $1.49 million rise in research fees paid to outsourcing service providers for the improvement of DCR Hub tools and a $0.23 million increase in salary and benefit expenses resulting from the increase in the average number of employees.

Income Tax Benefit (Expense)

We recorded an income tax benefit of $0.17 million for the year ended June 30, 2025, compared to an income tax expense of $0.23 million for the year ended June 30, 2024. The decrease in income tax expense was due to the PRC’s research and development expense additional deduction policy.

Net income

As a result of the foregoing, we recorded a net income of $1.42 million and $1.19 million for the years ended June 30, 2025 and 2024.

Liquidity and Capital Resources

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. To date, we have financed our operations primarily through cash from operations, and capital contributions from shareholders, which have historically been sufficient to meet our working capital requirements.

The Company currently plans to fund its operations mainly through cash flow from its operations and support from controlling shareholders if necessary. As of June 30, 2025, we had cash in the amount of $0.83 million and a total working capital of $3.91 million.

We believe additional financing may be required. We cannot guarantee, however, that additional financing, if required, would be available that the current cash and cash flows provided by future operating activities and loans from third parties will be sufficient to meet the working capital needs in the next 12 months from the date the audited financial statements were issued. If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we decide to accelerate growth, then at all or on favorable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may seek to issue additional debt or obtain financial support from shareholders.

Substantially all of our current operations are conducted in China and all of our revenue, expenses, cash are denominated in RMB. Current foreign exchange and other regulations in the PRC may affect our PRC subsidiaries in their ability to transfer their net assets to us. However, we have no present plans to declare dividend, and we plan to retain our retained earnings to continue to grow the business. In addition, these regulations had no impact on our ability to meet cash obligations as all of the current cash obligations are due within the PRC.

Cash Flows Analysis

For the Years Ended June 30, 2025 and 2024

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended June 30,
	2025	2024
Net cash (used in) provided by operating activities	$(964,307)	$617,933
Net cash (used in) provided by investing activities	(3,620)	175,550
Net cash provided by financing activities	—	1,004,122
Effect of foreign exchange rate on cash	(8,184)	1,512
Net (decrease) increase in cash	(976,111)	1,799,117
Cash at the beginning of the year	1,802,737	3,620
Cash at the end of the year	$826,626	$1,802,737

Operating Activities

Net cash used in operating activities was $0.96 million for the year ended June 30, 2025, mainly derived from (i) a net income of $1.42 million adjusted for non-cash amortization and depreciation of $0.02 million, depreciation of operating lease right-of-use assets of $0.04 million, provision for doubtful accounts, net of recovery of $0.36 million and deferred income tax benefit of $0.17 million, (ii) net changes in the operating assets and liabilities, primarily comprising (a) an increase in accounts receivable of $1.85 million; (b) a decrease in advance to vendors of $0.63 million related to project production, which were not completed as of June 30, 2025; (c) an increase in deferred offering cost of $0.21 million, which was mainly due to professional service fees for our initial public offering; and (d) a decrease in advance from customer of $1.91 million.

Net cash provided by operating activities was $0.62 million for the year ended June 30, 2024, mainly derived from (i) a net income of $1.19 million adjusted for non-cash amortization and depreciation of $0.01 million and depreciation of operating lease right-of-use assets of $0.04 million, (ii) net changes in the operating assets and liabilities, primarily comprising of (a) a decrease in accounts receivable of $1.27 million; (b) an increase in advance to vendors of $5.42 million for project production, which were not completed as of June 30, 2024; (c) a decrease in accounts payable of $1.0 million was mainly because we cleared the outstanding balance for the business during the fiscal year 2024; and (d) an increase in advance from customer of $3.58 million.

Investing Activities

Net cash used in investing activities was $0.004 million for the year ended June 30, 2025, which was used for the purchase of property and equipment.

Net cash provided by investing activities was $0.18 million for the year ended June 30, 2024, mainly derived from collection of loans from related parties and third parties of 0.21 million which was offset by the purchase of property and equipment of $0.03 million.

Financing Activities

Net cash provided by financing activities amounted to nil.

Net cash provided by financing activities amounted to $1.0 million for the year ended June 30, 2024, mainly derived from capital contribution from new investor of $1.24 million which was offset repayments of loan to third parties of $0.24 million.

Contractual Obligations

As of June 30, 2025, our contractual obligations were as follow:

	Payments due by period
	Total	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years
Contractual Obligations
Operating Lease Obligations	$65,998	54,404	11,594	—	—

Inflation

Inflation does not materially affect our business or the results of operations.

Seasonality

The nature of our business does not appear to be affected by seasonal variations.

Critical Accounting Policies and Management Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires the Company to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, costs and expenses, and any related disclosures. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates as a result of changes in our estimates. Some of our accounting policies require higher degrees of judgment than others in their application.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Accounts receivable, net

Accounts receivables are presented net of an allowance for credit losses. The Company assesses an allowance for credit losses in accordance with Accounting Standards Codification (“ASC”) 326 and records the allowance for credit losses as an offset to assets such as accounts receivable, and the estimated credit losses charged to the allowance is classified under “General and administrative expenses in consolidated statements of operations and comprehensive income”. The Company assesses collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when identify specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers.

Revenue recognition

The Company’s revenue is derived principally from virtual technology service.

In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services are transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps: (i) identify the contracts with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when, or as the entity satisfies a performance obligation.

The Company’s revenues are derived principally from virtual technology service, digital marketing and digital asset development and others.

Revenue from virtual technology service

The Company engages in virtual content production for visual effect in movies, television series, animations, games, advertisement, tourism, and augmented reality (“AR”) and virtual reality (“VR”) technology etc. The virtual content production contracts are on a fixed price basis, which require the Company to perform services for visual effect design, content development, production and integration based on customers’ specific needs. The required production period is generally less than one year.

The virtual content production services are considered as a single performance obligation because the Company provides a significant service of integrating different services underlying each contract, which are highly interdependent and interrelated with one another. The Company currently does not have any modification of contract and the contracts currently do not have any variable consideration.

The customer of the virtual content production contract can only obtain control of the produced virtual content after the project is completed. The Company satisfies its performance obligation at a point in time only when it transfers the developed content to the customer. The virtual content are assets when they are developed by the Company. The Company can direct the use of the product and obtain substantially all of the remaining benefits of the asset. The customer can direct the use and obtain benefits of the assets only after the development completed and control transfer occurred from the Company upon acceptance by the customer. The customer does not simultaneously receive or consume the benefits provided by the Company’s performance as the Company performs. The customer can only benefit from the final output of the virtual content as delivered by the Company. The customer does not have control over the content as it is developed. The developed virtual content may be sold as digital assets by the Company and the payment collected in advance based on the contract upon each milestone would be refundable if the Company does not meet the customer’s needs or there is other default. Hence, none of the criteria of ASC 606-10-25-27 is met. Revenue from virtual content production is recognized at a point in time when the Company satisfies the performance obligation by transferring promised virtual content product upon acceptance by customers.

While none of the factors individually are considered presumptive or determinative, the Company is the primary obligor and responsible for (i) identifying and contracting with customers and delivering the specified virtual content production services; (ii) bearing certain risks of loss to the extent that the cost incurred for content production cannot be compensated by the total consideration received from the customer, which is similar to inventory risk; and (iii) performing all the billing and collection activities, including retaining credit risk.

Contract balance

The Company recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and it has the unconditional right to receive consideration. Payments received from its customers are based on the payment terms established in its contracts. Such payments are initially recorded to advance from customers and are recognized into revenue as the Company satisfies its performance obligations. As of June 30, 2025 and 2024, the balance of advance from customers amounted to $1,849,985, and $3,778,464, respectively. During the years ended June 30, 2025 and 2024, an amount of $3,778,464 and $190,982 from the opening balance of advance from customers was recognized as revenue, respectively. Substantially all of advance from customers will be recognized as revenue during the Company’s following fiscal year.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain. The subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the years ended June 30, 2025 and 2024.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes”, prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. Tax positions that meet the “more likely than not” recognition threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Company to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period which the change occurs. ASC 740 also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures.

Recent accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280)” (“ASU 2023-07”). The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. Topic 280 requires a public entity to report a measure of segment profit or loss that the chief operating decision maker (CODM) uses to assess segment performance and make decisions about allocating resources. Topic 280 also requires other specified segment items and amounts, such as depreciation, amortization, and depletion expense, to be disclosed under certain circumstances. The amendments in ASU 2023-07 do not change or remove those disclosure requirements. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, adopted retrospectively. The Company has adopted this for the year ending June 30, 2025 and concluded the adoption does not have a significant impact on the disclosures set out in these consolidated financial statements.

In December 2023, FASB issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740)” (“ASU 2023-09”). The amendments in ASU 2023-09 address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. One of the amendments in ASU 2023-09 includes disclosure of, on an annual basis, a tabular rate reconciliation of (i) the reported income tax expense (or benefit) from continuing operations, to (ii) the product of the income (or loss) from continuing operations before income taxes and the applicable statutory federal income tax rate of the jurisdiction of domicile using specific categories, including separate disclosure for any reconciling items within certain categories that are equal to or greater than a specified quantitative threshold of 5%. ASU 2023-09 also requires disclosure of, on an annual basis, the year to date amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign jurisdictions, including additional disaggregated information on income taxes paid (net of refunds received) to an individual jurisdiction equal to or greater than 5% of total income taxes paid (net of refunds received). The amendments in ASU2023-09 are effective for annual periods beginning after December 15, 2024, and should be applied prospectively.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220-40): Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires, among other things, more detailed disclosure about types of expenses in commonly presented expense captions such as cost of sales and selling, general, and administrative expenses, and is intended to improve the disclosures about an entity’s expenses including purchases of inventory, employee compensation, depreciation and amortization. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027.

In January 2025, the FASB issued ASU 2025-01 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024. ASU 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in an annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

Off-Balance Sheet Arrangements

We have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

BUSINESS

Overview

The PRC subsidiaries are visual content creators in China, dedicated to transforming creative concepts into high-quality visual content for their clients. The PRC subsidiaries specialize in visual effects production for various sectors, such as film and television, over-the-top (“OTT”) video (which refers to streaming media content delivered directly to viewers via the internet, bypassing traditional cable or satellite providers), games, animations, digital cultural tourism, advertising and extended reality (“XR”, a collective term for immersive technologies like virtual reality (“VR”), augmented reality (“AR”), and mixed reality (“MR”). Based on the EMR Report, the global VFX market size was approximately $35.59 billion in 2023. The market is estimated to grow at a CAGR of 12.9% during 2024-2032 to reach a value of $106.04 billion by 2032. According to the PwC China Outlook, the market size OTT streaming video in China is expected to grow at a CAGR of 7.41% from 2022 to 2027, while the total box office in China reached $4.54 billion in 2022 and is projected to grow to $13.20 billion in 2027 with a CAGR of 23.77%. As a driving force in the demand of VFX production, China’s internet advertising reached a size of $94.75 billion in 2022 and is estimated to grow at a CAGR of 9% from 2022 to 2027. The management considers the increasing market size of the abovementioned sectors has fueled the growth of the PRC subsidiaries in recent years. The PRC subsidiaries’ comprehensive service offerings span the entire visual content production pipeline, from storyboard design, previsualization to final production. The PRC subsidiaries also strategically outsource selected workloads to third-party visual effect producers to streamline the production process and improve overall project efficiency. This integrated approach ensures seamless project execution, meeting the stringent demands of clients. The PRC subsidiaries’ client base includes high-profile companies across various sectors, reflecting our ability to cater to diverse and complex requirements. The PRC subsidiaries have successfully executed numerous projects for renowned clients in the industry, including Nova Film and Xixi Pictures. The agreements are typically project-based and outline the following material terms: (i) scope of work: each project involves visual effects production for specific content, such as TV series; (ii) technical specifications: the format, resolution, framerate, and other technical requirements for deliverables; (iii) project duration: the duration of projects typically ranging from three months to six months; (iv) production costs and payment schedule: the payment schedule is divided into four installments: (a) the first installment is due within five days of signing the agreement; (b) the second installment is due within five days after the customer approves the sample deliverable when the project is 50% complete; (c) the third installment is due within five days after the customer approves the sample deliverable when the project is 80% complete; and (d) the final installment is due within five days after the customer approves the sample deliverable when the project is 100% complete; (v) bank and payment information: the details related to the payment method and bank account information; (vi) rights and obligations: customary clauses outline the rights and obligations of both parties; (vii) intellectual property and confidentiality: standard clauses regarding intellectual property, confidentiality, representations, and warranties, such as stipulating that all project deliverables belong to the customer, all project-related information must remain confidential, and any party in breach of the agreement must remedy the situation appropriately.

The PRC subsidiaries leverage the proprietary DCR Hub system, which is the self-developed production management ecosystem. As components of the DCR Hub, the PRC subsidiaries have developed a robust portfolio of proprietary tools, software, and plug-ins that enhance the production capabilities and workflow management, allowing the PRC subsidiaries to deliver visually stunning and technically sophisticated content from a robust operational workflow. In addition to traditional visual content production, the PRC subsidiaries have expanded into virtual reality content, capitalizing on the growing demand for immersive experiences.

The PRC subsidiaries generate revenue primarily by providing visual content production service, all through fixed-price contracts and milestone-based payments. Clients that the PRC subsidiaries serve include producers, production managers, and visual effect producers from various sectors. The PRC subsidiaries strategically outsource selected workloads to third-party visual effect producers to streamline the production process and improve overall project efficiency. Since DCR Beijing’s inception in 2021, the PRC subsidiaries have served approximately 68 clients. During the fiscal years ended June 30, 2025 and 2024, they served 48 and 17 clients, respectively. For the fiscal years ended June 30, 2025 and 2024, we had revenue of $28.74 million and $15.86 million, respectively, and net income of $1.42 million and $1.19 million, respectively.

Our Corporate History and Structure

DCR Tech Group Ltd, or DCR Cayman, is a holding company incorporated in the Cayman Islands with no material operations of our own and not a Chinese operating company. DCR Cayman conducts its operations in China through its PRC subsidiaries, including DCR Beijing and DCR Qingdao. This is an offering of securities of the offshore holding company in the Cayman Islands, instead of securities of the operating entity in China. Therefore, you will not directly hold any equity interests in the operating entity. Further, DCR Cayman controls and receives the economic benefits of its PRC subsidiaries’ business operation, if any, through equity ownership. We do not use a Variable Interest Entity (VIE) structure.

DCR Cayman’s issued share capital is a dual class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting right, conversion right and, the right to requisite a general meeting and conversion upon transfer pursuant to the provisions of our amended and restated memorandum and articles of association. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 20 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders who (together) hold at least one-tenth of issued Class B Ordinary Shares in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition.

In connection with this offering, we have undertaken a reorganization of our corporate structure (the “Reorganization”) in the following steps:

•        on May 31, 2024, DCR Cayman was incorporated as an exempted company limited by shares in the Cayman Islands;

•        on June 21, 2024, DCR Cayman incorporated its wholly owned subsidiary, DCR HK, in Hong Kong SAR;

•        on August 2, 2024, DCR HK incorporated its wholly owned subsidiary, DCR WFOE, in the PRC, and

•        on August 6, 2024, DCR WFOE acquired 100% equity interest of DCR Beijing. As a result, DCR Beijing became a wholly-owned subsidiary of DCR WFOE.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering based on a proposed number of 5,000,000 Class A Ordinary Shares being offered, assuming the Representative does not exercise its over-allotment option.

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**      DCR TECH GROUP LTD is a holding company with no operation of its own. The Class A Ordinary Shares offered in this prospectus are those of DCR TECH GROUP LTD.

Industry

DCR Group’s PRC subsidiaries operate in the entertainment and media (E&M) market and the visual effects (VFX) industry within the E&M market in China. The VFX industry is a critical segment of the E&M market, contributing significantly to the production quality and visual appeal of film, television, and other digital content.

Entertainment and Media Market

According to “Perspective and Insights: Global Entertainment and Media Outlook 2023-2027” published by PwC3 (the “PwC Global Outlook”), the global E&M market reached a total revenue of $2.32 trillion in 2022, marking a 5.4% increase from the previous year. This growth represents a deceleration compared to the 10.6% growth rate observed in 2021, as economies and industries worldwide rebounded from the upheaval caused by the COVID-19 pandemic. From 2022 to 2027, the market is projected to grow at a CAGR of 3.6%. By 2027, the global E&M revenue is forecasted to reach approximately $2.78 trillion.

As a segment of the global E&M market, China’s E&M market stands out as one of the key drivers of the global growth. According to the PwC China Outlook, the Chinese E&M market is projected to grow at a CAGR of 4.3% from 2022 to 2027, reaching a total revenue of $479.9 billion by 2027. The Chinese E&M market is characterized by a significant demand for digital content, particularly through OTT (Over-The-Top) streaming services and mobile platforms. The penetration of internet and mobile broadband has enabled a vast consumer base to access digital media,

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3        PwC, https://www.pwc.com/gx/en/industries/tmt/media/outlook/insights-and-perspectives.html (last visited June 2, 2024)

fueling the growth of various E&M segments. In China, key segments driving growth include film, virtual reality content, OTT streaming video, digital gaming, and internet advertising, with projected 2022-2027 CAGRs of 20.89%, 18.92%, 7.41%, 13.13% and 9.09%, respectively, according to the PwC China Outlook.

Visual Effects (VFX) Market

VFX production fuels the creation of videos and interactive scenarios, in forms such as film and television, OTT video, games, animations, virtual reality and augmented reality applications. The global VFX market has witnessed substantial growth, driven by the increasing demand for high-quality visual content across various media platforms. Based on the EMR Report, the global VFX market size was approximately $35.59 billion in 2023. The market is estimated to grow at a CAGR of 12.9% during 2024-2032 to reach a value of $106.04 billion by 2032, reflecting the growing importance of visual storytelling in the digital age.

The growing demand for high quality visual content in videos and the rising popularity of OTT streaming services, video games, and digital advertising accelerate the demand for VFX production. As consumers seek more immersive and visually stunning experiences, the role of VFX in creating compelling content becomes increasingly vital. According to the PwC China Outlook, the market size OTT streaming video in China is expected to grow at a CAGR of 7.41% from 2022 to 2027, while the total box office in China reached $4.54 billion in 2022 and is projected to grow to $13.20 billion in 2027 with a CAGR of 23.77%. As a driving force in the demand of VFX production, China’s internet advertising reached a size of $94.75 billion in 2022 and is estimated to grow at a CAGR of 9% from 2022 to 2027. The integration of advanced technologies such as augmented reality (AR), virtual reality (VR), artificial intelligence (AI), and the penetration of 5G networks also contribute to the growing opportunities in the VFX production.

Key Trends and Drivers

Technological Advancements:    The VFX industry is heavily influenced by technological advancements. The adoption of AR, VR, and AI technologies has revolutionized VFX production, enabling more immersive and realistic visual experiences. These technologies are also enhancing the efficiency and creativity of VFX workflows, allowing artists to push the boundaries of visual storytelling.

Streaming Services and High-Quality Content:    The rise of streaming services in China, such as iQIYI, Tencent Video, and Youku, has created a high demand for original content, which often relies heavily on VFX. According to the PwC China Outlook, as competition among mainstream OTT streaming platforms intensifies, having high-quality original long-video content is vital for attracting and retaining paid viewers. This trend drives the need for advanced VFX services to meet the expectations of viewers and maintain competitive advantage.

Competitive Advantages

We believe that the following competitive strengths are essential for the PRC subsidiaries’ success and differentiate us from our competitors:

Proprietary Production Management Ecosystem — The DCR Hub System

The PRC subsidiaries’ self-developed production management ecosystem, the DCR Hub, is a cornerstone of our competitive advantage. This system comprises a suite of independent software, tools, and plugins that streamline and enhance stages of the visual effects production process, enhancing production capabilities and workflow efficiency. Key features of the DCR Hub include rapid concept generation, precise recognition, correction and edge optimization, high-performance rendering, and workflow management. By integrating these features, the DCR Hub system enhances the PRC subsidiaries’ production capabilities, allowing the PRC subsidiaries to deliver visually sophisticated content. Employees are required to have a deep understanding of the techniques and software commonly used in the visual effects sector to effectively operate DCR Hub. The PRC subsidiaries also conduct training sessions to ensure employees are proficient in using the software, tools, and plugins that comprise the DCR Hub.

One of the tools included in the DCR Hub system is the Edge Optimization System for Background Removal (the “Edge Optimization System”). This tool functions as a plugin for the widely used visual effects software, Nuke. When processing background removal for video assets, the removal of green screens often lacks precision, particularly around characters, resulting in a visible green halo effect. By integrating the Edge Optimization System into the Nuke workflow, staff can select parameters such as background color, correction area, and correction algorithm. The Edge Optimization System then automatically optimizes the edges, ensuring a seamless blend between the character and the new background. This tool significantly enhances the precision and efficiency of the background removal process.

The DCR Hub system aims to address specific production challenges and enhance accuracy, quality and efficiency. The DCR Hub system is designed to address specific production challenges and enhance the accuracy, quality, and efficiency of visual effects production. Management views the DCR Hub system as distinct from competitors’ software, emphasizing its precise functionality and the reduced time and effort required to refine output to meet final production standards. Additionally, the system features simplified interface and streamlined workflows, which management believes simplify operations and promote efficient visual effects production. This focus on operational simplicity and workflow efficiency is considered by management to be a distinguishing characteristic of the DCR Hub system.

Highly Experience Management and Team

Our senior management team has a wealth of experience in the E&M industry and has been essential in driving the growth of our business. Our founder and CEO, Director and Chairman of the Board, Mr. Jianru Yang, has over 8 years of experience in business management and E&M industries. Our CFO and Director, Ms. Yang Li, has over 9 years of experience in finance and accounting. Their strategic vision and industry knowledge drive innovation and ensure that we stay ahead of market trends.

The PRC subsidiaries have established a group of highly skilled and experienced professionals in visual content creation. The expertise and dedication of team members play a crucial role in maintaining our competitive edge and delivering high-quality visual content. The team comprises talented artists, animators, and technical experts who are well-versed in the latest technologies and techniques in visual effects production. Their collective expertise spans multiple disciplines, including 3D animation, motion graphics, compositing, and virtual reality content development. This diverse skill set enables the PRC subsidiaries to tackle a wide range of projects, from complex movie sequences to virtual reality content.

The PRC subsidiaries’ team has successfully executed numerous high-profile projects for renowned clients in the industry, such as Nova Film and Xixi Pictures. The management believes their track record of past projects has helped the PRC subsidiaries to establish stable relationships and earn repeat business from satisfied clients. The ability to consistently deliver satisfied results for their clients has solidified the PRC subsidiaries’ reputation as reliable and innovative visual content providers.

Comprehensive Production Management Workflow

The PRC subsidiaries offer full project management, encompassing every stage of the visual content production process, from initial storyboard creation, previsualization to final mass production. This integrated approach aims to ensure seamless project execution and high standards of project delivery, while adhering to project timelines and budgets. By strategically outsourcing selected workloads to third-party visual content creators, the PRC subsidiaries seek to optimize efficiency and control costs. The PRC subsidiaries assess the workload and specific requirements from clients and engage with third-party visual content creators on most of the projects to outsource repetitive, standard and non-creative tasks, such as green screen removal, background compositing and basic animation. After internal quality check, outsourced work will be then handled by PRC subsidiaries’ in-house team for further processing and visual effects production. The PRC subsidiaries’ in-house team focuses on handling complex visual effects, which the management considers critical to maintaining a high standard of output. This combination of in-house expertise and strategic outsourcing reflects the PRC subsidiaries’ approach to delivering visually sophisticated content.

Our Growth Strategy

We intend to implement the following growth strategies to further develop our business:

Expanding Our Business into Immersive Application Scenarios for Digital Cultural Tourism

We aim to capitalize on the growing market demand for immersive experiences, particularly related to the extended reality (XR) application in digital cultural tourism. Leveraging the advantages of the DCR Hub system, we will continue expanding our business on developing and delivering high-quality visual content for XR applications, with a focus in digital cultural tourism sector. Our strategy involves providing visual content without offering accompanying services, allowing us to concentrate on our core strengths in content creation.

By continuously expanding into visual content creation for XR applications in digital cultural tourism application scenarios, we aim to increase our business exposure and enhance our reputation in the area of digital cultural tourism. We believe that this area will see increased demand and user adoption, driven by advancements in XR technology and greater accessibility. Our R&D efforts will emphasize more on enhancing the DCR Hub’s capabilities for immersive content creation. This includes developing new tools and features that enable faster and higher-quality rendering of XR content, as well as improving the system’s ability to handle complex interactive elements.

Continuing Our Investment in R&D of Proprietary Technologies

Continuous innovation and improvement of our DCR Hub system are critical to maintaining our competitive edge. We will continue to invest in research and development to further advance the features and functionalities of the DCR Hub. We intend to develop new tools and plugins that streamline various stages of the visual content creation process. We plan to improve the automated procedures for repetitive tasks, optimize resource allocation, and improve the efficiency of visual content creation. The investment in DCR Hub will emphasize more on enhancing the DCR Hub’s capabilities for immersive content creation, to better facilitate our expansion into immersive content creation. We plan to invest 30% of the net proceeds of this offering in the R&D of DCR Hub system.

Talent Acquisition and Continuous Training

Highly skilled professionals are essential to the growth of our business. We will recruit more professionals to join our team, ensuring that we have the expertise needed to handle increasingly complex projects. The recruitment of professionals will emphasize on talents with specialized skills in visual effects production, 3D animation, and XR content creation, with a goal of continuous improvement of our technical proficiency and creative innovation. We also plan to invest in continuous training and development programs for our employees, including workshops, certifications, and seminars on the latest industry trends and technologies. By fostering a culture of continuous learning, we keep our team of professionals at the forefront of innovation. To retain top talent, we will implement initiatives such as competitive compensation packages, career advancement opportunities, and a supportive work environment. We plan to invest 20% from the proceeds of this offering in acquisition and training of talented professionals.

Our Business Model

The PRC subsidiaries operate as visual content creators in China, specializing in visual effects production for various sectors, such as film and television, over-the-top (“OTT”) video, games, animations, digital cultural tourism, advertising and XR. The business model leverages the proprietary DCR Hub system, strategic outsourcing, and client relationships to deliver visual content. The PRC subsidiaries’ clients include producers, production managers, visual effect producers and other types of clients such as game developers and advertisers. The PRC subsidiaries strategically outsource selected workloads to third-party visual effect producers, which are the PRC subsidiaries’ suppliers, to streamline the production process and improve overall project efficiency.

The PRC subsidiaries follow a structured operational workflow to ensure the delivery of visual content. Our process is designed to meet the specific needs and expectations of clients while maintaining strict quality standards and adhering to project timelines. By combining in-house expertise with strategic outsourcing, the PRC subsidiaries ensure that each project is completed on time, within budget, and meets and goes beyond client’s expectation. The flow chart and the description below illustrate the typical flow of service and operation of the PRC subsidiaries.

1.      Project Evaluation

The workflow begins with the project evaluation phase. During this phase, the client provides a detailed requirement sheet, which includes textual descriptions, sample visual concept, quality and results needed, and other specific considerations of the project. The PRC subsidiaries evaluate the scope of work, level of difficulty, resource needed, estimated timeline and workload of the project. The evaluation of the scope of work and resources needed is based on the information provided by the client, such as detailed scene descriptions and visual effect requirements, which help determine the necessary techniques and equipment. The level of difficulty is assessed based on the project timeline and the complexity of the special effects required. Shorter project timelines and more complex special effects (e.g., high-quality computer-generated imagery(“CGI”) or intricate animation effects) increase the difficulty level. Based on the client’s needs and PRC subsidiaries’ evaluation, the PRC subsidiaries determine the production workload and costs, develop a comprehensive production plan, and provide a quotation and timeline estimate to the client.

2.      Storyboard Creation and Single-Frame Effects

After the project evaluation, the PRC subsidiaries proceed with creating storyboards and single-frame effects. These visual elements serve to provide a clear representation of the project concept. Storyboards include preliminary indications of camera movements, human and object animations, showing the basic composition and motion direction of each shot. These are not highly detailed but are essential for conveying the overall visual concept. Single-frame effects focus on confirming the background environment styles and the forms of special effects, offering an initial understanding of the final visual effects by displaying the background and key visual elements. The client reviews these initial visuals and provides feedback or approval. This phase is crucial as it ensures that the client’s vision is accurately captured, setting a foundation for the final production.

3.      Previsualization

During the previsualization phase, the PRC subsidiaries develop a longer, high-quality visualization of key effects and visual concepts. This previsualization, typically ranging from 5 to 20 seconds, is produced to the quality of the final product. The client reviews and confirms these key visual elements, allowing the PRC subsidiaries to proceed with confidence that the final product will meet their expectations.

4.      Visual Production

Upon client approval of the previsualization, the PRC subsidiaries enter the visual production phase. The production management and quality control teams closely monitor the project timeline, budget, and quality standards throughout this phase. To optimize efficiency and manage costs effectively, the PRC subsidiaries strategically outsource certain aspects of the production process to trusted third-party visual content creators. Criteria used to select third-party visual content creators are primarily their past project experience and the delivery quality of their past work. These outsourced tasks typically involve repetitive, standard and non-creative production work, such as green screen removal, background compositing and basic animations. The outsourced tasks will be given a quality check before being handled by the in-house team. The review process involves an initial assessment by the review team leader, who checks for basic issues in the outsourced content, such as adherence to file format, naming conventions, color space, and frame dimensions as specified by the client. The outsourced content is also subject to a pixel-level comparison with original materials, with edge differences limited to no more than five pixels. All submissions must adhere to the production timeline set forth by the PRC subsidiaries. Once the content passes this initial check, the visual effects director conducts a thorough review to ensure the overall production quality meets the required standards and that the special effects align with the project’s style and specifications. The outsourced work will be then handled by PRC subsidiaries’ in-house team for further processing and visual effects production. For the years ended June 30, 2025 and 2024, value of outsourced work amounted to $24.11 million and $13.42 million.

The PRC subsidiaries engage third-party visual content creators for specific projects through production contracts, which include the following material terms: (a) scope of work: a detailed list of specific scenes and tasks for each project; (b) technical specifications: the format, resolution, framerate, and other technical requirements for the deliverables; (c) project duration: typically within three months; (d) production costs and payment schedule: the payment schedule is generally divided into three installments: (i) the first installment is due within five days of signing the agreement; (ii) the second installment is due upon submission of the sample deliverable when the outsourced content is 80% complete; and (iii) the third installment is due upon submission of the sample deliverable when the outsourced content is 100% complete; (e) bank and payment information: payment methods and bank account information; (f) rights and obligations: standard clauses outlining the rights and obligations of both parties; (g) intellectual property and confidentiality: customary clauses regarding intellectual property, confidentiality, and representations and warranties. Meanwhile, the in-house team focuses on more complex and critical scenes, such as opening sequences or promotional clips. This combination of in-house expertise and strategic outsourcing reflects the PRC subsidiaries’ approach to delivering visually sophisticated content.

5.      Review and Final Delivery

Following the visual production phase, the PRC subsidiaries conduct an internal review of the final product. The quality standards applied by the PRC subsidiaries include ensuring that all deliverables meet client requirements for technical parameters such as file formatting, naming conventions, color space, and visual dimensions. To ensure compliance with these standards, the PRC subsidiaries implement a multi-tier review process. After a self-assessment by production staff to identify edge detail issues, the team leader conducts a secondary review to verify overall visual completion. The visual effects director performs a final review of the project’s visual quality and alignment with client expectations. Throughout the production process, regular review meetings are held, during which the team evaluates the content on screens to discuss and confirm it meets quality standards. Once the content is approved internally, the final edited product is presented to the client for review. The client provides feedback, and any necessary revisions are made to ensure complete satisfaction. The project is considered complete upon client approval.

Customers, Sales and Marketing

The PRC subsidiaries value delivering visual content to customers and earning their satisfaction and repeating business, which contribute to customers seeking the PRC subsidiaries’ service proactively rather than being marketed by the PRC subsidiaries. Combined with the PRC subsidiaries’ active sales and marketing efforts, the PRC subsidiaries capitalize growth opportunities by the following channels:

1.      Existing and Former Customers:

The management believes that the PRC subsidiaries have established a reputation for delivering high-quality visual content, leading to repeat business. The PRC subsidiaries engage an archive to manage relationships with new and repeat customers, ensuring regular contact and engagement.

2.      Experienced Management Team:

Our management team plays a crucial role in our sales and marketing efforts. The team’s experience in the visual content and entertainment industry, along with their established business and personal relationships, enhances our market reach. Key members of our management team, such as our founder and CEO, Mr. Jianru Yang, have maintained good connections with industry practitioners and potential clients. These relationships are important in identifying new business opportunities and fostering long-term partnerships.

3.      Reputation and Client Referrals:

The PRC subsidiaries have developed a reputation in visual content production area, which the management attributes to consistent client satisfaction and satisfied project outcomes. According to management’s observations, clients frequently refer their services to peers. Additionally, some clients proactively seek out the PRC subsidiaries, which management believes is due to their demonstrated quality and expertise. This client-driven interest from potential clients furthers our business growth and strengthens the PRC subsidiaries’ market position.

For the year ended June 30, 2025, five customers accounted for approximately 25%, 14%, 10%, 6% and 4% of total revenues, respectively. As of June 30, 2025, four customers accounted for approximately 42%, 27%, 15%, and 10% of the Company’s gross accounts receivable.

For the year ended June 30, 2024, five customers accounted for approximately 22%, 13%, 11%, 11% and 10% of total revenues, respectively. As of June 30, 2024, the balance of the Company’s total accounts receivable is nil.

Suppliers

The PRC subsidiaries engage third-party visual content creators to strategically undertake certain aspects of the production process, optimizing efficiency, managing costs, and ensuring the ability to handle a high volume of projects without compromising quality. Our outsourcing suppliers, primarily visual effects studios, are selected based on their expertise, reliability, and ability to meet the PRC subsidiaries’ quality standards and client’s requirements. Typically, less complex or high-volume tasks, such as background compositing, basic animations, and rotoscoping, are outsourced, allowing the PRC subsidiaries to concentrate internal resources on high-quality, complex, and main scenes.

For the year ended June 30, 2025, five suppliers accounted for approximately 14%, 14%, 12%, 11% and 9% of the total purchases, respectively. As of June 30, 2025, the Company’s accounts payable is nil.

For the year ended June 30, 2024, five suppliers accounted for approximately 16%, 12%, 11%, 11% and 10% of the total purchases, respectively. As of June 30, 2024, the Company’s accounts payable is nil.

Research and Development

The PRC subsidiaries place an emphasis on research and development (R&D) to maintain our competitive edge in the visual content and entertainment industry. Our commitment to continuous innovation and technological advancement drives our ability to deliver advanced visual effects and immersive content to our clients. The PRC subsidiaries recruited and maintained R&D staff to develop features of the DCR Hub system and continuously improve it. As of the date of this prospectus, the PRC subsidiaries have a team of 26 full-time R&D personnel who are focused on enhancing our proprietary DCR Hub system and developing new tools and technologies to improve our production processes. The DCR Hub system integrates advanced tools and plugins that streamline various stages of the visual effects production process, from initial concept design to final rendering. The DCR Hub system features the following key capabilities:

•        Rapid Concept Generation.    The DCR Hub includes tools that facilitate the swift generation of initial concepts and storyboards. These tools allow the PRC subsidiaries to quickly generate detailed visual representations of project ideas, which can be presented to clients early in the production process. This rapid concept generation accelerates the approval process and enables faster project initiation. By providing clients with a clear visual roadmap from the outset, the PRC subsidiaries ensure alignment and reduce the likelihood of extensive revisions later in the project.

•        Precise Recognition, Correction and Edge Optimization.    Utilizing the PRC subsidiaries’ self-developed algorithms, the DCR Hub offers precise visual recognition and correction capabilities. These algorithms can precisely recognize components in the original visual resources and analyze the needed correction and special effects in the production process. This improves production efficiency and reduces errors and the need for manual correction and interference.

•        High-Performance Rendering.    Rendering is a critical aspect of visual content production, and the DCR Hub incorporates tools and plug-ins that set rendering parameters automatically and reduces rendering times. This enables the PRC subsidiaries to produce high-quality visual content quickly, meeting tight deadlines and managing multiple projects simultaneously without compromising on quality.

•        Integrated Workflow Management.    The DCR Hub includes tools for production workflow management, from initial concept design to final delivery. By providing a streamlined workflow, the DCR Hub minimizes disruptions and maintains consistent quality across all projects. This holistic approach to project management enhances the PRC subsidiaries’ ability to deliver outcomes.

•        Enhanced Production Efficiency.    The DCR Hub’s suite of tools and plugins is designed to enhance production efficiency by automating repetitive tasks and optimizing resource allocation. These tools include automation features that handle routine tasks, freeing up the PRC subsidiaries’ creative professionals to focus on more complex and innovative aspects of production. This enhanced efficiency is a significant benefit for the PRC subsidiaries’ clients, as it translates into shorter project timelines.

The major focus of our R&D efforts is the continuous advancement of our proprietary DCR Hub system. Specific areas of development and improvement include the project management system, where the PRC subsidiaries are increasing investments to make project management more straightforward and efficient, thereby reducing communication costs. Additionally, the PRC subsidiaries are optimizing existing system plugins to enhance the speed and quality of various effects during project production. These advancements aim to improve overall work efficiency by incorporating technical improvements that reduce both time and rendering costs.

For the fiscal years ended June 30, 2025 and 2024, the PRC subsidiaries invested $2.3 million and $0.6 million in R&D, respectively.

Competition

The visual content creation and visual effects sectors in China are fragmented and competitive. Our management believes service providers with advanced technologies and comprehensive service offerings are expected to dominate the market. The PRC subsidiaries face competition from well-established firms such as MoreVFX and Phenom Films, known for their high-quality visual effects services, and small visual content production studios. Visual content providers compete primarily on technological competency, quality of service, experienced management, access to skilled professionals, brand recognition, and the ability to consistently deliver innovative and high-quality content. The PRC subsidiaries distinguish themselves through the integration of our proprietary DCR Hub system, which enhances our production capabilities and workflow efficiency.

The PRC subsidiaries’ continuous investment in research and development, along with the commitment to delivering visual content, positions them well in the market. As the demand for immersive experiences and high-quality visual content continues to grow, the PRC subsidiaries will continue to innovate, expand their technological capabilities, and enhance service offerings to meet the evolving needs of clients.

Property

As of the date of this prospectus, the PRC subsidiaries do not own any property. The PRC subsidiaries lease two offices in China with an aggregate gross floor area of 323.87 square meters. The areas of the leased premises are based on the figures specified in the certificates of land use or the corresponding lease agreements. The following table shows information for the properties the PRC subsidiaries lease as of the date of this prospectus:

Location	Area (Square Meter)	Current Use	Term of Use	Annual Rental
Room 5002, 5th Floor, Building 1, Shunmei Industrial Park, Shunyi District, Beijing, China	100 m2	Principal Office	January 1, 2025 to December 31, 2026	$0
A11-105, Xidian Memory FunsTown, Xidian Memory Cultural and Creative Town, Gaobeidian Township, Chaoyang District, Beijing	223.87 m2	Office	May 8, 2025 to September 17, 2026	RMB 381,598, approximately $53,297

Intellectual property

The PRC subsidiaries implement a comprehensive set of measures to protect their intellectual property. These measures include registration applications, as well as the following key actions: (i) timely registration, filing, and application for ownership of our intellectual properties, (ii) actively tracking the registration and authorization status of our intellectual properties and taking prompt action if any potential conflicts are identified, and (iii) clearly stating all rights and obligations regarding the ownership and protection of intellectual properties in all employment and commercial contracts.

The PRC subsidiaries have signed confidentiality agreements with our employees, certain customers, and suppliers to further safeguard their intellectual property. These agreements, along with other protections, help maintain the PRC subsidiaries’ technological advantages in products and designs. The PRC subsidiaries do not rely on intellectual property rights authorized by third parties for operations.

As of the date of this prospectus, the PRC subsidiaries have not been subject to any material disputes or claims for infringement upon third parties’ trademarks, licenses, or other intellectual property rights in China. As of the date of this prospectus, DCR Beijing has 5 registered trademarks and 6 trademarks pending for registration, 1 registered domain name, and 22 registered software copyrights.

Software Copyright Information

As of the date of this prospectus, the PRC subsidiaries have 22 registered software copyrights as follows:

No.	Registration Number	Full Name of Software	Date of Registration
1	2024SR0553397	Rendering Effect Construction and Design System V1.0	April 24, 2024
2	2024SR0558840	Post-Rendering Batch Processing Software V1.0	April 24, 2024
3	2024SR0552557	Project Management Feasibility Assessment System V1.0	April 24, 2024
4	2024SR0553503	Project Management Full Process Tracking System V1.0	April 24, 2024
5	2024SR0502294	Digital Visual Scene Switching and Editing System V1.0	April 12, 2024
6	2024SR0504616	Project Digital Progress Coordination System V1.0	April 15, 2024
7	2024SR0502291	Visual Effects Simulation and Composition System V1.0	April 12, 2024
8	2024SR0506467	Project Work Visualization Monitoring System V1.0	April 15, 2024
9	2024SR0507668	One-Stop Visual Effects Editing and Preview System V1.0	April 15, 2024
10	2024SR0852545	One-Click Rendering File Construction Plugin System V1.0	June 21, 2024
11	2024SR0917829	Visual effects quality improvement system V1.0	July 3, 2024
12	2024SR1255762	Color variation recognition plug-in system V1.0	August 28, 2024
13	2024SR1255764	Bad side identification processing plug-in system V1.0	August 28, 2024
14	2024SR1493665	Intelligent Visual Effects Enhancement and Compositing Platform V1.0	October 11, 2024
15	2024SR1690497	Plug-in ADAPTS to system V1.0	November 5, 2024
16	2024SR1690489	Replacement effect plug-in system V1.0	November 5, 2024
17	2024SR1739771	Internal rendering system V1.0	November 11, 2024
18	2025SR0173722	Real-time interactive renderer system V1.0	January 26, 2025

No.	Registration Number	Full Name of Software	Date of Registration
19	2025SR0572669	Binding & Matching Plugin System V1.0	April 7, 2025
20	2025SR0572671	Fluid Plugin System V1.0	April 7, 2025
21	2025SR0572670	Keyframe Split-Screen Display System V1.0	April 7, 2025
22	2025SR0572668	Particle Rendering Plugin System V1.0	April 7, 2025

Trademarks

As of the date of this prospectus, the PRC subsidiaries have 5 registered trademarks and 6 trademarks pending for registration as follows:

No.	Trademark	International Category	Registration/Application Number	Registration Date	Valid Until
1		42	78406025	January 14, 2025	January 13, 2035
2		42	78396644	Pending registration
3		35	78388936	Pending registration
4		41	78384365	Pending registration
5		35	78382925	Pending registration
6		42	78370037	October 28, 2024	October 27, 2034
7		41	78354985	October 21, 2024	October 20, 2034
8		35	78354923	Pending registration
9		41	78353365	October 21, 2024	October 20, 2034
10		35	78353305	Pending registration
11		41	78352928	January 14, 2025	January 13, 2035

Domain

DCR Beijing has the right to use the following domain registration issued in the PRC:

No.	Domain Name	Registration Number	Date of Registration	Date of Expiration	Owner
1	dcreal.cn	Beijing ICP 2024069118-1	April 26, 2024	April 26, 2027	DCR Beijing

Employees

The PRC subsidiaries had 34 and 31 employees as of June 30, 2025 and June 30, 2024, respectively. The following table sets forth the number of their employees as of June 30, 2025 and June 30, 2024, respectively..

Department	As of June 30, 2025	As of June 30, 2024
Research and development department	26	22
Sales and marketing	1	3
Management	7	6
Total	34	31

The PRC subsidiaries’ full-time employees typically enter into standard employment contracts with the Company. In compliance with China’s regulations, the PRC subsidiaries participate in various employee social security plans organized by applicable local municipal and provincial governments. These plans include housing, pension, medical, work-related injury, maternity, and unemployment benefit plans.

We believe that the PRC subsidiaries maintain a good working relationship with their employees and have not experienced any material labor disputes in the past. None of the employees are represented by labor unions. This positive work environment and compliance with regulatory requirements help ensure the stability and satisfaction of our workforce.

Seasonality

The PRC subsidiaries’ business is not subject to obvious seasonal fluctuations.

Legal proceedings

From time to time, the PRC subsidiaries may become a party to various legal or administrative proceedings arising in the ordinary course of the business. These proceedings can include actions related to intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims. However, as of the date of this prospectus, the PRC subsidiaries are not involved in any legal or administrative litigation that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Relating to Visual Content Production Service

In November 2019, the General Office of the Communist Party of China Central Committee and the General Office of the State Council issued the Opinions on Strengthening the Protection of Intellectual Property, requiring that the government (i) adhere to the principles of strict protection, overall coordination, key breakthroughs, and equal protection; and (ii) constantly reform and improve the intellectual property protection system, and strengthen protection by comprehensive use of legal, administrative, economic, technological and social governance means, so as to promote the overall improvement of protection capacity and level; firmly establishing the idea that to protect intellectual property is to protect innovation.

The Copyright Law of the PRC (the “Copyright Law”) was adopted and promulgated at the 23rd Session of the Standing Committee of the 13th National People’s Congress of the PRC on November 11, 2020 and entered into force as of June 1, 2021.

As to the copyright protection, it introduced the punitive penalty and increased the maximum monetary penalty to RMB5 million (approximately $700,000), which will be determined by law enforcement institute as for the impact of such violation, to further strengthen the copyright protection. The recent revision of the Copyright Law expanded the scope of works, added the contents of copyright protection, and reinforced the penalty against the infringement. It will strengthen the protection of intellectual results from this perspective and boost the vibrant development of the cultural and entertainment industries.

The Copyright Law contains several revisions which deliver a significant impact on the cultural and entertainment industries. The Copyright Law revisions include subject, definition, and scope of works, and rights content of copyright. In particular, it has made major changes to both the definition and scope of works. In addition to the original enumeration method for the scope of works, it also stipulates the definition of works, thereby providing the foundation and basis for the protection of new forms of works, including introducing the audio-visual works, which though has not been clearly define, it stipulate to cover Film works, TV series works and other audio-visual works. According to the law, the copyright of film and TV series works in audiovisual works shall be entitled to the creators and the rights of modification of the copyright are only entitled to the creator. The digital content products of the PRC operating entities which are mainly developed through DCR Beijing.

Regulations on Production and Operation of Radio and Television Programs

On August 11, 1997, State Council promulgated the Administrative Regulations on Radio and Television, which became effective on September 1,1997, as revised on December 7, 2013, and further amended on March 1, 2017. The Administrative Regulations on Radio and Television apply to such activities as establishing radio and television stations, and collecting, editing, producing, broadcasting and transmitting radio and television programs within the territory of the PRC. The administrative department for radio and television of the State Council is responsible for radio and television administration throughout the country. The departments or agencies which are responsible for radio and television administration (hereinafter referred to as the administrative departments for radio and television) under the local governments at or above the county level shall be responsible for radio and television administration within their respective administrative regions. Radio and television programs shall be produced by radio or television stations or the units for the production and management of radio and television programs, which are established upon the approval of the administrative departments for radio and television under the governments at or above the provincial level. No radio and television broadcasting institutions shall broadcast broadcasting and television programs produced by units that did not obtain the permit for the radio and television program production and operation. Establishment of a television series production unit shall be subject to the approval of the administrative departments for radio and television under the State Council and a television series production license obtained before it may produce television series.

In accordance with the Administrative Provisions on the Production and Operation of Radio and Television Programs promulgated by the NRTA on July 19,2004, revised on August 28,2015 and October 31,2018, the NRTA is responsible for formulating the development plan, layout and structure of the national radio and television program production industry, managing, guiding and supervising the production and operation activities of national radio and television programs. The administrative departments for radio and television under the local governments at or above the county level shall be responsible for managing the production and operation activities of radio and television programs within their respective administrative regions. Establishment of a radio and television programs production institution or entities that produce and operate radio and television programs must first obtain a Radio and Television Program Production and Operation Permit (the “Permit”), which is subject to the licensing system applied by the PRC government. So far, our operation mainly focus on the visual effects production, and usually, we are out-sourcing partner of those permit holder. According to our PRC legal counsel’s view, we are not required to hold the Permit.

Regulations Relating to Foreign Investment

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which has come into effect on January 1, 2020 and has replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises established prior to the effective of the Foreign Investment Law may keep their corporate forms, among other things, within five years after January 1, 2020. Pursuant to the Foreign Investment Law, “foreign investors” means natural person, enterprise, or other organization of a foreign country, “foreign-invested enterprises” (FIEs) means any enterprise established under PRC law that is wholly or partially invested by foreign investors and “foreign investment” means any foreign investor’s direct or indirect investment in mainland China, including: (i) establishing FIEs in mainland China either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new projects in mainland China either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations, or State Council provisions.

The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment and the government generally will not expropriate foreign investment, except under special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on that list. When a license is required to enter a certain industry, the foreign investor must apply for one, and the government must treat the application the same as one by a domestic enterprise, except where laws or regulations provide otherwise. In addition, foreign investors or FIEs are required to file information reports and foreign investment shall be subject to the national security review.

The Industry Guidelines on Encouraged Foreign Investment (Year 2022) approved by the State Council is hereby promulgated and shall be implemented with effect from 1 January 2023. China has introduced an Industry Guidelines on Encouraged Foreign Investment to encourage and allow foreign-invested enterprises to set up businesses in China. The scope of encouragement mainly includes Agriculture, forestry, husbandry, fishing, Mining, Manufacturing, Information transfer, software and technical services Chinese subsidiaries are principally engaged in the provision of investment and financing consulting and technical services, which fall into the category of “encouraged” or “allowed” under the directory.

According to the Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The Foreign Investment Law grants national treatment to foreign-invested entities, or FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list.” The Foreign Investment Law provides that FIEs operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC government authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list,” such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list,” the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access. On June 30, 2019, MOFCOM and NDRC jointly issued the Negative List (Edition 2019). On June 23, 2020, MOFCOM and NDRC jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List), or the Negative List (Edition 2020), which replaced the Negative List (Edition 2019). The latest version of the Negative List (Edition 2021) was issued on December 27, 2021, which took effect on January 1, 2022 and superseded the previous lists.

Industry Catalog Relating to Foreign Investment

Investment activities in the PRC by foreign investors are subject to the Catalogue for the Guidance of Foreign Investment Industry, or the Catalogue, which was promulgated and is amended from time to time by the MOFCOM and the NDRC. The Foreign Investment Catalogue, which was promulgated jointly by MOFCOM and the NDRC, on June 28, 2017 and became effective on July 28, 2017, classifies industries into three categories with regard to foreign investment: (1) “encouraged,” (2) “restricted,” and (3) “prohibited.” The latter two categories are included in a negative list, which was first introduced into the Foreign Investment Catalog in 2017 and specified the restrictive measures for the entry of foreign investment.

On June 28, 2018, MOFCOM and NDRC jointly promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access, or the Negative List (Edition 2018), which replaced the negative list attached to the Foreign Investment Catalogue in 2017. On June 30, 2019, MOFCOM and NDRC jointly issued the Special Administrative Measures (Negative List) for Foreign Investment Access, or the Negative List (Edition 2019), which replaced the Negative List (Edition 2018), and the Catalogue of Industries for Encouraging Foreign Investment (Edition 2019), or the Encouraging Catalogue (Edition 2019), which replaced the encouraged list attached to the Foreign Investment Catalogue in 2017. On June 23, 2020, MOFCOM and NDRC jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List), or the Negative List (Edition 2020), which replaced the Negative List (Edition 2019). On December 27, 2021, the NDRC and the MOFCOM promulgated the latest Special Entry Management Measures (Negative List) for the Access of Foreign Investment (Edition 2021), or the Negative List (Edition 2021), which came into effect on January 1, 2022.

Pursuant to the Negative List (Edition 2021), any industry that is not listed in any of the restricted or prohibited categories is classified as a permitted industry for foreign investment. Establishment of wholly foreign-owned enterprises is generally allowed for industries outside of the Negative List. For the restricted industries within the Negative List, some are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, or the SAT, the SAIC, the CSRC, and the State Administration of Foreign Exchange, or the SAFE jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles.

Our PRC subsidiaries are mainly engaged in providing virtual content production services. It is the opinion of our PRC counsel, Jingtian & Gongcheng, that as of the date of this prospectus, our PRC subsidiaries have obtained all permissions and approvals required to operate our business in compliance with the relevant laws and regulations in the PRC.

Company Law

Pursuant to the PRC Company Law, promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) on December 29, 1993, effective as of July 1, 1994, and as revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013 October 26, 2018 and December 29, 2023, the establishment, operation and management of corporate entities in the PRC are governed by the PRC Company Law. The PRC Company Law defines two types of companies: limited liability companies and companies limited by shares.

Our PRC subsidiaries are limited liability company. Unless otherwise stipulated in the related laws on foreign investment, foreign invested companies are also required to comply with the provisions of the PRC Company Law.

Regulations Relating to Overseas Listings

In August 2006, six PRC regulatory authorities, including the China Securities Regulatory Commission, or the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an Overseas SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such Overseas SPV’s securities on an overseas stock exchange.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

We believe that we will not be required to submit an application to the CSRC for the approval of the listing and trading of us on the Nasdaq. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing. According to the Circular, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures.

We submitted the filing with the CSRC under the Trial Measures on October 22, 2024 as required by the Trial Measures and we received the feedback from the CSRC on January 16, 2025, which required us to further supplement this matter, including the establishment of our corporate structure and the content of our business. We have not yet received CSRC’s approval, as of the date of this prospectus. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” on page 23.

The Circular and Trial Measures, and any related implementing rules to be enacted may subject us to additional compliance requirements in the future. See “Risk Factors — Risks Related to Doing Business in China.”

Regulations on Intellectual Property Rights

Patents.    Patents in the PRC are principally protected under the Patent Law of the PRC. Patents in the PRC are classified into three categories, namely, inventions, utility models and designs. The protection period of a patent right is 10 years for utility models and designs and 20 years for inventions from the date of application.

Copyrights.    Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software for legal persons is 50 years and ends on December 31 of the 50th year from the date of first publishing of the software.

Trademarks.    The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. The validity period of registered trademarks is 10 years from the date of approval of trademark application, and may be renewed for another 10 years provided relevant application procedures have been completed within 12 months before the end of the validity period.

Regulations Relating to Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. In October 2019, the State Administration of Taxation promulgated the Administrative Measures for Entitlement to Treaty Benefits for Non-resident Taxpayers, or Circular 35, which became effective on January 1, 2020. Circular 35 provides that entitlement to treaty benefits for non-resident taxpayers shall be handled by means of “self-judgment of eligibility, declaration of entitlement, and retention of relevant materials for future reference”. Where non-resident taxpayers judge by themselves that they meet the conditions for entitlement to treaty benefits, they may obtain such entitlement themselves at the time of making tax declarations, or at the time of making withholding declarations via withholding agents. At the same time, they shall collect, gather and retain relevant materials for future reference in accordance with the provisions of these Measures, and shall accept the follow-up administration of tax authorities. Accordingly, DCR HK, our Hong Kong subsidiary, may be able to enjoy the 5% withholding tax rate for the dividends they receive from our PRC subsidiaries, respectively, if they satisfy the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81 and Circular 35, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 28, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular 16 to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulations on Dividend Distribution

The principal laws and regulations regulating the distribution of dividends by FIEs in China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Rules. Under the current regulatory regime in China, FIEs in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital, unless laws regarding foreign investment provide otherwise. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

PRC Laws and Regulations on Wholly Foreign-owned Enterprises

The establishment, operation and management of corporate entities in China are governed by the PRC Company Law, which was promulgated by the SCNPC on December 29, 1993 and became effective on July 1, 1994. It was last amended on December 29, 2023 and the amendments became effective on July 1, 2024. Under the PRC Company Law, companies are generally classified into two categories, namely, limited liability companies and joint stock limited companies. The PRC Company Law also applies to limited liability companies and joint stock limited companies with foreign investors. Where there are otherwise different provisions in any law on foreign investment, such provisions shall prevail.

According to Foreign Investment Law and its implementation rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation, or the SAMR, or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and its Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the Ministry of Commerce and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the Ministry of Commerce shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

According to the above regulations, a Foreign-invested Enterprise should report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. DCR WFOE is a Foreign-invested Enterprise since established, and has reported investment information to competent commerce departments of the government through the enterprise registration system. Its establishment and operation are in compliance with the above-mentioned laws. DCR Beijing is a PRC domestic company, and it is not subject to the record-filling or examination applicable to Foreign-invested Enterprises.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

According to the Social Insurance Law of the PRC, which was promulgated by the Standing Committee of the NPC on October 28, 2010 and December 29, 2018 and became effective on December 29, 2018, without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise, competent government authorities will have the power to enforce employers to pay up social insurance within a prescribed time limit, and a fine of 0.05% of the unpaid social insurance will be charged on the part of the employers per day commencing from the first day of default. Provided that the employers still fail to make the payment within the prescribed time limit, a fine of over one time and up to three times of the unpaid sum of social insurance will be charged.

MANAGEMENT

The following individuals are members of our Board and/or executive management.

Name	Age	Position(s)
Jianru Yang	30	Chief Executive Officer, Director, Chairman of the Board
Yang Li	34	Chief Financial Officer, Director
Changpeng Li*(1)(2)(3)	37	Independent Director Nominee, Chair of Audit Committee
Yang Lin*(1)(2)(3)	46	Independent Director Nominee, Chair of Compensation Committee
Mengge Weng*(1)(2)(3)	35	Independent Director Nominee, Chair of Nominating Committee

____________

(1)      Member of the Audit Committee

(2)      Member of the Compensation Committee

(3)      Member of the Nominating Committee

*        The individual shall be appointed and consents to be in such position effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

Mr. Jianru Yang has served as our Director and Chief Executive Officer since May 2024, and our Chairman of the Board of Directors since October 10, 2024. Mr. Yang has served as the Chairman of DCR Beijing since December 2021. Mr. Yang has over 8 years of experience in business management and E&M industries. From May 2018 to November 2021, he held the position of Business Director at Global Mofy (Beijing) Technology Co., Ltd. From July 2016 to April 2018, Mr. Yang served as a Business Officer at Beijing Shixing Universe Cultural Media Co., Ltd. Mr. Yang graduated from Jiangnan Vocational College of Media Arts from September 2013 to June 2016 and is currently studying at Communication University of China since 2023.

Ms. Yang Li has served as our Director and Chief Financial Officer since May 2024. Ms. Li has served as the Chief Financial Officer of DCR Beijing since March 2024. Ms. Li has over 9 years of experience in finance and accounting. From January 2023 to February 2024, Ms. Li held the position of Financial Manager at Beijing Liubai Education Consulting Co., Ltd. From June 2018 to December 2022, she served as the General Ledger Accountant at Beijing Huaiqianshu Information Technology Co., Ltd. From October 2015 to May 2018, Ms. Li worked as an Accountant at Shenzhen Grandland Group Co., Ltd. Ms. Li received her bachelor’s degree in accounting from Hebei Normal University in 2015.

Mr. Changpeng Li will serve as our independent director and chair of audit committee immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. He is currently the Partner at Suzhou ZiYao Private Equity Firm that manages several funds with an asset under management over RMB1 billion. He is mainly responsible for due diligence, valuation analysis, post-investment management of portfolio companies and has abundant experiences in corporate financial reporting, financial and valuation analysis and internal control oversight. Mr. Li started his professional career with RSM China CPAs LLP working as project manager to lead auditing teams to perform assurance and internal control audit services to a number of clients including IPOs and M&A transactions. He worked for RSM China CPAs LLP till January 2016 and afterwards joined Suzhou ZiYao Private Equity Firm to pursue his professional career. Mr. Li graduated from Dongbei University in 2011 obtaining his bachelor’s degree in accounting.

Mr. Yang Lin will serve as our independent director and chair of the compensation committee immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. He is currently a Senior Operations Manager at Xiaomi Corporation, where he has been responsible for overseeing the company’s operational strategies, optimizing internal processes, and managing performance metrics to drive business growth since July 2020. From November 2016 to September 2019, Mr. Lin served as the Operations Director at Beijing Agibi Technology Co., Ltd., where he led operational initiatives and played a key role in the design and implementation of compensation structures and employee incentive programs to support the company’s growth. His responsibilities included strategic planning, process optimization, and performance management. Mr. Lin graduated from the Communication University of China in 2022, earning a bachelor’s degree in business administration.

Ms. Mengge Weng will serve as our independent director and chair of the nominating committee immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. She is currently a Project Manager at Beijing Renhe Chuangjian Information Technology Co., Ltd., a position she has held since September 2020, where she is responsible for managing key projects and overseeing cross-functional teams to ensure successful project delivery. From August 2015 to August 2020, Ms. Weng worked as an HR Business Partner (HRBP) at Agora (Shanghai Shengguang Network Technology Co., Ltd.), where she played a key role in talent management, employee development, and organizational strategy. Ms. Weng graduated with a bachelor’s degree in International Economics and Trade from Taiyuan University of Technology, Modern Science and Technology College, in 2013.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Terms of Directors and Executive Officers

An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. Shareholders may remove and appoint directors at any time by ordinary resolution and directors may remove and appoint directors by director resolutions. All of our executive officers are appointed by and serve at the discretion of our board of directors.

However, as a Cayman Islands exempted company, we are not required to hold any annual general meetings and, under our articles of association, shareholders are not able to requisition a meeting unless the requisitionists, between them, hold at least one-tenth of issued Class B Ordinary Shares. As a result, shareholders who hold less than one-tenth of issued Class B Ordinary Shares may not have opportunity to vote on directors if no general meetings are convened by the board of directors.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, three of whom shall be “independent” within the meaning of the corporate governance standards of Nasdaq. A director is not required to hold any shares in our company to qualify to serve as a director. Subject to the rules of the relevant stock exchange and disqualification by the chairman of the board of directors, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. There are no directors’ service contracts with the Company or its subsidiaries providing for benefits upon termination of employment.

Committees of the Board of Directors

Prior to the declaration of effectiveness of the registration statement of which this prospectus forms a part, we intend to establish an audit committee, a compensation committee and a nominating committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Changpeng Li, Yang Lin and Mengge Weng and will be chaired by Changpeng Li. We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. We have determined that Changpeng Li qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and the independent registered public accounting firm; and

•        reporting regularly to the board of directors.

Compensation Committee.    Our compensation committee will consist of Changpeng Li, Yang Lin and Mengge Weng, and will be chaired by Yang Lin. We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•        reviewing the total compensation package for our executive officers and making recommendations to the board of directors;

•        reviewing the compensation of our non-employee directors and making recommendations to the board of directors with respect to it; and

•        periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating Committee.    Our nominating committee will consist of Changpeng Li, Yang Lin and Mengge Weng, and will be chaired by Mengge Weng. We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating committee will be responsible for, among other things:

•        recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

•        reviewing annually with the board of directors the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•        selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating committee itself; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Code of Business Conduct and Ethics

We currently do not have a code of business conduct and ethics applicable to our directors, officers and employees; however, we intend to adopt one in the near future in connection with our application to list on The Nasdaq Capital Market.

Foreign Private Issuer Exemption

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer. Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. However, we intend to meet this Nasdaq standard that our committees will consist entirely of independent directors. Per Nasdaq listing rules, shareholder approval is required for domestic companies, prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than public offerings. We voluntarily comply with the requirements of the rules and will seek shareholder approval under all situations stated above.

Controlled Company Exception

We may also be eligible to utilize the controlled company exemptions under the Nasdaq corporate governance rules. We will be a “controlled company” within the meaning of Nasdaq rules. Upon the completion of this offering, our Controlling Shareholder, Fortune Sage Investment Advisors Limited, which in turn is owned 100% by Mr. Jianru Yang (our Chief Executive Officer, Director, and Chairman of the Board), will beneficially own 40.71% of our total issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, representing 93.21% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 40.43% of our total issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, representing 93.14% of the total voting power, assuming that the over-allotment option is exercised in full. Under the Nasdaq rules, a company of which more than 50% of the voting power with respect to the election of directors is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended June 30, 2025 and 2024, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)
Jianru Yang, CEO	2024	$22,000	28,000	—	—	—	—	—	$50,000
	2025	$25,237	—	—	—	—	—	—	$25,237
Yang Li, CFO	2024	$19,000	—	—	—	—	—	—	$19,000
	2025	$21,788	—	—	—	—	—	—	$21,788

Agreements with Named Executive Officers

On December 1, 2021, DCR Beijing entered into an employment agreement with our Chief Executive Officer, Jianru Yang, for a term of 3 years. Jianru Yang is entitled to an annual base salary of RMB 156,000 (approximately USD 22,000). The termination of this agreement is subject to PRC Labor Law and PRC Labor Contract Law.

On May 31, 2024, DCR Cayman entered into an employment agreement with our Chief Executive Officer, Jianru Yang, for a term of 3 years. Jianru Yang is entitled to an annual base salary of USD 22,000.

On May 31, 2024, DCR Cayman entered into an employment agreement with our Chief Financial Officer, Yang Li, for a term of 3 years. Yang Li is entitled to an annual base salary of USD 19,000.

Compensation of Directors

For the years ended June 30, 2025 and June 30, 2024, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors.

Offer Letters to Independent Directors

On February 20, 2025, Changpeng Li, has received and signed the offer letter provided by DCR Cayman. The term shall continue until his successor is duly elected and qualified. The board of directors may terminate the position as a director for any or no reason. The position shall be up for re-appointment every year by the board of directors of the Company. Changpeng Li is entitled to compensation of US$20,000 for each calendar year, payable on a quarterly basis.

On February 20, 2025, Mengge Weng, has received and signed the offer letter provided by DCR Cayman. The term shall continue until his successor is duly elected and qualified. The board of directors may terminate the position as a director for any or no reason. The position shall be up for re-appointment every year by the board of directors of the Company. Mengge Weng is entitled to compensation of US$20,000 for each calendar year, payable on a quarterly basis.

On February 20, 2025, Yang Lin, has received and signed the offer letter provided by DCR Cayman. The term shall continue until his successor is duly elected and qualified. The board of directors may terminate the position as a director for any or no reason. The position shall be up for re-appointment every year by the board of directors of the Company. Yang Lin is entitled to compensation of US$20,000 for each calendar year, payable on a quarterly basis.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for

•        each of our directors and executive officers; and

•        each person known to us to own beneficially more than 5% of our Class A Ordinary Shares or Class B Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 20 votes per one Class B Ordinary Share. Percentage of beneficial ownership of each listed person prior to this offering is based on (i) 22,900,000 Class A Ordinary Shares issued and outstanding and 17,100,000 Class B Ordinary Shares as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) Class A Ordinary Shares and Class B Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) Class A Ordinary Shares and Class B Ordinary Shares outstanding immediately after the completion of this offering and (ii) Class A Ordinary Shares and Class B Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus, but excludes any shares issuable upon the exercise of the over-allotment option.

As of the date of the prospectus, we have 9 shareholders of record, none of which are located in the United States.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering*		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)*		Class A Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)*		Class A and Class B Ordinary Shares Combined Voting Power Prior to this Offering	Voting Power After this Offering (Over- allotment option not exercised)*	Voting Power After this Offering (Over- allotment option fully exercised)*
	Number	%	Number	%	Number	%	Number	%	%	%	%
Directors and Executive Officers
Jianru Yang(1)	5,400,000	23.58%	17,100,000	100.00%	5,400,000	19.35%	5,400,000	18.85%	95.20%	93.92%	93.73%
Yang Li(2)	3,600,000	15.72%			3,600,000	12.90%	3,600,000	12.57%	0.99%	0.97%	0.97%
Changpeng Li	—	—	—	—	—	—	—	—	—	—	—
Yang Lin	—	—	—	—	—	—	—	—	—	—	—
Mengge Weng	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (five individuals):	9,000,000	39.30%	17,100,000	100.00%	9,000,000	32.26%	9,000,000	31.41%	96.19%	94.89%	94.70%

5% Shareholders:
Fortune Sage Investment Advisors Limited(1)			17,100,000	100.00%					93.72%	93.21%	93.14%
Sparkling Advisory Limited(1)	5,400,000	23.58%			5,400,000	19.35%	5,400,000	18.85%	1.48%	1.46%	1.46%
Shimmering Consulting Limited(5)	3,900,000	17.03%			3,900,000	13.98%	3,900,000	13.61%	1.07%	1.05%	1.05%
Superb Investment Advisory Limited(2)	3,600,000	15.72%			3,600,000	12.90%	3,600,000	12.57%	0.99%	0.97%	0.97%
Luxuary Advisors Limited(7)	3,280,000	14.32%			3,280,000	11.76%	3,280,000	11.45%	0.90%	0.89%	0.88%
Grandness Advisory Limited(8)	1,920,000	8.38%			1,920,000	6.88%	1,920,000	6.70%	0.53%	0.52%	0.52%
Grandeur Consulting Limited(9)	1,800,000	7.86%			1,800,000	6.45%	1,800,000	6.28%	0.49%	0.49%	0.49%
Oceanflow Advisory Limited(10)	1,800,000	7.86%			1,800,000	6.45%	1,800,000	6.28%	0.49%	0.49%	0.49%
Brilliance Investment Advisory(11)	1,200,000	5.24%			1,200,000	4.30%	1,200,000	4.19%	0.33%	0.32%	0.32%

____________

*        The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The number and percentage of Class A Ordinary Shares exclude Class A Ordinary Shares convertible from Class B Ordinary Shares as the beneficial ownership of Class B Ordinary Shares is presented separately.

(1)      Mr. Jianru Yang beneficially owns 17,100,000 Class B Ordinary Shares indirectly through Fortune Sage Investment Advisors Limited, a company incorporated under the laws of the BVI, of which Mr. Yang has voting and dispositive control, and 5,400,000 Class A Ordinary Shares indirectly through Sparkling Advisory Limited, a company incorporated under the laws of the BVI, of which Mr. Yang has voting and dispositive control. The registered address of Fortune Sage Investment Advisors Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. The registered address of Sparkling Advisory Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(2)      Ms. Yang Li beneficially owns 3,600,000 Class A Ordinary Shares indirectly through Superb Investment Advisory Limited, a company incorporated under the laws of the BVI, of which Mr. Li has voting and dispositive control. The registered address of Superb Investment Advisory Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(5)      The registered address of Shimmering Consulting Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. Yan Sun exercises voting and dispositive power and is deemed the beneficial owner of the securities held by Shimmering Consulting Limited.

(7)      The registered address of Luxuary Advisors Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. Qisheng Lu exercises voting and dispositive power and is deemed the beneficial owner of the securities held by Luxuary Advisors Limited.

(8)      The registered address of Grandness Advisory Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. Jinhua Yang exercises voting and dispositive power and is deemed the beneficial owner of the securities held by Grandness Advisory Limited.

(9)      The registered address of Grandeur Consulting Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. Yuchao Lu exercises voting and dispositive power and is deemded the beneficial owner of the securities held by Grandeur Consulting Limited.

(10)    The registered address of Oceanflow Advisory Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. Yangyang Qie exercises voting and dispositive power and is deemded the beneficial owner of the securities held by Oceanflow Advisory Limited.

(11)    The registered address of Brilliance Investment Advisory is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. Wenshuang Xu exercises voting and dispositive power and is deemded the beneficial owner of the securities held by Brilliance Investment Advisory.

RELATED PARTY TRANSACTIONS

Nature of relationships with related parties:

Name	Relationship with the Company
Mr. Jianru Yang	Chief Executive Officer, Director, Chairman of the Board
Ms. Yang Li	Chief Financial Officer, Director
Mr. Yan Sun	Directly hold a 9.75% equity interest in the Company
Light Year Investment (Hainan) Co., Ltd.	100% held by Mr. Jianru Yang
Zhangdian Sanqi Film and Television Studio	Mr. Yan Sun is the legal representative

Balances with related parties

Balances are presented as of June 30, 2025 and June 30, 2024:

	June 30, 2025	June 30, 2024
Due from a related party
Ms. Yang Li	$—	$117
Due to a related party
Mr. Jianru Yang(1)	$622,386	$28,443

____________

(1)      The amounts due to a related party from Mr. Jianru Yang were provided as working capital to support the Company’s operations during the years ended June 30, 2025 and 2024. The balance was unsecured interest-free and due upon demand.

During the years ended June 30, 2025 and 2024, the Company had the following material related party transactions.

	June 30, 2025	June 30, 2024
Light Year Investment (Hainan) Co., Ltd.
– Borrowings to the Company	$—	$422,707
– Repayment of borrowings	—	422,707
Zhangdian Sanqi Film and Television Studio
– Loan	$—	$—
– Collection of loan	—	85,943
Mr. Jianru Yang
– Borrowing to the Company	$575,880	$—

For the year ended June 30, 2025, in connection with the Reorganization, DCR WFOE borrowed $575,880 from Mr. Jianru Yang to fund the consideration paid for the acquisition of DCR Beijing, which was subsequently waived.

As of June 30, 2024 and 2023, the balances with related parties were as follows

	As of June 30,
	2024	2023
	US$	US$
Due from related parties
Mr. Jianru Yang	$—	$700,623
Ms. Yang Li	117	—
Zhangdian Sanqi Film and Television Studio	—	84,835
Due to a related party
Mr. Jianru Yang	$28,443	$—

The balances with above related parties arises from short-term borrowings with the above related parties in the daily operation with no interest charged. The balances were unsecured interest-free and due upon demand.

During the years ended June 30, 2025, 2024 and 2023, the Company had the following material related party transactions.

	For the year ended June 30,
	2025	2024	2023
Light Year Investment (Hainan) Co., Ltd.
– Loan	$—	$422,707	$—
– Collection of loan	—	422,707	—
Zhangdian Sanqi Film and Television Studio
– Loan	—	—	88,309
– Collection of loan	$—	$85,943	—

The loans made with related parties are interest free and payable on demand.

DESCRIPTION OF SHARE CAPITAL

A copy of our amended and restated memorandum and articles of association is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (as amended) of the Cayman Islands, or the “Cayman Islands Companies Act,” on May 31, 2024. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

We include summaries of material provisions of our memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of our share capital.

Ordinary Shares

All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determines otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary share. We may not issue shares or warrants to bearer.

Our authorized share capital is US$50,000 divided into 440,000,000 Class A Ordinary Shares of par value of US$0.0001 each and 60,000,000 Class B Ordinary Shares of par value of US$0.0001 each. Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering assuming no exercise of the Representative’s over-allotment option, there will be 27,900,000 Class A Ordinary Shares issued and outstanding and 17,100,000 Class B Ordinary Shares issued and outstanding. Shares sold in this offering will be delivered against payment from the Representative upon the closing of the offering in New York, New York, on or about [    ], 2025.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)     the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)    the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Islands Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest against the Company.

Voting Rights

A resolution put to the vote of the meeting shall be decided on a poll. Unless their shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all shareholders are entitled to vote at a general meeting. On a poll, each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to twenty (20) votes on all matters subject to vote at general meetings of the Company. A fraction of a Class A Ordinary Share shall entitle its holder to an equivalent fraction of one (1) vote, and a fraction of a Class B Ordinary Share shall entitle its holder to an equivalent fraction of twenty (20) votes. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights Attaching to Shares

Whenever our capital is divided into different classes of shares, unless the terms on which a class of shares was issued state otherwise, the rights attaching to any class of share may only be varied either with the consent in writing of the holders holding not less than majority of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders holding issued shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall be deemed not to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)     increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)    sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)     cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which its capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 10 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•        either alone or jointly with any other person, whether or not that other person is a shareholder; and

•        whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that shareholder’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture). The directors may determine that any share the subject of such notice be accepted by the Company as surrendered by the shareholder holding that share in lieu of forfeiture.

A forfeited or surrendered share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding such forfeit or surrender, remain liable to pay to us all monies which at the date of forfeiture or surrender were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may our directors:

(a)     issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)    with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)     purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of our shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to any applicable requirements set forth in the Articles and provided that a transfer of ordinary shares complies with applicable rules of Nasdaq, a shareholder may freely transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq (if such shares are listed on Nasdaq) or in any other form approved by the directors, executed:

(a)     where the ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)    where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transfer or shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Where the ordinary shares in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any transfer of such shares that are not fully paid up or is subject to a company lien. Our board of directors may also, but are not required to, decline to register any transfer of any ordinary share unless:

(a)     the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the ordinary share to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)    the instrument of transfer is in respect of only one class of ordinary share;

(c)     the instrument of transfer is properly stamped, if required;

(d)    the ordinary share transferred is fully paid and free of any lien in favor of us;

(e)     any fee related to the transfer has been paid to us;

(f)     in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(g)    any applicable fee of such maximum sum as the Nasdaq (to the extent applicable) may determine to be payable, or such lesser sum as our board of directors may from time to time require, related to the transfer is paid to the Company.

If our directors refuse to register a transfer of any shares of any class not listed on Nasdaq, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 clear days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company).

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not (unless required by the rules of Nasdaq) be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders who (together) hold at least one-tenth of issued Class B Ordinary Shares in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 45 clear days from the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 45 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least five clear days’ notice of any general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders.

Subject to the Cayman Islands Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of (i) if the Company has only one shareholder: that shareholder; and (ii) if the Company has more than one shareholder: one or more shareholders holding shares that represent not less than one third of the outstanding shares carrying the right to vote at such general meeting.

If within fifteen minutes from the time appointed for the meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders holding Class B Ordinary Share(s), shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

A resolution put to the vote of the meeting shall be decided on a poll.

A poll shall be taken in such manner as the chairman directs. On a poll, each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to twenty (20) votes on all matters subject to vote at general meetings of the Company. A fraction of a Class A Ordinary Share shall entitle its holder to an equivalent fraction of one (1) vote, and a fraction of a Class B Ordinary Share shall entitle its holder to an equivalent fraction of twenty (20) votes.

In the case of an equality of votes, , the chairman of the meeting shall not be entitled to a second or casting vote.

Directors

There shall be a board consisting of not less than one person provided however that the Company may by ordinary resolution or by the resolutions of directors increase or reduce the limits in the number of directors. Unless fixed by ordinary resolution, the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and, there shall be no shareholding qualification.

A director may be removed by ordinary resolution of our shareholders or by the resolutions of our directors.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the registered office.

Without prejudice to the provisions in the articles for retirement (by rotation or otherwise), the office of a director shall be terminated forthwith if:

(a)     he is prohibited by the law of the Cayman Islands from acting as a director;

(b)    he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)     he resigns his office by notice to us;

(d)    he only held office as a director for a fixed term and such term expires;

(e)     in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)     he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)    he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)    without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating committee shall consist of at least three directors (or such larger minimum number as may be required from time to time by rules of Nasdaq) and the majority of the committee members shall be independent within the meaning of the Nasdaq corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the Nasdaq corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and the memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. However, to the extent allowed by the Cayman Islands Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary any delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the rules of Nasdaq and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Capitalization of Profits

The directors may resolve to capitalize:

(a)     any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)    any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)     to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)    to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of our shareholders, a statement of the shares held by each shareholder, which:

•        distinguishes each share by its number (so long as the share has a number);

•        confirms the amount paid or agreed to be considered as paid, on the shares of each shareholder;

•        confirms the number and category of shares held by each member; and

•        confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a shareholder; and

•        the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed, as a matter of the Cayman Islands Companies Act, to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Issuance of Share Capital

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On May 31, 2024, we issued 40,000,000 ordinary shares to 9 shareholders, including 17,100,000 ordinary shares to Fortune Sage Investment Advisors Limited, 5,400,000 ordinary shares to Sparkling Advisory Limited, 3,900,000 ordinary shares to Shimmering Consulting Limited, 3,600,000 ordinary shares to Superb Investment Advisory Limited, 3,280,000 ordinary shares to Luxuary Advisors Limited, 1,920,000 ordinary shares to Grandness Advisory Limited, 1,800,000 ordinary shares to Grandeur Consulting Limited, 1,800,000 ordinary shares to Oceanflow Advisory Limited and 1,200,000 ordinary shares to Brilliance Investment Advisory Limited.

On September 6, 2024, our shareholders passed a series of resolutions, and pursuant to which (i) the issued 40,000,000 ordinary shares held by nine shareholders were re-designated and re-classified into Class A ordinary shares of par value of $0.0001 per share on a one-for-one basis; (ii) the remaining authorized but unissued 460,000,000 ordinary shares were re-designated and re-classified into 400,000,000 Class A Ordinary Shares, and 60,000,000 Class B ordinary shares of par value of $0.0001 per share (“Class B Ordinary Shares”), both on a one-for-one basis; (iii) the 17,100,000 Class A Ordinary Shares held by Fortune Sage Investment Advisors Limited were repurchased by DCR Cayman out of the proceeds of the new issuance of 17,100,000 Class B Ordinary Shares at par value to Fortune Sage Investment Advisors Limited;

The issued and outstanding shares then became 22,900,000 Class A Ordinary Shares and 17,100,000 Class B Ordinary Shares before the initial public offering.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (i) seventy-five per cent. (75%) in value of shareholders or class of shareholders or (ii) a majority in number representing seventy-five per cent. (75%) in value of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the Company to challenge:

(a)     an act which is illegal or ultra vires with respect to the Company and is therefore incapable of ratification by the shareholders;

(b)    an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)     an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty, willful default or willful neglect. Our Articles provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

To the extent permitted by Cayman Islands Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Islands Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of our company.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the Company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders or, if the Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights Attaching to Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than majority of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes by holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

Listing

We plan to list our Class A Ordinary Shares on Nasdaq under the symbol “DCR”. Our application could be rejected by Nasdaq, and this offering may not close until we have received Nasdaq’s approval for our application.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Transhare Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our Class A Ordinary Shares and Class B Ordinary Shares, and while we plan to list our Class A Ordinary Shares on Nasdaq, we cannot assure you that a significant public market for the Class A Ordinary Shares will develop or be sustained after this offering. Future sales of substantial amounts of our Class A Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Class A Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Class A Ordinary Shares, including Class A Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Class A Ordinary Shares and our ability to raise equity capital in the future.

Upon the closing of the offering, we will have 27,900,000 outstanding Class A Ordinary Shares, assuming no exercise of the Representative’s over-allotment option. Of that amount, 5,000,000 Class A Ordinary Shares will be publicly held by investors participating in this offering, and 22,900,000 Class A Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the Class A Ordinary Shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Class A Ordinary Shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Class A Ordinary Shares held by existing shareholders are, and any Class A Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

All of our Class A Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Share or otherwise, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of the Class A Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Class A Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

People’s Republic of China Enterprise Taxation

Unless otherwise noted in the following discussion, this section is the opinion of Jingtian & Gongcheng, our PRC legal counsel, insofar as it relates to legal conclusions with respect to matters of People’s Republic of China Enterprise Taxation below.

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy” on page 53 of this prospectus.

We are a holding company incorporated in Cayman Islands and we gain income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although DCR Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of DCR Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

Currently, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that DCR Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Jingtian & Gongcheng, our PRC legal counsel, believes that it is more likely than not that the Company and its offshore subsidiaries would be treated as a non-resident enterprise for PRC tax purposes because we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors — Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such Classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders” on page 30 of this prospectus.

Our company pays an EIT rate of 25% for WFOE and its subsidiaries. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our ordinary share, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF OUR CLASS A ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        regulated investment companies;

•        advertising investment trusts;

•        broker-dealers;

•        persons that elect to mark their securities to market;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities;

•        persons liable for alternative minimum tax;

•        persons holding our Class A Ordinary Share as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Share);

•        persons who acquired our Class A Ordinary Share pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding our Class A Ordinary Share through partnerships or other pass-through entities;

•        beneficiaries of a Trust holding our Class A Ordinary Share; or

•        persons holding our Class A Ordinary Share through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Share in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Share.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Share

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Share. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Share and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Share or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Class A Ordinary Share as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Share and you are, for U.S. federal income tax purposes,

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our Class A Ordinary Share

Subject to the passive foreign investment company (PFIC) rules (defined below) discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Share (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Share are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Share, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Share will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Share, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Share

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Share for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

If we are a PFIC for any taxable year during which a U.S. Holder holds the Class A Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition including, under certain circumstances, a pledge, of Class A Ordinary Shares. Under the PFIC rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income; and

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the Class A Ordinary Shares, and any of our subsidiaries is also a PFIC (a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to the Class A Ordinary Shares, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Class A Ordinary Shares over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the Class A Ordinary Shares and we cease to be a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the Class A Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. We anticipate that the Class A Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns the Class A Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the Class A Ordinary Shares if we are or become a PFIC.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Share and proceeds from the sale, exchange or redemption of our Class A Ordinary Share may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Share, subject to certain exceptions (including an exception for Class A Ordinary Share held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Share.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with D. Boral Capital LLC, as representative of the Underwriters, or the Representative, in this offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. The Representative has agreed to purchase from us, on a firm commitment basis, the number of Class A Ordinary Shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter	Number of Ordinary Shares
D. Boral Capital LLC	5,000,000

The Representative is committed to purchase all the Class A Ordinary Shares offered by this prospectus if it purchases any Class A Ordinary Shares. The Representative is not obligated to purchase the Class A Ordinary Shares covered by the Representative’s over-allotment option to purchase Class A Ordinary Shares as described below. The Representative is offering the Class A Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Representative of officer’s certificates and legal opinions. The Representative reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative a 45-day option to purchase up to an aggregate of additional Class A Ordinary Shares (equal to 15% of the number of Class A Ordinary Shares sold in the offering), at the offering price per Class A Ordinary Shares less underwriting discounts. The Representative may exercise this option for 45 days from the date of closing of this offering solely to cover sales of Class A Ordinary Shares by the Representative in excess of the total number of Class A Ordinary Shares set forth in the table above. If any of the additional Class A Ordinary Shares are purchased, the Representative will offer the additional Class A Ordinary Shares at $            per Class A Ordinary Share, the offering price of each Class A Ordinary Share.

Discounts and Expense Reimbursement

We will pay the Representative a discount equivalent to five percent (5.0%) of the gross proceeds of this offering and each closing of the over-allotment option (if any) sourced by the Representative. For investors not introduced or sourced by the Representative, a fee of four percent (4%) of the gross proceeds of this offering will apply. The Representative proposes initially to offer the Class A Ordinary Shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the Class A Ordinary Shares offered by us are not sold at the offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the underwriting fees/commission payable to the Representative with this offering:

	Per Class A Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$5.00	$25,000,000	$28,750,000
Underwriting discounts(1)	$0.25	$1,250,000	$1,437,500
Non-accountable expense allowance(2)	$0.05	$250,000	$287,500
Proceeds, before expenses, to us	$4.70	$23,500,000	$27,025,000

____________

(1)      We have agreed to pay the Representative a discount equal to five percent (5.0%) of the gross proceeds of this offering and each closing of the over-allotment option (if any) sourced by the Representative. For investors not introduced or sourced by the Representative, a fee of four percent (4%) of the gross proceeds of this offering will apply. The fees do not include the expense reimbursement as described below.

(2)      We also agreed to pay the Representative a non-accountable expense allowance in the amount equal to one percent (1%) of the gross proceeds of this offering.

In addition to the cash commission, we will also reimburse the Representative for accountable out-of-pocket expenses relating to this Offering, including but not limited to: (a) all filing fees and expense relating to the registration of the securities with the SEC; (b) all fees and expenses relating to the listing on a national exchange; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky securities laws; (d) all fees, expense and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any; (g) the fees and expense of the Company’s accountants; (h) FINRA filing fees and communication expenses; (i) up to $20,000 of Representative’s actual accountable road show expenses and due diligence expenses for the Offering; (j) the $29,500 cost associated with use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (k) the costs associated with bound volumes of the Offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; (l) the fees for Representative’s U.S. legal counsel and PRC legal counsel, such total legal fees in an amount not to exceed $175,000; and (m) all fees, expenses, and disbursements relating to background checks of the Company’s directors and officers in an amount not to exceed $10,000 in the aggregate. If there is not a closing, the accountable expenses shall not exceed $100,000. We have paid to D. Boral Capital LLC $50,000 in accountable expenses as advance as of the date hereof, which will be refundable to us to the extent actually not incurred by the Representative in accordance with FINRA Rule 5110(f)(2)(C).

We also agreed to pay the Representative a non-accountable expense allowance in the amount equal to one percent (1%) of the gross proceeds of this offering.

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting discounts, will be approximately $1,242,692.

The Representative intends to offer our Class A Ordinary Shares to their retail customers only in states in which we are permitted to offer our Class A Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet a National Securities Exchange listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Tail Financing

We have also agreed to pay the Representative a tail fee equal to seven percent (7.0%) of the gross proceeds received by us from an offering of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to us during our engagement period with the Representative that was not-known to the Company or its subsidiaries or affiliates previously, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated within the twelve (12) month period following the expiration or termination of our engagement of the Representative. Such right shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by us for cause in case of the Representative’s material failure to provide the services contemplated in the underwriting agreement.

Right of First Refusal

Until 12 months from the closing of this public offering, the Representative shall have a right of first refusal to act as lead investment banker, lead book-runner, and/or lead placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to the Representative for such transactions.

Lock-Up Agreements

We have agreed that, subject to certain exceptions set forth in the underwriting agreement, we will not, without the prior written consent of the Representative, during our engagement period with the Representative and additionally for a period of 180 days after the closing of the offering, subject to certain exceptions (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Our directors, executive officers, and our existing beneficial owners of at least 5% of our total outstanding Ordinary Shares have agreed with the Representative, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions, for a period ending 180 days after the closing of offering.

The Representative may in its sole discretion and at any time without notice release some or all of the Class A Ordinary Shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

The Representative will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Representative acting as principal. Under these rules and regulations, the Representative:

•        may not engage in any stabilization activity in connection with our securities; and

•        may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the Class A Ordinary Shares we are offering was determined by us in consultation with the Representative based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the Representative. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by the Representative is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Class A Ordinary Shares

We have not taken any action to permit a public offering of our Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Class A Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Representative against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Representative may be required to make for these liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Application for Nasdaq Listing

We plan to list our Class A Ordinary Shares on Nasdaq under the symbol “DCR”. We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of Class A Ordinary Shares in this offering sufficient to satisfy applicable listing criteria, our Class A Ordinary Shares will in fact be listed.

If our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia.    This prospectus:

•        does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•        has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•        does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•        may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Class A Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Class A Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A Ordinary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Class A Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada.    The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands.    This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”).    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Class A Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Class A Ordinary Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Class A Ordinary Shares may be made to the public in that Relevant Member State at any time:

•        to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the Class A Ordinary Shares to the public” in relation to any Class A Ordinary Share in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong.    The Class A Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan.    Class A Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the Class A Ordinary Shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Class A Ordinary Shares, as principal, if the offer is on terms that the Class A Ordinary Shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the Class A Ordinary Shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC and the Class A Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia.    This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore.    This prospectus or any other offering material relating to the Class A Ordinary Shares has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the Class A Ordinary Shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such Class A Ordinary Shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

(a)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)    where no consideration is or will be given for the transfer;

(c)     where the transfer is by operation of law;

(d)    as specified in Section 276(7) of the SFA; or

(e)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland.    The Class A Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Class A Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Class A Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Class A Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Class A Ordinary Shares.

Taiwan.    The Class A Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A Ordinary Shares in Taiwan.

United Arab Emirates.    The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom.    This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Class A Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Class A Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, accountable expenses, non-accountable expenses allowance, and advisory fees, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,500
Nasdaq Listing Fee	$5,000
FINRA Filing Fee	$2,000
Legal Fees and Expenses	$129,140
Accounting Fees and Expenses	$432,000
Printing and Engraving Expenses	$22,000
Miscellaneous Expenses	$160,552
Total Expenses	$753,192

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Class A Ordinary Share sold in the offering.

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng. Ortoli Rosenstadt LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law and Ogier with respect to matters as to Cayman Islands law. Loeb & Loeb LLP is acting as counsel to the Representative.

EXPERTS

The consolidated financial statements for the years ended June 30, 2025, included in this Registration Statement have been so included in reliance on the report of HTL International, LLC, independent registered public accounting firms, given on the authority of said firm in auditing and accounting. The office of HTL International, LLC is located at 12 Greenway Plaza, Suite 1100, Houston, TX 77046.

The consolidated financial statements for the years ended June 30, 2024, included in this Registration Statement have been so included in reliance on the report of TPS Thayer, LLC, independent registered public accounting firms, given on the authority of said firm in auditing and accounting. The office of TPS Thayer, LLC is located at 1600 Hwy. 6, Suite 100, Sugar Land, TX 77478.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective February 24, 2025, TPS Thayer, LLC (“TPS”), our then independent registered public accounting firm, was dismissed by us. On February 24, 2025, we engaged HTL International, LLC (“HTL”) to serve as our independent registered public accounting firm, to audit our consolidated financial statements for the year ended June 30, 2025.

TPS’s reports on our consolidated financial statements for the years ended June 30, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our fiscal years ended June 30, 2024 and 2023 and through February 24, 2025, there have been no disagreements with TPS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to TPS’s satisfaction, would have caused TPS to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our fiscal years ended June 30, 2024 and 2023 and the subsequent period through February 24, 2025, there were no “reportable events” as that term is described in Item 16F(a)(1)(v) of the Form 20-F.

We provided TPS with a copy of the above disclosure and requested that TPS furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of TPS’s letter will be filed as Exhibit 16.1 to this registration statement.

During our fiscal years ended June 30, 2024 and 2023 and the subsequent period through February 24, 2025, neither our Company nor anyone acting on our behalf consulted HTL with respect to any of the matters or reportable events set forth in Item 16F(a)(2)(i) and (ii) of the Form 20-F.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Share offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Share. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

DCR Tech Group Ltd

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of
DCR Tech Group Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of DCR Tech Group Ltd and its subsidiaries (collectively, the “Company”) as of June 30, 2025, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

We have served as the Company’s auditor since 2025.

Houston, Texas
September 30, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of
DCR Tech Group Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of DCR Tech Group Ltd and its subsidiaries (collectively, the “Company”) as of June 30, 2024, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TPS Thayer, LLC

We have served as the Company’s auditor since 2024.

Sugar Land, Texas
October 18, 2024

DCR Tech Group Ltd
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. Dollars, except for the number of shares)

	As of June 30,
	2025	2024
ASSETS
Current Assets:
Cash	$826,626	$1,802,737
Accounts receivable, net	1,491,714	—
Advances to vendors	4,769,550	5,424,791
Amounts due from related parties	—	117
Prepaid expenses and other current assets	5,837	3,990
Total current assets	7,093,727	7,231,635

Non-current assets:
Property and equipment, net	25,408	40,298
Deferred offering cost	206,149	—
Deferred tax assets	169,970	1,821
Right-of-use assets, net	57,970	89,763
Total non-current assets	459,497	131,882
Total Assets	$7,553,224	$7,363,517

LIABILITIES AND EQUITY
Current Liabilities:
Advances from customers	$1,849,985	$3,778,464
Income tax payable	291,402	292,702
Accrued expenses and other liabilities	365,526	214,780
Amount due to a related party	622,386	28,443
Lease liabilities – current	54,404	47,180
Total current liabilities	3,183,703	4,361,569

Non-current Liabilities:
Lease liabilities – non-current	11,594	49,868
Total Liabilities	3,195,297	4,411,437

Commitments and contingencies (Note 12)

Equity
Class A ordinary shares (US$0.0001 par value, 440,000,000 shares authorized, and 22,900,000 shares issued and outstanding as of both June 30, 2025 and 2024)*	2,290	2,290
Class B ordinary shares (US$0.0001 par value, 60,000,000 shares authorized, and 17,100,000 shares issued and outstanding as of both June 30, 2025 and 2024)*	1,710	1,710
Additional paid-in capital	1,407,290	1,407,290
Statutory reserves	301,079	159,208
Retained earnings	2,672,453	1,395,618
Accumulated other comprehensive loss	(26,895)	(14,036)
Total equity	4,357,927	2,952,080
Total Liabilities and Equity	$7,553,224	$7,363,517

____________

*        Retroactively restated for effect of share capital reorganization (see Note 11).

The accompanying notes are an integral part of these consolidated financial statements.

DCR Tech Group Ltd
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Expressed in U.S. Dollars, except for the number of shares)

	For the year ended June 30,
	2025	2024
Revenue	$28,739,274	$15,863,372
Cost of revenue	(24,228,355)	(13,299,011)
Gross profit	4,510,919	2,564,361

Operating expenses:
Selling expenses	(69,305)	(135,752)
General and administrative expenses	(889,909)	(412,769)
Research and development expenses	(2,310,426)	(595,787)
Total operating expenses	(3,269,640)	(1,144,308)

Income from operations	1,241,279	1,420,053

Other income (expenses):
Other income (expenses), net	7,508	(528)

Income before income taxes	1,248,787	1,419,525
Income tax benefit (expense)	169,919	(226,426)
Net income	1,418,706	1,193,099

Comprehensive income
Net income	$1,418,706	$1,193,099
Foreign currency translation (loss) gain	(12,859)	7,840
Total comprehensive income	1,405,847	1,200,939

Earnings per ordinary share
– Basic and diluted*	$0.04	$0.03

Weighted average number of ordinary shares outstanding
– Basic and diluted*	40,000,000	40,000,000

____________

*        Retroactively restated for effect of share capital reorganization (see Note 11).

The accompanying notes are an integral part of these consolidated financial statements.

DCR Tech Group Ltd
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Expressed in U.S. Dollars, except for the number of shares)

	Ordinary shares				Additional paid-in capital	Statutory reserves	Retained earnings	Accumulated other comprehensive income (loss)	Total equity
	Class A		Class B
	Shares*	Amount	Shares*	Amount
Balance as of June 30, 2023	22,900,000	$2,290	17,100,000	$1,710	$158,375	$39,898	$321,829	$(21,876)	$502,226

Capital contribution	—	—	—	—	1,248,915	—	—	—	1,248,915
Net income for the year	—	—	—	—	—	—	1,193,099	—	1,193,099
Appropriation to statutory reserve	—	—	—	—	—	119,310	(119,310)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	7,840	7,840
Balance as of June 30, 2024	22,900,000	$2,290	17,100,000	$1,710	$1,407,290	$159,208	$1,395,618	$(14,036)	$2,952,080

Net income for the year	—	—	—	—	—	—	1,418,706	—	1,418,706
Appropriation to statutory reserve	—	—	—	—	—	141,871	(141,871)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(12,859)	(12,859)
Balance as of June 30, 2025	22,900,000	$2,290	17,100,000	$1,710	$1,407,290	$301,079	$2,672,453	$(26,895)	$4,357,927

____________

*        Retroactively restated for effect of share capital reorganization (see Note 11).

The accompanying notes are an integral part of these consolidated financial statements.

DCR Tech Group Ltd
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)

	For the year ended June 30,
	2025	2024
Cash flows from operating activities
Net income	$1,418,706	$1,193,099
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	18,328	10,032
Provision for doubtful accounts	361,027	—
Amortization of operating lease right-of-use assets	40,820	42,449
Deferred taxes	(168,126)	(539)

Changes in operating assets and liabilities:
Accounts receivable	(1,852,471)	1,274,711
Advances to vendors	631,028	(5,420,380)
Amounts due from related parties	116	709,662
Prepaid expenses and other current assets	(1,864)	(3,987)
Deferred offering cost	(206,112)	—
Accounts payable	—	(981,409)
Advance from customers	(1,911,348)	3,581,914
Income tax payable	—	226,965
Amount due to a related party	593,962	28,420
Accrued expenses and other liabilities	151,672	(2,710)
Lease liabilities	(40,045)	(40,294)
Net cash (used in) provided by operating activities	(964,307)	617,933

Cash flows from investing activities
Purchase of property and equipment	(3,620)	(30,391)
Collection of loans from a related party	—	85,943
Collection of loans from third parties	—	119,998
Net cash (used in) provided by investing activities	(3,620)	175,550

Cash flows from financing activities
Capital contributions	—	1,247,792
Borrowings from related parties	575,880	422,707
Repayments of borrowings to related parties	—	(422,707)
Loans from third parties	—	2,566,004
Payments to shareholders in relation to the Reorganization	(575,880)
Repayments of loans to third parties	—	(2,809,674)
Net cash provided by financing activities	—	1,004,122
Effect of foreign exchanges rate on cash	(8,184)	1,512
Net (decrease) increase in cash	(976,111)	1,799,117
Cash at the beginning of the year	1,802,737	3,620
Cash at the end of the year	$826,626	$1,802,737

Non-cash transactions of investing and financing activities:
Initial recognition of right-of-use assets	$65,699	$96,334

The accompanying notes are an integral part of these consolidated financial statements.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

DCR Tech Group Ltd (“DCR Cayman”) was incorporated on May 31, 2024 under the laws of the Cayman Islands with limited liability.

DCR Cayman formed its 100% wholly-owned subsidiary DCR Tech HongKong Limited (“DCR HK”), a business company incorporated in accordance with the laws and regulations of Hong Kong Special Administration Region on June 21, 2024. DCR HK formed its wholly-owned subsidiary, Shuzhi Yunchuang (Beijing) Technology Co., Limited (“DCR WFOE”), in the People’s Republic of China (the “PRC”) on August 2, 2024.

Shuzhi Yunku (Beijing) Technology Co., Ltd. (“DCR Beijing”), previously known as Moxing Shangxing (Beijing) Technology Co., Ltd. prior to March 2024, is a company incorporated in accordance with the laws and regulations of the PRC on December 7, 2021. DCR Beijing established its wholly-owned subsidiary, Zhidong Guangxun (Qingdao) Technology Co., Ltd. (“DCR Qingdao”) on May 16, 2024.

DCR Cayman, DCR HK, and DCR WFOE are currently not engaging in any active business operations and merely acting as holding companies.

On August 6, 2024, DCR WFOE entered into equity transfer agreements with each shareholder of DCR Beijing to purchase all the equity interest in DCR Beijing.

As described below, DCR Cayman, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of DCR Beijing, through DCR WFOE and DCR HK. Accordingly, DCR Cayman consolidates DCR Beijing’s operations, assets, and liabilities. DCR Cayman and its subsidiaries, are collectively hereinafter referred as the “Company”. DCR Cayman, which was founded by DCR Beijing’s shareholders, together with its wholly-owned subsidiaries, DCR HK, DCR WFOE, DCR Beijing, and DCR Qingdao, were effectively controlled by the same shareholder before and after the Reorganization and, therefore, the Reorganization is considered one for entities under common control and included at their historical carrying values. The consolidation of the Company has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the consolidated financial statements.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

The Company mainly engages in providing virtual content production services. The Company’s headquarters are located in the PRC.

DCR TECH GROUP LTD
"DCR Cayman"
Cayman Islands, 2024
100%
Outside the PRC
Inside the PRC
DCR TECH HONGKONG LIMITED
"DCR HK"
Hong Kong, 2024
100%
SHUZHI YUNCHUANG (BEIJING) TECHNOLOGY CO., LIMITED
"DCR WFOE"
China, 2024
100%
SHUZHI YUNKU (BEIJING) TECHNOLOGY CO., LTD
"DCR Beijing"
China, 2021
100%
ZHIDONG GUANGXUN (QINGDAO) TECHNOLOGY CO., LTD
"DCR Qingdao"
China, 2024

The Company’s subsidiaries are as follows:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
DCR Tech Hongkong Limited (“DCR HK”)	June 21, 2024	Hong Kong	100%	Investment holding
Shuzhi Yunchuang (Beijing) Technology Co., Ltd (“DCR WFOE”)	August 2, 2024	PRC	100%	Investment holding
Shuzhi Yunku (Beijing) Technology Co., Ltd (“DCR Beijing”)	December 7, 2021	PRC	100%	Virtual content production service
Zhidong Guangxun (Qingdao) Technology Co., Ltd. (“DCR Qingdao”)	May 16, 2024	PRC	100%	Virtual content production service

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b) Principles of consolidation

The consolidated financial statements include the financial statements of DCR Cayman and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

(c) Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, revenue recognition, allowances for doubtful accounts and credit losses, useful lives and impairment of long-lived assets, incremental borrowing rate of lease, uncertain tax position, and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

(d) Cash

Cash includes cash on hand. The Company maintains all of the bank accounts in the PRC.

(e) Accounts receivable, net

Accounts receivables are presented net of an allowance for credit losses. The Company assesses an allowance for credit losses in accordance with Accounting Standards Codification (“ASC”) 326 and records the allowance for credit losses as an offset to assets such as accounts receivable, and the estimated credit losses charged to the allowance is classified under “General and administrative expenses in consolidated statements of operations and comprehensive income”. The Company assesses collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when identify specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers.

(f) Advances to vendors

Advances to vendors represent prepayments to suppliers in the procurement of outsourced content production services. Advance payment is demanded on specific circumstances, including the industry practice, negotiations with suppliers, and the delivery time of services received from suppliers after the advance payment. Advances to vendors are recognized as cost of revenue when the services are received and accepted by the Company, and the period generally ranges from three to six months. The Company reviews its advances to vendors on a periodic basis and determines the adequacy of allowance when amounts outstanding are not likely to be utilized.

(g) Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance, which do not materially extend the useful lives of the assets, are expensed as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in other income (expense), net in the year of disposition.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Estimated useful lives are as follows:

Category	Estimated useful lives
Office equipment	3 years

(h) Impairment of long-lived assets other than goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When such events occur, the Company evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for both the years ended June 30, 2025 and 2024.

(i) Fair value of financial instruments

The Company applies ASC 820, Fair Value Measurements and Disclosures, (‘‘ASC 820’’). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•        Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

•        Level 3 — Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, accounts payable, amount due to a related party, amounts due from related parties, other current assets and accrued expenses and other current liabilities other than other taxes payable approximate their recorded values due to their short-term maturities. The fair value of longer-term leases approximates their recorded values as their stated interest rates approximate the rates currently available.

The Company’s non-financial assets, such as property and equipment would be measured at fair value only if they were determined to be impaired.

(j) Deferred offering costs

Deferred offering costs consist of direct costs incurred through the balance sheet date that are directly related to the Initial Public Offering (“IPO”) and that will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of June 30, 2025 the Company has capitalized $206,149 under deferred offering costs.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(k) Leases

The Company accounted for leases in accordance with ASC 842, Leases. The Company determines if an arrangement is a lease at inception. All the Company’s leases are operating leases. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate (“IBR”), which is prevalent lending prime rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and includes initial direct costs incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for minimum lease payments are recognized on a straight-line basis over the lease term. All operating lease right-of-use assets are reviewed for impairment annually. There was no impairment for operating lease right-of-use assets for the years ended June 30, 2025 and 2024.

The Company elected not to record assets and liabilities on its consolidated balance sheet for lease arrangements with terms of 12 months or less. The Company recognizes lease expenses for such lease on a straight-line basis over the lease term.

(l) Revenue recognition

The Company’s revenue is derived principally from virtual technology service.

In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services are transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps: (i) identify the contracts with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when, or as the entity satisfies a performance obligation.

The Company’s revenues are derived principally from virtual technology service, digital marketing and digital asset development and others.

Revenue from virtual technology service

The Company engages in virtual content production for visual effect in movies, television series, animations, games, advertisement, tourism, and augmented reality (“AR”) and virtual reality (“VR”) technology etc. The virtual content production contracts are on a fixed price basis, which require the Company to perform services for visual effect design, content development, production and integration based on customers’ specific needs. The required production period is generally less than one year.

The virtual content production services are considered as a single performance obligation because the Company provides a significant service of integrating different services underlying each contract, which are highly interdependent and interrelated with one another. The Company currently does not have any modification of contract and the contracts currently do not have any variable consideration.

The customer of the virtual content production contract can only obtain control of the produced virtual content after the project is completed. The Company satisfies its performance obligation at a point in time only when it transfers the developed content to the customer. The virtual content are assets when they are developed by the Company. The Company can direct the use of the product and obtain substantially all of the remaining benefits of the asset. The customer can direct the use and obtain benefits of the assets only after the development completed and control transfer occurred from the Company upon acceptance by the customer. The customer does not simultaneously receive or consume the benefits provided by the Company’s performance as the Company performs. The customer can only benefit from the final output of the virtual content as delivered by the Company. The customer does not have control over the content as it is developed. The developed virtual content may be sold as digital assets by the Company and

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the payment collected in advance based on the contract upon each milestone would be refundable if the Company does not meet the customer’s needs or there is other default. Hence, none of the criteria of ASC 606-10-25-27 is met. Revenue from virtual content production is recognized at a point in time when the Company satisfies the performance obligation by transferring promised virtual content product upon acceptance by customers.

While none of the factors individually are considered presumptive or determinative, the Company is the primary obligor and responsible for (i) identifying and contracting with customers and delivering the specified virtual content production services; (ii) bearing certain risks of loss to the extent that the cost incurred for content production cannot be compensated by the total consideration received from the customer, which is similar to inventory risk; and (iii) performing all the billing and collection activities, including retaining credit risk.

Contract balance

The Company recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and it has the unconditional right to receive consideration. Payments received from its customers are based on the payment terms established in its contracts. Such payments are initially recorded to advance from customers and are recognized into revenue as the Company satisfies its performance obligations. As of June 30, 2025 and 2024, the balance of advance from customers amounted to $1,849,985, and $3,778,464, respectively. During the years ended June 30, 2025 and 2024, an amount of $3,778,464 and $190,982 from the opening balance of advance from customers was recognized as revenue, respectively. Substantially all of advance from customers will be recognized as revenue during the Company’s following fiscal year.

(m) Cost of revenue

Cost of revenue consists primarily of outsourcing content production cost and payroll expenses.

(n) Selling expenses

Selling expenses consist primarily of payroll expenses and other daily expenses which are related to the selling and marketing departments. These expenses are charged to the consolidated statements of operations and comprehensive income as incurred.

(o) General and administrative expenses

General and administrative expenses consist primarily of payroll expenses for employees involved in general corporate functions, including accounting, legal and human resources; and costs associated with use by these functions of facilities and equipment, such as traveling and general expenses, professional service fees and other related expenses. These expenses are charged to the consolidated statements of operations and comprehensive income as incurred.

(p) Research and development expenses

Research and development expenses consist primarily of payroll expenses for research and development personnel, allocated overhead and outsourced development expenses in connection with the Company’s internal-use-software. Research and development expenses are expensed as incurred as the Company determines its software is still in the preliminary development stage. The Company follows ASC 350-40 “Internal Use Software” and expenses all costs incurred during the preliminary project stage of its development, and capitalizes costs incurred during the application development stage. Costs incurred relating to upgrades and enhancements to the application are capitalized if it is determined that these upgrades or enhancements add additional functionality to the application.

(q) Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain. The subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the years ended June 30, 2025 and 2024.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes”, prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. Tax positions that meet the “more likely than not” recognition threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Company to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period which the change occurs. ASC 740 also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures.

(r) Value-added tax (“VAT”)

The Company’s PRC subsidiaries are subject to value-added tax (“VAT”) and related surcharges based on gross sales or service price depending on the type of services provided in the PRC (“output VAT”), and the VAT may be offset by VAT paid by the Company on service purchases (“input VAT”). The applicable rate of output VAT or input VAT for the Company is 6% or 13%. Gross sales or service price charged to customers is subject to output VAT at a rate of 6% and subsequently paid to PRC tax authorities after netting input VAT on purchases incurred during the period. The Company’s revenues are presented net of VAT collected on behalf of PRC tax authorities and its related surcharges; the VAT is not included in the consolidated statements of operations and comprehensive income. All of the VAT returns filed by the subsidiaries in the PRC, have been and remain subject to examination by the tax authorities for five years from the date of filing.

(s) Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing net income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. Potential ordinary share that has an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended June 30, 2025 and 2024, there were no dilutive shares.

(t) Foreign currency translation and transactions

The reporting currency of the Company is U.S. dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using the Chinese Yuan (“RMB”), the local currency, as the functional currency. The Company’s consolidated financial statements have been translated into the reporting currency, US$. The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange published by People’s Bank of China (“PBOC”) during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions and balances are included in the results of operations under other income (expenses), net.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	June 30, 2025	June 30, 2024
Year-end spot rate	7.1568	7.1268
	For the year ended
	June 30, 2025	June 30, 2024
Average rate	7.1599	7.1326

(u) Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and the types of customers to help users of financial statements to better understand the Company’s performance, assess its prospects for future cash net cash flow and make more informed judgements about the Company in a whole.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenue and expense are derived in the PRC. Therefore, no geographical segments are presented.

(v) Significant risks and uncertainties

Currency convertibility risk

Substantially all of the Company’s operating activities are settled in RMB, which is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in PRC must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

Concentration and credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company maintains all bank accounts in the PRC. As of June 30, 2025 and 2024, cash balances in the PRC are $826,626 and $1,802,737, respectively. On May 1, 2015, China’s new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. Such Deposit Insurance Regulation would not be effective in providing complete protection for the Company’s accounts, as its aggregate deposits are much higher than the compensation limit, which is $69,864 (RMB500,000) for one bank. Other than such deposit insurance mechanism, the Company’s bank accounts are not insured by Federal Deposit Insurance Corporation insurance or other insurance. However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in the PRC and the Company believes that those Chinese banks that hold the Company’s cash are financially sound based on public available information.

Accounts receivables are typically unsecured and derived from services rendered to customers that are located in China, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company has a concentration of its accounts receivable with specific customers.

Major Customers

For the year ended June 30, 2025, three customers accounted for approximately 25%, 14% and 10% of total revenue. As of June 30, 2025, four customers accounted for approximately 42%, 27%, 15%, and 10% of the Company’s gross accounts receivable.

For the year ended June 30, 2024, five customers accounted for approximately 22%, 13%, 11%, 11% and 10% of total revenue. As of June 30, 2024, the balance of the Company’s total accounts receivable is nil.

Major Vendors

For the year ended June 30, 2025, four vendors accounted for approximately 14%, 14%, 12% and 11% of the total purchases, respectively. As of June 30, 2025, the Company’s accounts payable is nil.

For the year ended June 30, 2024, five vendors accounted for approximately 16%, 12%, 11%, 11% and 10% of the total purchases, respectively. As of June 30, 2024, the Company’s accounts payable is nil.

Interest rate risk

The Company is exposed to interest rate risk on interest-bearing assets and liabilities. As part of the asset and liability risk management, the Company reviews and takes appropriate steps to manage interest rate exposures on interest-bearing assets and liabilities. The Company has not been exposed to material risks due to changes in market interest rates, and has not used any derivative financial instruments to manage the interest risk exposure during the years ended June 30, 2025 and 2024.

(w) Recent accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280)” (“ASU 2023-07”). The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. Topic 280 requires a public entity to report a measure of segment profit or loss that the chief operating decision maker (CODM)

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

uses to assess segment performance and make decisions about allocating resources. Topic 280 also requires other specified segment items and amounts, such as depreciation, amortization, and depletion expense, to be disclosed under certain circumstances. The amendments in ASU 2023-07 do not change or remove those disclosure requirements. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, adopted retrospectively. The Company has adopted this for the year ending June 30, 2025 and concluded the adoption does not have a significant impact on the disclosures set out in these consolidated financial statements.

In December 2023, FASB issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740)” (“ASU 2023-09”). The amendments in ASU 2023-09 address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. One of the amendments in ASU 2023-09 includes disclosure of, on an annual basis, a tabular rate reconciliation of (i) the reported income tax expense (or benefit) from continuing operations, to (ii) the product of the income (or loss) from continuing operations before income taxes and the applicable statutory federal income tax rate of the jurisdiction of domicile using specific categories, including separate disclosure for any reconciling items within certain categories that are equal to or greater than a specified quantitative threshold of 5%. ASU 2023-09 also requires disclosure of, on an annual basis, the year to date amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign jurisdictions, including additional disaggregated information on income taxes paid (net of refunds received) to an individual jurisdiction equal to or greater than 5% of total income taxes paid (net of refunds received). The amendments in ASU2023-09 are effective for annual periods beginning after December 15, 2024, and should be applied prospectively.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220-40): Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires, among other things, more detailed disclosure about types of expenses in commonly presented expense captions such as cost of sales and selling, general, and administrative expenses, and is intended to improve the disclosures about an entity’s expenses including purchases of inventory, employee compensation, depreciation and amortization. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027.

In January 2025, the FASB issued ASU 2025-01 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024. ASU 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in an annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable, net consisted of the following:

	As of June 30,
	2025	2024
Accounts receivable	$1,852,807	$—
Less: allowance for credit losses	361,093	—
Accounts receivable, net	$1,491,714	$—

The movement of allowance of credit losses is as follow:

	For the year ended June 30,
	2025	2024
Balance at beginning of the year	$—	$—
Provision	361,027	—
Foreign exchange translation	66	—
Balance at end of the year	$361,093	$—

NOTE 4 — ADVANCES TO VENDORS

Advances to vendors consisted of the following:

	As of June 30,
	2025	2024
Prepayments for services	$4,769,550	$5,424,791
Less: allowance for doubtful accounts	—	—
Total	$4,769,550	$5,424,791

NOTE 5 — PREPAYMENTS AND OTHER CURRENT ASSET

Prepayments and other current assets, consisted of the following:

	As of June 30,
	2025	2024
Staff advances	$3,468	$2,026
Others	2,369	1,964
Less: allowance for credit losses	—	—
Total	$5,837	$3,990

NOTE 6 — PROPERTY AND EOUIPMENT, NET

	As of June 30,
	2025	2024
Office equipment	$58,676	$55,301
Less: accumulated depreciation	(33,268)	(15,003)
Property and equipment, net	$25,408	$40,298

The Company recorded depreciation expenses of $18,328 and $10,032 for the years ended June 30, 2025 and 2024 respectively.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LEASES

The Company’s leasing activities primarily consist of two operating leases for offices. ASC 842 requires leases to recognize right-of-use assets and lease liabilities on the balance sheet. The Company has elected an accounting policy to not recognize short-term leases (one year or less) on the balance sheet.

On May 7, 2024, the Company entered into an office lease agreement with a lessor. The original lease term was scheduled to span from May 7, 2024, to September 17, 2026, with a rent-free period running from May 7, 2024, to September 7, 2024. However, in line with the Company’s business development needs, this lease was terminated prematurely, effective as of May 7, 2025. Upon this premature termination, the Company recognized a gain of $1,464 on the derecognition of the right-of-use asset.

On May 7, 2025, the Company entered into an office lease agreement with a lessor, under which the lease term was from May 8, 2025, to September 17, 2026.

These lease agreements do not contain any material residual value guarantees or material restrictive covenants, and the extended lease contract does not contain options to extend at the time of expiration.

	As of June 30,
	2025	2024
Operating lease right-of-use assets, net	$57,970	$89,763

Operating lease liabilities – current	$54,404	$47,180
Operating lease liabilities – non-current	11,594	49,868
Total operating lease liabilities	$65,998	$97,048

The weighted-average remaining lease term and the weighted-average discount rate of leases are as follows:

	As of June 30,
	2025	2024
Weighted-average remaining lease term (years)	1.25	2.25
Weighted-average discount rate	3%	3.95%

During the years ended June 30, 2025, and 2024, the Company incurred total operating lease expenses of $43,749 and $44,028 respectively.

The following table summarizes the maturity of operating lease liabilities as of June 30, 2025:

12 months ending June 30,
2026	$55,453
2027	11,622
Total lease payments	67,075
Less: imputed interest	(1,077)
Total lease liabilities	$65,998

NOTE 8 — ACCRUED EXPENSES AND OTHER LIABILITIES

	As of June 30,
	2025	2024
Payroll payable	$58,598	$51,772
Accrued expenses	21,716	—
Other taxes payable	284,987	160,645
Others	225	2,363
Total	$365,526	$214,780

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS AND BALANCES

Nature of relationships with related parties:

Name	Relationship with the Company
Mr. Jianru Yang	Chief Executive Officer, Director, a principal shareholder
Ms Yang Li	Chief Financial Officer, Director, a principal shareholder
Mr. Yan Sun	Directly hold 9.75% equity interest in the Company, a principal shareholder
Light Year Investment (Hainan) Co., Ltd.	100% held by Mr. Jianru Yang
Zhangdian Sanqi Film and Television Studio	Mr. Yan Sun’s individual business

Balances with related parties

As of June 30, 2025 and 2024, the balances and transactions with related parties were as follows:

	As of June 30,
	2025	2024
Due from related parties
Ms. Yang Li	$—	$117
Zhangdian Sanqi Film and Television Studio	—	—
Due to a related party
Mr. Jianru Yang	$622,386	$28,443

The amounts due to a related party from Mr. Jianru Yang were provided as working capital to support the Company’s operations during the years ended June 30, 2025 and 2024. The balance was unsecured, interest-free and due upon demand.

During the years ended June 30, 2025 and 2024, the Company had the following material related party transactions.

	For the year ended June 30,
	2025	2024
Light Year Investment (Hainan) Co., Ltd.
– Borrowings to the Company	$—	$422,707
– Repayment of borrowings	—	422,707
Zhangdian Sanqi Film and Television Studio
– Loan	$—	$—
– Collection of loan	—	85,943
Mr. Jianru Yang
– Borrowing to the Company	$575,880	$—

For the year ended June 30, 2025, in connection with the Reorganization, DCR WFOE borrowed $575,880 from Mr. Jianru Yang to fund the consideration paid for the acquisition of DCR Beijing, which was subsequently waived.

NOTE 10 — TAXES

Corporation Income Tax (“CIT”)

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — TAXES (cont.)

Hong Kong

DCR HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. DCR HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, DCR HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemption may be granted on case-by-case basis. DCR Beijing, DCR Qingdao, and DCR WFOE are subject to an income tax rate of 25%.

The Company’s pre-tax income is derived from the following tax jurisdictions:

	For the year ended June 30,
	2025	2024
PRC	$1,248,787	$1,419,525
Hong Kong	—	—
Cayman Islands	—	—
Income before income taxes	$1,248,787	$1,419,525

The provision for income tax consisted of the following:

	For the year ended June 30,
	2025	2024
Current income tax expense	$20	$226,965
Deferred income tax benefit	(169,939)	(539)
Income tax (benefit) expense	$(169,919)	$226,426

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the year ended June 30,
	2025	2024
PRC statutory tax rate	25.0%	25.0%
Additional deduction for R&D expenses	(38.8)%	(9.2)%
Non-deductible expenses	0.2%	0.1%
Effective tax rate	(13.6)%	15.9%

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — TAXES (cont.)

Deferred tax assets

Components of deferred tax assets were as follows:

	As of June 30,
	2025	2024
Operating lease	$2,007	$1,821
Net operating loss carry-forward	77,690	—
Allowance for credit losses	90,273	—
Total deferred tax assets	169,970	1,821
Less: Valuation allowance	—	—
Total deferred tax assets, net of valuation allowance	$169,970	$1,821

As of June 30, 2025 and 2024, there were nil of unrecognized tax benefits.

In general, the PRC tax authority has up to five years to contact examinations of the Company’s tax filings. As of June 30, 2025, tax period from the inception date at December 7, 2021 through June 30, 2025 remain open for statutory examination by PRC tax authorities.

NOTE 11 — EQUITY

Ordinary shares

The Company was established under the laws of the Cayman Islands on May 31, 2024. The authorized number of ordinary shares upon incorporation of the Company was 500,000,000 shares with a par value of $0.0001 per share, and 40,000,000 ordinary shares were issued on June 29, 2024.

On September 6, 2024, DCR Cayman’s shareholders passed a series of resolutions, and pursuant to which (i) the issued 40,000,000 ordinary shares held by nine shareholders were re-designated and re-classified into Class A ordinary shares of par value of $0.0001 per share (“Class A Ordinary Shares”) on a one-for-one basis; (ii) the remaining authorized but unissued 460,000,000 ordinary shares were re-designated and re-classified into 400,000,000 Class A Ordinary Shares, and 60,000,000 Class B ordinary shares of par value of $0.0001 per share (“Class B Ordinary Shares”), both on a one-for-one basis; (iii) the 17,100,000 Class A Ordinary Shares held by Fortune Sage Investment Advisors Limited were repurchased by DCR Cayman out of the proceeds of the new issuance of 17,100,000 Class B Ordinary Shares at par value to Fortune Sage Investment Advisors Limited; (iv) the Amended and Restated Memorandum and Articles of Association was approved, which in part reflect the above changes. Class A Ordinary Shares are entitled to one vote per share and Class B Ordinary Shares are entitled to twenty votes per share. The dual-class reorganization has been retroactively adjusted to present the share capital as if the dual-class structure had been in place since inception.

Statutory reserve

In accordance with the PRC Company Laws, the subsidiaries in the PRC are required to provide for statutory reserves, which are appropriated from net profit as reported in the PRC statutory accounts. They are required to allocate 10% of their after-tax profits to fund statutory reserves until such reserves have reached 50% of their respective registered capital. These reserve funds, however, may not be distributed as cash dividends. As of June 30, 2025 and 2024, the statutory reserves of the Company’s PRC subsidiaries have not reached 50% of their respective registered capital. As of June 30, 2025 and 2024, the PRC subsidiary collectively attributed $301,079 and $159,208 of retained earnings for their statutory reserves, respectively.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — EQUITY (cont.)

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the subsidiaries.

Foreign exchange and other regulations in the PRC may further restrict the Company’s subsidiaries from transferring funds to the holding company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the PRC subsidiaries as determined pursuant to PRC generally accepted accounting principles. As of June 30, 2025 and 2024, restricted net assets of the PRC subsidiaries were $1,712,369 and $1,570,498, respectively.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2025 and through the issuance date of these consolidated financial statements.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 30, 2025 the date of issuance of the consolidated financial statements and did not identify any subsequent events with material financial impact on the Company’s consolidated financial statements.

NOTE 14 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.

The Company performed a test on the restricted net assets of the consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08(e)(3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information for the parent company only.

The subsidiaries did not pay any dividends to the Company for the periods presented. Certain information and footnote disclosures generally included in the financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. These statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

The financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investments in its subsidiaries.

DCR Tech Group Ltd
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

The following represents condensed financial information of the parent company:

PARENT COMPANY CONDENSED BALANCE SHEETS

	As of June 30,
	2025	2024
ASSETS
Non-current assets
Investment in subsidiaries	$4,357,927	2,952,080
Total Assets	$4,357,927	$2,952,080

LIABILITIES AND SHAREHOLDERS’ EQUITY
Shareholders’ Equity:
Class A ordinary shares (US$0.0001 par value, 440,000,000 shares authorized, and 22,900,000 shares issued and outstanding as of June 30, 2025 and 2024)*	$2,290	$2,290
Class B ordinary shares (US$0.0001 par value, 60,000,000 shares authorized, and 17,100,000 shares issued and outstanding as of June 30, 2025 and 2024)*	1,710	1,710
Additional paid-in capital	1,407,290	1,407,290
Statutory reserves	301,079	159,208
Retained earnings	2,672,453	1,395,618
Accumulated other comprehensive loss	(26,895)	(14,036)
Total shareholders’ equity	4,357,927	2,952,080
Total liabilities and shareholders’ equity	$4,357,927	$2,952,080

____________

*        Retroactively restated for effect of share capital reorganization (see Note 11).

PARENT COMPANY CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the year ended June 30,
	2025	2024

Operating income:
Share of income from subsidiaries	$1,418,706	$1,193,099
Income before income tax expense	1,418,706	1,193,099
Income tax expense	—	—
Net income	1,418,706	1,193,099
Total comprehensive income	$1,418,706	$1,193,099

PARENT COMPANY CONDENSED STATEMENTS OF CASH FLOWS

For the year ended June 30,
	2025	2024

Net cash used in operating activities	$—	$—
Net cash used in investing activities	$—	$—
Net cash provided by financing activities	$—	$—
Net increase in cash and cash equivalent	$—	$—

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against indemnified person’s own fraud, dishonesty, willful neglect or willful default or against the consequences of committing a crime. Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing director (including alternate director), or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own fraud, willful default, or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On May 31, 2024, we issued 40,000,000 ordinary shares to 10 shareholders, including 17,100,000 ordinary shares to Fortune Sage Investment Advisors Limited, 5,400,000 ordinary shares to Sparkling Advisory Limited, 3,900,000 ordinary shares to Shimmering Consulting Limited, 3,600,000 ordinary shares to Superb Investment Advisory Limited, 3,280,000 ordinary shares to Luxuary Advisors Limited, 1,920,000 ordinary shares to Grandness Advisory Limited, 1,800,000 ordinary shares to Grandeur Consulting Limited, 1,800,000 ordinary shares to Oceanflow Advisory Limited and 1,200,000 ordinary shares to Brilliance Investment Advisory Limited.

On September 6, 2024, our shareholders passed a series of resolutions, and pursuant to which (i) the issued 40,000,000 ordinary shares held by nine shareholders were re-designated and re-classified into Class A ordinary shares of par value of $0.0001 per share on a one-for-one basis; (ii) the remaining authorized but unissued 460,000,000 ordinary shares were re-designated and re-classified into 400,000,000 Class A Ordinary Shares, and 60,000,000 Class B ordinary shares of par value of $0.0001 per share (“Class B Ordinary Shares”), both on a one-for-one basis; (iii) the 17,100,000 Class A Ordinary Shares held by Fortune Sage Investment Advisors Limited were repurchased by DCR Cayman out of the proceeds of the new issuance of 17,100,000 Class B Ordinary Shares at par value to Fortune Sage Investment Advisors Limited; The issued and outstanding shares then became 22,900,000 Class A Ordinary Shares and 17,100,000 Class B Ordinary Shares before the initial public offering.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 30, 2025.

DCR Tech Group Ltd
By:	/s/ Jianru Yang
Jianru Yang
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jianru Yang	Chief Executive Officer, Director and	September 30, 2025
Name: Jianru Yang	Chairman of the Board of Director (Principal Executive Officer)
/s/ Yang Li	Chief Financial Officer and Director	September 30, 2025
Name: Yang Li	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on September 30, 2025.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association
5.1*	Opinion of Ogier, Company’s Cayman Islands counsel, regarding the validity of the shares being registered
8.1**	Opinion of Jingtian & Gongcheng regarding certain PRC Tax Law matters (included in exhibit 99.1)
10.1*	Translation of Form of the Production Contract
10.2*	Employment Agreement between CEO and DCR Beijing dated December 1, 2021
10.3*	Employment Agreement between CEO and the Company dated May 31, 2024
10.4*	Employment Agreement between CFO and the Company dated May 31, 2024
10.5*	Independent Director Offer Letter between Changpeng Li and the Company dated February 20, 2025
10.6*	Independent Director Offer Letter between Mengge Weng and the Company dated February 20, 2025
10.7*	Independent Director Offer Letter between Yang Lin and the Company dated February 20, 2025
14.1*	Code of Business Conduct and Ethics of the Registrant
14.2*	Executive Compensation Recovery Policy
16.1*	Letter from TPS Thayer, LLC, Independent Registered Public Accounting Firm
21.1*	List of Subsidiaries
23.1*	Consent of Changpeng Li
23.2*	Consent of Yang Lin
23.3*	Consent of Mengge Weng
23.4***	Consent of TPS Thayer, LLC
23.5*	Consent of Ogier (included in exhibit 5.1)
23.6**	Consent of Jingtian & Gongcheng (included in exhibit 99.1)
23.7***	Consent of HTL International, LLC
99.1**	Opinion of Jingtian & Gongcheng regarding certain PRC Law matters
99.2*	Auditing Committee Charter
99.3*	Compensation Committee Charter
99.4*	Nominating Committee Charter
107***	Filing Fee Table

____________

*        Previously filed.

**      To be filed by Amendment.

***    Filed herewith.